                                           As filed pursuant to Rule 424(b)(2)
                                           under the Securities Act of 1933
                                           Registration No. 333-12065


PROSPECTUS SUPPLEMENT ISSUED OCTOBER 10, 1996
(TO PROSPECTUS DATED SEPTEMBER 23, 1996)

                                2,100,000 SHARES

LOGO                      AAMES FINANCIAL CORPORATION

                                  COMMON STOCK

                            ------------------------

     All of the shares of Common Stock (the "Common Stock") offered hereby are being sold by Aames Financial Corporation (the "Company"). The Company's Common Stock is traded on the New York Stock Exchange under the symbol "AAM." On October 10, 1996, the last reported sale price of the Common Stock was $51.50. See "Price Range of Common Stock and Dividend Policy."

     Currently, the Company is separately offering $150,000,000 principal amount of Senior Notes due 2003 (the "Senior Notes" and the offering of such Senior Notes, the "Notes Offering"). The consummation of this offering is not conditioned upon the consummation of the Notes Offering.

                            ------------------------

      SEE "RISK FACTORS" COMMENCING ON PAGE S-10 OF THIS PROSPECTUS SUPPLEMENT FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE COMMON STOCK OFFERED HEREBY.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
        PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL
          OFFENSE.

        THE ATTORNEY GENERAL OF THE STATE OF NEW YORK HAS NOT PASSED ON
          OR ENDORSED THE MERITS OF THIS OFFERING. ANY REPRESENTATION
                          TO THE CONTRARY IS UNLAWFUL.

======================================================================================================
                                                                     UNDERWRITING
                                                     PRICE TO       DISCOUNTS AND      PROCEEDS TO
                                                      PUBLIC        COMMISSIONS(1)      COMPANY(2)
------------------------------------------------------------------------------------------------------
Per Share(3)....................................       $51.00           $2.295           $48.705
------------------------------------------------------------------------------------------------------
Total(4)........................................    $107,100,000      $4,819,500       $102,280,500
======================================================================================================

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses payable by the Company estimated to be $120,000.
(3) Includes certain Preferred Stock Purchase Rights of Registrant, exercisable upon the occurrence of certain events. See "Description of Capital
    Stock -- Anti-Takeover Provisions."
(4) The Company has granted the Underwriters a 30-day option to purchase up to 315,000 additional shares of Common Stock on the same terms, solely to cover over-allotments, if any. If the Underwriters exercise the option in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $123,165,000, $5,542,425 and $117,622,575, respectively. See "Underwriting."

                            ------------------------

     The shares of Common Stock are offered by the Underwriters subject to prior sale, when, as and if delivered to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters. The Underwriters reserve the right to withdraw, cancel or modify such offer and reject orders in whole or in part. It is expected that delivery of the shares of Common Stock will be made through the facilities of The Depository Trust Company in New York, New York on or about October 16, 1996.

NATWEST SECURITIES LIMITED
                    BEAR, STEARNS & CO. INC.
                                       OPPENHEIMER & CO., INC.
                                                    SMITH BARNEY INC.

LOGO

                  Map showing locations of Aames Financial Corporation branch offices (including locations of the offices of Aames Financial Corporation's wholly owned subsidiary, One Stop Mortgage, Inc.).


                         ------------------------------

     IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NEW YORK STOCK EXCHANGE OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

     FOR UNITED KINGDOM PURCHASERS: THE COMMON STOCK MAY NOT BE OFFERED OR SOLD IN THE UNITED KINGDOM OTHER THAN TO PERSONS WHOSE ORDINARY ACTIVITIES INVOLVE THEM IN ACQUIRING, HOLDING, MANAGING OR DISPOSING OF INVESTMENTS, WHETHER AS PRINCIPAL OR AGENT (EXCEPT IN CIRCUMSTANCES THAT DO NOT CONSTITUTE AN OFFER TO THE PUBLIC WITHIN THE MEANING OF THE PUBLIC OFFERS OF SECURITIES REGULATIONS 1995 OR THE FINANCIAL SERVICES ACT 1986), AND THIS PROSPECTUS SUPPLEMENT MAY ONLY BE ISSUED OR PASSED ON TO ANY PERSON IN THE UNITED KINGDOM IF THAT PERSON IS OF A KIND DESCRIBED IN ARTICLE 11(3) OF THE FINANCIAL SERVICES ACT OF 1986 (INVESTMENT ADVERTISEMENTS) (EXEMPTIONS) ORDER 1996.

                         PROSPECTUS SUPPLEMENT SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus Supplement. Unless the context otherwise requires, all references herein to the "Company" and "Aames" refer to Aames Financial Corporation and its consolidated subsidiaries. This Prospectus Supplement, including the Prospectus and other information incorporated herein, contains certain forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of, among other factors, the factors set forth under the caption "Risk Factors" commencing on page S-10 of this Prospectus Supplement. Prospective purchasers of the securities offered hereby should carefully consider the specific matters set forth under "Risk Factors," as well as the other information and data included in or incorporated into this Prospectus Supplement, prior to making an investment in the securities offered hereby. The Company's fiscal year ends on June 30.

                                  THE COMPANY

     The Company, founded in 1954, is a consumer finance company engaged in the business of originating, purchasing, selling and servicing home equity mortgage loans secured by single family residences. The Company's principal market is credit-impaired borrowers who have significant equity in their homes but whose borrowing needs are not being met by traditional financial institutions due to credit exceptions or other factors. The Company focuses its efforts on collateral lending and believes that it originates a greater proportion of lower credit grade loans ("C-" and "D" loans) than most other lenders to credit-impaired borrowers. These lower credit grade loans are characterized by lower combined loan-to-value ratios and higher average interest rates than higher credit grade loans ("A-," "B" and "C" loans). The Company believes lower credit-quality borrowers represent an underserved niche of the home equity loan market and present an opportunity to earn a superior return for the risks assumed. Although the Company has historically experienced delinquency rates that are higher than those prevailing in its industry, management believes the Company's historical loan losses are generally lower than those experienced by most other lenders to credit-impaired borrowers because of the lower combined loan-to-value ratios on the Company's lower credit grade loans. The mortgage loans originated and purchased by the Company are generally used by borrowers to consolidate indebtedness or to finance other consumer needs rather than to purchase homes. Consequently, the Company believes that it is not as dependent as traditional mortgage bankers on levels of home sales or refinancing activity prevailing in its markets.

     The Company originates and purchases loans through three production channels. The Company has historically originated its loans through its retail loan office network. In 1994, the Company diversified its production channels to include a wholesale correspondent program which consisted initially of purchasing loans from other mortgage bankers and financial institutions underwritten in accordance with the Company's guidelines. In fiscal 1996, this program was expanded to include the purchase of loans in bulk from other mortgage bankers and financial institutions. On August 28, 1996, the Company acquired One Stop Mortgage, Inc. ("One Stop"), which further diversified the Company's production channels to include the origination and purchase of mortgage loans from a network of independent mortgage brokers. While the Company intends to continue focusing on its traditional niche in the "C-" and "D" credit grade loans, the Company also intends to continue to diversify the loans it originates and purchases through its three production channels to include more "A-," "B" and "C" credit grade loans. The Company underwrites every loan it originates and re-underwrites and reviews appraisals on all loans it purchases.

     Retail Origination. The Company originates home equity mortgage loans through its network of retail loan offices which, at August 31, 1996, consisted of 50 retail loan offices located in 17 states. The Company markets directly to borrowers and generates demand for its loans through its multimedia advertising campaigns and, more recently, telemarketing. The Company continues to pursue a strategy of expanding its retail loan office network beyond the 36 offices located in California and the other Western states. Of the Company's 50 retail loan offices, seven are located in the Midwest and seven are located along the East coast. The expansion of the Company's retail loan office network has resulted in significant increases in retail loan originations over the three years ended June 30, 1996. The Company originated $130 million, $148 million and $221 million of loans through its retail loan office network in fiscal 1994, 1995 and 1996, respectively. The Company's loans originated through its retail loan office network had a weighted average interest rate of 10.3%, 11.8% and 11.0%, and an average initial combined loan-to-value ratio of 52%, 55% and 60% in fiscal 1994, 1995 and 1996, respectively. The average loan amount originated through the Company's retail loan office network was $38,600, $39,700 and $46,000 during fiscal 1994, 1995 and 1996, respectively.

     Wholesale Correspondent Program. The Company purchases closed loans from mortgage bankers and other financial institutions on a continuous or "flow" basis, and through bulk purchases. In fiscal 1996, 74% of the Company's loan production came from these sources. Loans purchased on a flow basis are purchased from loan correspondents who are qualified by the Company after a review of the correspondent's mortgage lending experience, financial condition and industry reputation. The originating loan correspondent underwrites loans intended to be purchased by the Company in accordance with the Company's underwriting guidelines. Bulk purchases are the acquisition of large packages of loans that are offered on the secondary market. The Company re-underwrites each loan included in the offered portfolio (including a review of the appraisal of the collateral). The Company acquired $19.7 million, $207 million and $628 million of loans through its wholesale correspondent program in fiscal 1994, 1995 and 1996, respectively. Loans purchased through the Company's wholesale correspondent program had a weighted average interest rate of 11.4% and 11.7%, and an average initial combined loan-to-value ratio of 65% and 66%, in fiscal 1995 and 1996, respectively. The average loan size purchased through the Company's wholesale correspondent program was $89,400 and $87,700 during fiscal 1995 and 1996, respectively. The fiscal 1994 volume was too small to make those amounts meaningful.

     Independent Broker Network. On August 28, 1996, the Company acquired One Stop, a residential mortgage lender which originates and purchases home equity mortgage loans made to credit-impaired borrowers from a network of independent mortgage brokers. The majority of One Stop's loans are originated through sales representatives who have established relationships with over 1,600 independent mortgage brokers. At August 31, 1996, One Stop operated in 26 states out of 24 offices. The independent mortgage broker identifies the potential applicant, assists the applicant in completing the loan application and submits the application with the other documents constituting the completed loan package to One Stop for underwriting, review, appraisal and loan approval. All loans originated by One Stop are underwritten pursuant to the Company's underwriting guidelines. Once approved, the loan is funded or purchased by One Stop directly. From One Stop's inception in October 1995 to June 30, 1996, One Stop originated $320 million in loans, with a weighted average interest rate of 10.6%, and an average initial combined loan-to-value ratio of 67%. For the two months ended August 31, 1996, One Stop originated $97 million in loans, with a weighted average interest rate of 10.1%, and an average initial combined loan-to-value ratio of 67%.

     Substantially all of the mortgage loans originated and purchased by the Company are sold in the secondary market through public securitizations in order to enhance profitability, maximize liquidity and reduce the Company's exposure to fluctuations in interest rates. In a securitization, the Company recognizes a gain on the sale of loans securitized upon the closing of the securitization, but does not receive the excess servicing, which is payable over the actual life of the loans securitized. The excess servicing represents, over the estimated life of the loans, the excess of the weighted average interest rate on the pool of loans sold over the sum of the investor pass-through rate, normal servicing fee and the monoline insurance fee. The net present value of that excess (determined based on certain prepayment and loss assumptions) less transaction expenses is recorded as excess servicing gain or loss at the time of the closing of the securitization. The Company securitized and sold in the secondary market $107 million, $317 million and $791 million of loans during fiscal 1994, 1995 and 1996, respectively. Each of the Company's securitizations has been credit-enhanced by insurance provided by a monoline insurance company to receive ratings of "Aaa" by Moody's Investors Service and "AAA" from Standard & Poor's.

     The Company retains the servicing rights (collecting loan payments and handling borrower defaults) to substantially all of the loans it originates or purchases. At June 30, 1996, the Company had a servicing portfolio of $1.25 billion, 27% of which was serviced by subservicers. In fiscal 1996, the Company serviced directly all loans in its servicing portfolio which were secured by mortgaged properties located in Arizona, California, Colorado, Nevada, Oregon, Utah and Washington. Loans secured by properties located in other states were serviced through one or more subservicers which were paid a fee per loan and a participation in certain other fees paid by the borrowers. The Company will implement in fiscal 1997 a new servicing system which will provide the Company the capability to service in-house all loans originated or purchased by it regardless of the state in which the mortgaged property is located. See "Business -- Loan Servicing."

     The Company has experienced significant growth over the past three years. In the three-year period ended June 30, 1996, annual loan production increased from $150 million in fiscal 1994 to $849 million in fiscal 1996, representing a compounded annual growth rate of 138%. Primarily as a result of this growth in loan production, net income increased from $5.3 million to $31.0 million, representing a compounded annual growth rate of 142.1% during the same period. In addition, the loan servicing portfolio and stockholders' equity at June 30, 1994 and June 30, 1996 increased from $382 million to $1.25 billion, and from $31.7 million to $110 million, respectively. These increases represent compounded annual growth rates of 81% and 86%, respectively.

                              BUSINESS STRATEGIES

     The Company's strategy is to continue to build on its position as a leading lender to credit-impaired borrowers. The expansion of the Company's business over the last three years has been driven by the growth in the volume of loans originated and purchased by the Company and by the Company's ability to continue to access the capital markets to facilitate the sale of these loans through securitizations. The Company intends to pursue its growth strategy by (i) continuing to expand its retail loan office network, wholesale correspondent program and independent broker network, (ii) increasing its servicing portfolio and servicing capabilities, (iii) continuing to enhance its corporate and operating infrastructure and (iv) diversifying its funding sources. An important long-term goal of the Company's business strategy is to continue to build its excess servicing receivable, mortgage servicing rights and residual assets ("Excess Spread Receivables"). The Company believes that its investments in these assets yield attractive cash on cash returns. In addition, the Company believes its cash flow profile will change over time as the rate of loan production growth moderates and as the size of its servicing portfolio and its Excess Spread Receivables increase. See "Business -- Business Strategy."

                              RECENT DEVELOPMENTS

     One Stop Acquisition. On August 28, 1996, the Company acquired One Stop, a residential mortgage lender specializing in originating and purchasing home equity mortgage loans made to credit-impaired borrowers from a network of independent mortgage brokers. At August 31, 1996, One Stop operated in 26 states out of 24 offices. The acquisition is part of the Company's strategy to diversify its mortgage loan production sources and to expand the geographic scope of its operations. The acquisition was accomplished through the merger of a wholly-owned subsidiary of the Company into One Stop, in a tax-free exchange accounted for as a pooling-of-interests. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- One-Time Charges" and the Supplementary Consolidated Financial Statements at pages F-19 through F-33.

     In the acquisition, the Company issued 2.3 million shares of its Common Stock, representing approximately 14.7% of its issued and outstanding shares (after giving effect to the acquisition), 102,750 shares of which have been placed in escrow pursuant to an escrow agreement as security for the indemnification obligations of One Stop and its principal stockholder, to be released on August 28, 1997. The Company has agreed to use its best efforts to file certain registration statements under the Securities Act covering approximately 1.0 million of the shares of its Common Stock issued in connection with the acquisition. Additionally, the Company assumed options granted to key employees to purchase approximately 375,000 shares.

     For the three month period ended July 31, 1996, One Stop's loan originations and purchases totaled approximately $126 million. Neil Kornswiet, the founder of One Stop, continues to serve as President, Chief Executive Officer and Chairman of the Board of Directors of One Stop (which is operated as a separate subsidiary under the name, "One Stop Mortgage, Inc.") under a five year employment contract. Mr. Kornswiet also serves as Executive Vice President of the Company and is a member of its Board of Directors.

     Recent Financings. On September 17, 1996, the Company completed a $525 million securitization of mortgage loans, including approximately $200 million in loans originated or purchased by One Stop.

                                  THE OFFERING

Common Stock offered.........................  2,100,000 shares

Common Stock to be outstanding after the
  offering...................................  17,937,591 shares(1)

Use of Proceeds..............................  The net proceeds will be used to provide the Company with
                                               additional capital to fund its
                                               growth, including increasing the
                                               amount of loans the Company can
                                               fund and hold for pooling and
                                               sale in the secondary market, to
                                               support securitization
                                               transactions, for other working
                                               capital needs and for general
                                               corporate purposes. See "Use of
                                               Proceeds."

Notes Offering...............................  Currently, the Company is
                                               separately offering $150,000,000
                                               principal amount of Senior Notes
                                               due 2003.

NYSE Symbol..................................  AAM

---------------
(1) Does not include (a) 315,000 shares of Common Stock underlying an option granted to the Underwriters solely to cover over-allotments, and (b) 1,962,778 shares of Common Stock issuable upon exercise of outstanding options and warrants. See Note 9 to Consolidated Financial Statements.

                          CONSOLIDATED FINANCIAL DATA
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

                                                           FISCAL YEAR ENDED JUNE 30,
                                             ------------------------------------------------------
                                               1992       1993       1994       1995        1996
                                             --------   --------   --------   --------   ----------
STATEMENT OF INCOME DATA:
  Revenue:
     Excess servicing gain.................  $  1,583   $  3,486   $  8,101   $ 22,954   $   78,274
     Commissions...........................    13,166     18,686     16,432     15,799       19,880
     Loan service..........................     3,346      4,377      6,099      8,246       18,185
     Fees and other........................     3,397      4,762      5,595      7,940       12,069
                                             --------   --------   --------   --------     --------
          Total revenue....................    21,492     31,311     36,227     54,939      128,408
     Total expenses........................    17,466     22,955     27,244     37,788       74,877
                                             --------   --------   --------   --------     --------
     Income before income taxes............     4,026      8,356      8,983     17,151       53,531
     Provision for income taxes(1).........     1,112      3,353      3,684      7,117       22,483
                                             --------   --------   --------   --------     --------
     Net income............................  $  2,914   $  5,003   $  5,299   $ 10,034   $   31,048
                                             ========   ========   ========   ========     ========
     Net income per share (fully
       diluted)............................  $   0.51   $   0.75   $   0.61   $   1.11   $     2.09
                                             ========   ========   ========   ========     ========
     Weighted average number of shares
       outstanding (in thousands)(fully
       diluted)............................     5,717      6,623      8,751      9,021       15,465
CASH FLOW DATA:
     (Used in) provided by operating
       activities..........................  $  3,115   $ (1,490)  $(13,857)  $(43,375)  $ (122,233)
     (Used in) investing activities........      (568)      (489)      (870)      (988)      (4,597)
     Provided by (used in) financing
       activities..........................     7,515     (1,522)    22,855     48,209      124,687
     Net increase (decrease) in cash and
       cash equivalents....................    10,062     (3,501)     8,128      3,846       (2,143)
RATIOS AND OTHER DATA:
     Return on average common equity.......        NM         36%        18%        27%          33%
     Return on average managed
       receivables(2)......................       1.5%       2.1%       1.6%       2.0%         3.3%
     Loans originated or purchased:
       Retail loans........................  $ 90,600   $122,200   $130,200   $148,200   $  220,900
       Wholesale correspondent loans.......         0          0     19,700    206,800      628,200
                                             --------   --------   --------   --------     --------
          Total(3).........................  $ 90,600   $122,200   $149,900   $355,000   $  849,100
                                             ========   ========   ========   ========     ========
     Loans pooled and sold in the secondary
       market..............................  $ 11,000   $ 52,500   $106,800   $316,600   $  791,300
     Loans serviced (period end)...........  $204,600   $262,100   $381,800   $608,700   $1,250,407
     Weighted average commission rate on
       retail loan originations(4).........      13.0%      14.0%      12.0%       9.4%         7.7%
     Weighted average interest rate(4).....      12.7%      11.2%      10.3%      11.6%        11.5%
     Weighted average initial combined
       loan-to-value ratio(4)(5):
       Retail loans........................        53%        51%        52%        55%          60%
       Wholesale correspondent loans.......        NM         NM         NM         65%          66%
     Number of retail loan offices (period
       end)................................        21         24         27         32           48

                                                           FISCAL YEAR ENDED JUNE 30,
                                             -----------------------------------------------------
                                               1992       1993       1994       1995        1996
                                             --------   --------   --------   --------    --------
ASSET QUALITY DATA:
     Delinquent loans to loans serviced
       (period end)(6)(7)..................        18%        16%        16%        12%          16%
     Number of loans foreclosed............        69        137        215        159          221
     Dollar amount of loans foreclosed as a
       percentage of average loans
       serviced............................       1.2%       2.4%       3.0%       1.2%         1.2%
     Net losses as a percentage of average
       amount outstanding..................        NM         NM         NM        .03%         .10%

                                                                  AT JUNE 30,
                                             ------------------------------------------------------
                                               1992       1993       1994       1995        1996
                                             --------   --------   --------   --------   ----------
BALANCE SHEET DATA:
     Cash and cash equivalents.............  $ 11,886   $  8,385   $ 16,513   $ 20,359   $   18,216
     Excess Spread Receivable(8)...........     2,544      7,555     18,780     56,960      184,691
     Total assets..........................    18,927     21,307     53,344    114,623      293,997
     10.5% Senior Notes due 2002...........        --         --         --     23,000       23,000
     5.5% Convertible Subordinated
       Debentures due 2006.................        --         --         --         --      115,000
     Other long-term debt..................     1,177        944      1,104        144           45
                                             --------   --------   --------   --------   ----------
     Total long-term debt..................     1,177        944      1,104     23,144      138,045
     Stockholders' equity..................    12,136     15,850     31,669     80,047      110,170

---------------
(1) Prior to December 1991, the Company was operated as an S Corporation for federal tax purposes and consequently was not responsible for federal income taxes.

(2) Represents net income divided by the average servicing portfolio for the fiscal year.

(3) Does not include loans originated or purchased by One Stop during fiscal 1996 in the aggregate amount of $320 million.

(4) Computed on loans originated or purchased, as the case may be, during the period.

(5) The weighted average initial combined loan-to-value ratio of a loan secured by a first mortgage is determined by dividing the amount of the loan by the appraised value of the mortgaged property at origination. The weighted average initial combined loan-to-value ratio of loans secured by a junior mortgage is determined by taking the sum of the loans secured by the junior and all senior mortgages and dividing by the appraised value of the mortgaged property at origination.

(6) Does not include loans for which only the servicing rights were purchased by the Company. Delinquent loans are loans for which more than one payment is past due and include properties acquired by the Company following foreclosure sale and still serviced by the Company at period end.

(7) At June 30, 1996, the dollar volume of loans delinquent more than 90 days in the Company's four real estate mortgage investment conduit ("REMIC") trusts formed during the period from December 1994 to September 1995 exceeded the permitted limit in the related pooling and servicing agreements. The higher delinquency rates could result in the termination of the Company's normal servicing rights with respect to the loans in these trusts, although to date no servicing rights have been terminated, negatively affect the Company's cash flows and adversely influence the Company's assumptions underlying the excess servicing gain (see "Risk Factors -- Delinquencies; Negative Impact on Cash Flow; Right to Terminate Normal Servicing").

(8) Represents the sum of excess servicing receivable and residual assets, and at June 30, 1996, mortgage servicing rights. See Note 1 to Consolidated Financial Statements.

            SUMMARY SUPPLEMENTARY CONSOLIDATED FINANCIAL INFORMATION

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

     The summary supplementary consolidated financial information is presented to provide an understanding of the condensed historical results of the Company and One Stop. On August 28, 1996, the Company acquired One Stop in a merger transaction. The Company exchanged 2.3 million shares of its common stock for all of the outstanding common stock of One Stop and assumed outstanding employee stock options covering approximately 375,000 shares of the Company's common stock. The merger has been accounted for as a pooling-of-interests.

     One Stop commenced operations in October 1995. Since commencement of its operations until the merger, One Stop generally sold its loans on a whole-loan servicing-released basis or retained them in its portfolio. In September 1996 the Company completed a $525 million securitization, including approximately $200 million of loans originated or purchased by One Stop, and intends to continue to include One Stop loans in the Company's future securitizations. In light of these expected changes in its operations, the historical financial performance of One Stop is of limited relevance in predicting future performance.

     The summary supplementary financial information for the Company for the one year period ended June 30, 1996 has been derived from the audited Supplementary Consolidated Financial Statements of the Company which appear at pages F-19 through F-33 of this Prospectus Supplement. The summary supplementary consolidated financial information should be read in conjunction with the Supplementary Consolidated Financial Statements and Notes thereto and other financial information included herein. Results of operations of the Company for the year ended June 30, 1996 reflect the Company's adoption of Statement of Financial Accounting Standards ("SFAS") No. 122, "Accounting For Mortgage Servicing Rights" ("SFAS 122"). See "Prospectus Supplement Summary -- Recent Developments," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- One-Time Charges" and the Supplementary Consolidated Financial Statements.

                                                           FISCAL YEAR ENDED
                                                               JUNE 30,
                                                                 1996
                                                           -----------------
STATEMENT OF INCOME DATA:
  Revenue:
     Excess servicing gain...............................       $ 85,465
     Commissions.........................................         19,880
     Loan service........................................         18,185
     Fees and other......................................         15,345
                                                                --------
          Total revenue..................................        138,875
     Total expenses......................................         86,576
                                                                --------
     Income before income taxes..........................         52,299
     Provision for income taxes..........................         22,508
                                                                --------
     Net income..........................................       $ 29,791
                                                                ========
     Net income per share (fully diluted)................       $   1.71
                                                                ========
     Weighted average number of shares
       outstanding (in thousands) (fully diluted)........         18,135

                                                              AT JUNE 30,
                                                                 1996
                                                              -----------
BALANCE SHEET DATA:
  Cash and cash equivalents..............................       $ 23,941
  Excess Spread Receivables(1)...........................        184,691
  Total assets...........................................        421,475
  10.5% Senior Notes due 2002............................         23,000
  5.5% Convertible Subordinated Debentures due 2006......        115,000
  Other long-term debt...................................             45
          Total long-term debt...........................        138,045
  Stockholders' equity...................................        133,429

---------------

(1) Represents the sum of excess servicing receivable, residual assets and mortgage servicing rights. See Note 1 to Supplementary Consolidated Financial Statements.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus Supplement, the following risk factors should be carefully considered before making an investment in the Company.

NEGATIVE CASH FLOWS AND CAPITAL NEEDS

     In a securitization, the Company recognizes a gain on sale of the loans securitized upon the closing of the securitization, but does not receive the cash representing such gain until it receives the excess servicing, which in general is payable over the actual life of the loans securitized. The Company incurs significant expense in connection with a securitization and incurs both current and deferred tax liabilities as a result of the gain on sale. Net cash used in operating activities for fiscal 1994, 1995 and 1996 was $13.9 million, $43.4 million and $122 million, respectively. Therefore, the Company requires continued access to short- and long-term external sources of cash to fund its operations.

     The Company expects to continue to operate on a negative cash flow basis as the volume of the Company's loan purchases and originations increases and its securitization program grows. The Company's primary cash requirements include the funding of: (i) mortgage loan originations and purchases pending their securitization and sale; (ii) fees and expenses incurred in connection with the securitization of loans; (iii) reserve account or overcollateralization requirements in connection with the securitization and sale of the loans; (iv) tax payments due on recognition of excess servicing gain; (v) ongoing administrative and other operating expenses; and (vi) interest and principal payments under the Company's warehouse credit facilities and other indebtedness.

     The Company's primary sources of liquidity in the future are expected to be existing cash, fundings under its warehouse and other credit facilities, sales of mortgage loans through securitizations, the net proceeds of this offering and the Notes Offering and further issuances of debt or equity. See "Management's Discussion and Analysis of Financial Condition and Results of
Operation -- Liquidity" and "-- Capital Resources."

     The Company's primary sources of liquidity as described in the paragraph above or alternative sources of cash are expected to be sufficient to fund the Company's liquidity requirements for at least the next 12 months if the Company's future operations are consistent with management's current growth expectations. However, because the Company expects to continue to operate on a negative cash flow basis for the foreseeable future, it anticipates that it will need to effect debt or equity financings regularly. The type, timing and terms of financing selected by the Company will be dependent upon the Company's cash needs, the availability of other financing sources and the prevailing conditions in the financial markets. There can be no assurance that any such sources will be available to the Company at any given time or as to the favorableness of the terms on which such sources may be available.

     As a result of the limitations described above, the Company may be restricted in the amount and type of future debt it may issue.

DELINQUENCIES; NEGATIVE IMPACT ON CASH FLOW; RIGHT TO TERMINATE NORMAL SERVICING

     A substantial majority of the Company's servicing portfolio consists of loans securitized by the Company and sold to REMIC trusts. Generally, the form of pooling and servicing agreement entered into in connection with these securitizations contains specified limits on the 90-day delinquency rate (including properties acquired upon foreclosure and not sold) prevailing on the loans included in each REMIC trust. If, at any measuring date, the 90-day delinquency rate with respect to any REMIC trust were to exceed the specified limit applicable to such trust, provisions of the pooling and servicing agreements permit the monoline insurance company to terminate the Company's servicing rights to the pool as more fully described below. In addition, high delinquency rates have a negative impact on cash flow.

     At June 30, 1996, four of the Company's REMIC trusts (representing 23% of the dollar volume of the Company's servicing portfolio) exceeded the applicable 90-day delinquency standard of each trust. These four trusts were formed in the last quarter of calendar 1994 and each of the first three quarters of calendar 1995. At June 30, 1996, the 90-day delinquency rate on these four trusts ranged from 13.5% to 22.4%. The Company believes that the high delinquency rates it has experienced are primarily due to the higher proportion of lower credit grade loans ("C-" and "D" loans) originated and purchased by it compared to most other lenders to credit-impaired borrowers (which generally have a greater focus on "A-" through "C" loans). However, the Company believes its historical loan losses have been below those experienced by most other lenders to credit-impaired borrowers as a result of the higher initial combined loan-to-value ratios which it requires on its lower credit grade loans. At June 30, 1996, the weighted average initial combined loan-to-value ratio on loans in the four REMIC trusts was 64%.

     The Company has recently implemented a variety of measures designed to reduce delinquency rates on loans included in REMIC trusts to be formed by the Company in future periods, including the implementation of new procedures designed to shorten the time required to transfer servicing on loans purchased through the Company's wholesale correspondent program and the elimination of its loan program which has experienced the highest delinquency rates. In addition, as a result of the expansion of the Company's loan production capacity, including the acquisition of One Stop, the proportion of higher credit grade loans originated or purchased by the Company is increasing. The Company expects that the combined effect of these developments will have a positive impact on 90-day delinquency rates experienced in REMIC trusts formed by the Company in future periods, although average combined loan-to-value ratios are likely to increase. However, there can be no assurance that delinquency rates will in fact be positively impacted. Further, delinquency rates and losses on the Company's existing REMIC trusts and future REMIC trusts could increase. Although the REMIC trusts formed by the Company after September 1995 and prior to June 30, 1996 had delinquency rates at June 30, 1996 within expectations and below the applicable 90-day delinquency standard (which were raised to 13% with respect to the June 1996 REMIC trust and to 17% with respect to the September 1996 REMIC trust), the loans included in these latter trusts were originated or purchased prior to these developments and have been outstanding for a relatively short period of time and there can be no assurance that delinquency rates on these trusts will not increase in future periods.

     Under the form of pooling and servicing agreement entered into in connection with the Company's securitizations, the monoline insurance company insuring the senior interests in the related REMIC trust may terminate the Company's normal servicing rights if the 90-day delinquency rate exceeds the applicable specified limit. Although the monoline insurance company has the right to terminate servicing with respect to the four REMIC trusts referred to above, no servicing rights have been terminated. There can be no assurance that the Company's servicing rights with respect to the mortgage loans in such trusts, or any other trust which exceeds the specified limits in future periods, will not be terminated. The monoline insurance company has other rights to terminate servicing if the Company were to breach its obligations under the agreement, losses on foreclosure were to exceed specified limits, the insurance company were required to make payments under its policy or certain bankruptcy or insolvency events were to occur. None of these events has occurred with respect to any of the trusts formed by the Company.

     The Company's cash flow is also adversely impacted by high delinquency rates in REMIC trusts. Generally, provisions in the pooling and servicing agreement have the effect of requiring the overcollateralization account, which is funded primarily by the excess spread on the loans held in the trust, to be increased up to about twice (two and one-half times in the case of the September 1996 REMIC trust) the level otherwise required when the delinquency rates exceed the specified limit. As of June 30, 1996, the Company was required to maintain an additional $16.5 million in overcollateralization accounts as a result of the level of its delinquency rates above that which would have been required to be maintained if the applicable delinquency rates had been below the specified limit. Of this amount, at June 30, 1996, $12.5 million remains to be added to the overcollateralization accounts from future spread income on the loans held by these trusts.

     Delinquency and loss rates also affect the assumptions used by the Company in computing excess servicing gain and could affect the Company's ability to effect securitizations in the capital markets.

RISKS OF CONTRACTED SERVICING

     The Company currently contracts with subservicers for the servicing of all loans it originates or purchases which are secured by properties located in states other than Arizona, California, Colorado, Nevada, Oregon,

Utah and Washington. These subservicing arrangements accounted for approximately 27% of the Company's $1.25 billion servicing portfolio at June 30, 1996. The Company is subject to risks associated with inadequate or untimely service rendered by subservicers. Many of the Company's borrowers require notices and reminders to keep their loans current and to prevent delinquencies and foreclosures. Any failure by a subservicer to provide adequate or timely service could result in higher delinquency rates and foreclosure losses on the portfolio of loans. Although the Company intends to service all loans it originates or purchases commencing in calendar 1997 (regardless of the location of the mortgaged property) the Company does not currently intend to transfer the subservicing previously contracted and would be required to pay a termination fee if it were to decide to do so.

DEPENDENCE ON FUNDING SOURCES

     Dependence on Warehouse and Other Credit Facilities. The Company is dependent upon its access to warehouse and other credit facilities in order to fund new originations and purchases of mortgage loans pending securitization. At October 10, 1996, the Company had warehouse and other credit facilities and written commitments for an additional warehouse facility with certain financial institutions with aggregate commitments of $475 million. The Company's warehouse and other credit facilities expire between December 6, 1996 and August 1999. In addition, the Company's growth strategies will require significant increases in the amount of the Company's warehouse and other credit facilities. The Company is currently negotiating with various investment banks to obtain additional warehouse facilities. There can be no assurance that the Company will be able to secure such financing on affordable terms, or at all. The Company expects to be able to maintain existing warehouse and other credit facilities (or to obtain replacement or additional financing) as current arrangements expire or become fully utilized; however, there can be no assurance that such financing will be obtainable on favorable terms. To the extent that the Company is unable to extend or replace existing facilities, and arrange new warehouse or other credit facilities, the Company may have to curtail loan origination and purchasing activities, which would have a material adverse effect on the Company's financial position and results of operations.

     Dependence on Securitization Program. The Company relies on its ability to securitize and sell its mortgage loans in the secondary market in order to generate cash proceeds for repayment of its warehouse facilities. Accordingly, adverse changes in the Company's securitization program or in the secondary mortgage market could impair the Company's ability to originate, purchase and sell mortgage loans on a favorable or timely basis. Any such impairment could have a material adverse effect upon the Company's financial position and results of operations. In addition, in order to gain access to the secondary market, the Company has relied upon monoline insurance companies to provide financial guarantee insurance on the senior interests in loans sold in the secondary market in order to obtain ratings for such interests. To date, the Company has not structured a pool of loans for securitization and sale in the secondary market based solely on the internal credit enhancements of the pool of loans or the Company's credit. Any substantial reduction in the size or availability of the secondary market for the Company's loans, or the unwillingness of the monoline insurance companies to provide financial guaranty insurance for the senior interests in loans sold in the secondary market, or other accounting, tax or regulatory changes adversely affecting the Company's securitization program, could have a material adverse effect on the Company's financial position and results of operations.

CAPITALIZED EXCESS SERVICING RECEIVABLE; MORTGAGE SERVICING RIGHTS

     The majority of the Company's revenue is recognized as excess servicing gain, which represents the present value of the excess servicing, less transaction expenses, on mortgage loans sold on a servicing retained basis by the Company. The Company recognizes excess servicing gain in the fiscal year in which such loans are sold, although cash (representing the excess servicing and normal servicing fees) is received by the Company over the life of the loans. Concurrent with recognizing excess servicing gain, the Company records an excess servicing receivable as an asset on its consolidated balance sheet.

     The amount of the excess servicing receivable is computed using prepayment, loss and discount rate assumptions that the Company believes market participants would use for similar instruments at the time of sale. Because of changes in the markets in which the Company competes and the mix of loans included in any particular pool, the prepayment, default and interest rate assumptions applicable to the Company's pools may differ. Consequently, the performance of prior securitizations effected by the Company may not constitute an accurate predictor of future performance. In particular, the Company expects to realize a lower percentage of excess servicing gain on the sale of loans than was the case in prior securitizations completed by the Company as a result of changes in the composition of the Company's loan product mix and other factors. The Company is not aware of an active market for its excess servicing receivable. No assurance can be given that excess servicing receivable could in fact be sold or monetized at its stated value on the balance sheet, if at all.

     The Company's capitalized excess servicing receivable is amortized over the estimated remaining life of the underlying mortgage loans as an offset against the excess servicing component of servicing income actually received in connection with such loans. Although management of the Company believes that it has made reasonable estimates, on a pool-by-pool basis, of the excess servicing likely to be realized over the life of each pool, the rates of prepayment and loss assumptions utilized by the Company are estimated and actual experience may vary from these estimates. The Company reviews quarterly, on a pool-by-pool basis, its prepayment and loss assumptions in relation to then current pool performance and market conditions and, if necessary, would write down the remaining asset to the net present value of the revised estimated remaining future excess servicing receivable.

     An increase in losses from those initially assumed in valuing excess servicing could result in capitalized excess servicing amortization expense exceeding realized excess servicing, thereby adversely affecting the Company's servicing income and resulting in a reduction in cash flow and a charge to earnings in the period of adjustment. Likewise, if liquidations with respect to such mortgage loans were to occur sooner and/or with greater frequency than initially assumed, capitalized excess servicing amortization would occur more quickly than originally anticipated, which would have an adverse effect on servicing income in the period of such adjustment. The rates of foreclosures experienced by credit-impaired borrowers in certain economic conditions may exceed those experienced by other mortgage borrowers.

     In complying with SFAS 122, beginning in fiscal 1996, the Company records mortgage servicing rights as assets in the period of the Company's sale or securitization of the related mortgage loans, which include the Company's estimates of future servicing fees, prepayment fees and other ancillary income with respect to the underlying mortgage loan, whereas, under the prior standard, the Company recorded such amounts as received. This accounting method has resulted in and may, in future periods in which the Company originates or purchases mortgage loans the terms of which provide for significant prepayment penalties or other ancillary income, result in earlier recognition of excess servicing gain than did the Company's reporting under the prior standard. Furthermore, insofar as the Company's ability to originate or purchase mortgage loans with such terms may be adversely affected by federal or state regulations (see "Business -- Regulation") or market conditions, the Company's revenue in future periods may be negatively affected. There can be no assurance as to the Company's ability in any future period to originate or purchase loans providing for the same prepayment penalties or other ancillary income to the servicer.

     In addition, SFAS 122 requires recognition of impairment of capitalized mortgage servicing rights, including the Company's excess servicing receivable, on a disaggregated basis in terms of differentiated groups of mortgage loans identified by the predominant risk characteristics of such mortgage loans (e.g., seasoning of the mortgage loans or whether the related interest rates are fixed or adjustable). Compliance with SFAS 122 may, depending on market conditions in future periods, require the Company to recognize greater levels of impairment (and corresponding write-downs of its Company's excess servicing receivable) than the Company might have recognized in its reporting under the prior standard.

RECENT ADDITION OF WHOLESALE CORRESPONDENT PROGRAM

     Until 1994, the Company originated substantially all of the loans it serviced and sold through its retail loan office network. In 1994, the Company commenced its wholesale correspondent program and in 1995 expanded it to include purchases of loans in bulk resulting in substantial growth in the number of loans purchased. The extent of credit or other problems associated with loans purchased pursuant to this recent expansion into a new channel of loan production will not become apparent until sometime in the future.

     The Company's significant growth and expansion have placed substantial new and increased pressures on the Company's personnel and systems. In order to support the growth of its business, the Company has added a significant number of new operating procedures, facilities and personnel. Although the Company believes the addition of new operating procedures and personnel will be sufficient to enable it to meet its growing operating needs, there can be no assurance that this will be the case. Failure by the Company to manage its growth effectively, or to sustain its historical levels of performance in credit analysis, property appraisal and transaction structuring with respect to the increased loan origination and purchase volume, could have a material adverse effect on the Company's results of operations and financial condition.

RECENT ACQUISITION OF ONE STOP

     On August 28, 1996, the Company acquired One Stop in a merger transaction. One Stop is operated as a wholly owned subsidiary of the Company. The Company acquired One Stop with the expectation that the acquisition will result in beneficial synergies for the combined business. The Company's ability to achieve these beneficial synergies will depend in part on whether the operations of One Stop can be integrated into the Company's in an efficient, effective and timely manner. Integral to this process is the integration of the two companies' management teams and operating procedures. There is no assurance that this integration will be accomplished smoothly or successfully, and the difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations with different cultures. The integration of operations of One Stop's business will require the dedication of management resources, which may temporarily distract attention from the day-to-day business of each of the companies' businesses. The inability of management to integrate successfully the operations of One Stop's business in a timely manner may have an adverse effect on the business, results of operations and financial condition of the Company's business on a consolidated basis.

     One Stop commenced operations in October 1995. One Stop had net income of $547,000 for the period ended December 31, 1995 and a $1.8 million loss for the six months ended June 30, 1996. There can be no assurance that One Stop will achieve profitability or successfully implement its business strategy.

     Since commencement of operations in October 1995, One Stop's rate of growth in originating and purchasing loans has been significant. Further, One Stop has generally sold its loans on a whole-loan basis or retained them in its portfolio. The Company included in its September 1996 securitization and intends to continue to include One Stop's loans in the Company's future securitizations. In light of One Stop's growth and the expected changes in its operations, the historical financial performance of One Stop is of limited relevance in predicting future performance. Also, the loans originated and purchased by One Stop and included in the Company's securitization in September 1996 have been outstanding for a relatively short period of time. Consequently, the delinquency and loss experience of One Stop's loans to date may not be indicative of that to be achieved in future periods, and One Stop may not be able to maintain delinquency and loan loss ratios at their present levels as One Stop's loan portfolio becomes more seasoned.

     Further, there can be no assurance that the present and potential brokers doing business with One Stop will continue their current utilization patterns without regard to the acquisition. Prior to its acquisition by the Company, a substantial portion of the loans originated or purchased by One Stop were "A-," "B," or "C" loans. One Stop intends to increase the percentage of "C-" and "D" loans originated and purchased by it. All loans originated by One Stop are underwritten in accordance with the Company's underwriting guidelines. Once approved, the loan is funded or purchased by One Stop directly. This change in underwriting guidelines could also have a negative impact on relations with One Stop's brokers. Any significant reduction in utilization patterns by brokers doing business with One Stop could have an adverse effect on the near-term business and results of operations of One Stop, and on the Company on a consolidated basis.

     The One Stop acquisition was accounted for on a pooling-of-interests basis. Under the pooling rules, the historical financial results of the Company will be restated to reflect the combination, and the historical results of the Company will be restated to reflect the historical losses of One Stop. Further, under the pooling rules, the costs incurred by the Company and One Stop in consummating the acquisition will be expensed during the first quarter of fiscal 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- One-Time Charges" and the Supplementary Consolidated Financial Statements at pages F-19 through F-33.

CONCENTRATION OF WHOLESALE CORRESPONDENT PROGRAM

     The Company has implemented a program for purchasing mortgage loans in bulk as well as on an ongoing or "flow" basis from mortgage bankers and financial institutions. This program accounted for 74% of all mortgage loans originated or purchased by the Company in fiscal 1996. Although the Company acquires mortgage loans from a variety of sources, a significant portion of the volume of mortgage loans acquired by the Company has been concentrated among a relatively small number of correspondents and bulk purchase transactions, with one such correspondent representing approximately 32% of total mortgage loans purchased in fiscal 1996. Any significant reduction in the amount of mortgage loans available for sale from this source or the failure to effect purchases or a delay of a significant number of such purchases beyond the end of a quarter, could have a material adverse impact on total loan purchases by the Company during a quarter with a consequent material adverse impact on the Company's revenue and results of operations.

COMPETITION

     As a marketer of home equity mortgage loans, the Company faces intense competition. Traditional competitors in the financial services business include other mortgage banking companies, commercial banks, credit unions, thrift institutions and finance companies. Many of these competitors in the financial services business are substantially larger and have more capital and other resources than the Company. Competition can take many forms, including convenience in obtaining a loan, customer service, marketing and distribution channels and interest rates. In addition, the current level of gains realized by the Company and its competitors on the sale of their sub-prime mortgage loans is attracting additional competitors into this market with the possible effect of lowering gains that may be realized on the Company's future loan sales. Competition may be affected by fluctuations in interest rates and general economic conditions. During periods of rising rates, competitors which have locked in lower borrowing costs may have a competitive advantage. During periods of declining rates, competitors may solicit the Company's customers to refinance their loans. During economic slowdowns or recessions, credit-impaired borrowers may have new financial difficulties and may be receptive to offers by the Company's competitors.

     The Company's wholesale correspondent program depends largely on independent mortgage bankers and other financial institutions for the purchases of new loans. The Company's competitors also seek to establish relationships with the same mortgage bankers and other financial institutions. In addition, the Company expects the volume of loans purchased by the Company to increase and the relative proportion of purchased loans when compared with retail loans to expand. The Company's future results may become more exposed to fluctuations in the volume and cost of the Company's wholesale correspondent program resulting from competition from other purchasers of such loans, market conditions and other factors. In addition, a number of the Company's competitors have recently increased their access to the capital markets, which fosters their growth and therefore competition.

CONCENTRATION OF OPERATIONS IN CALIFORNIA

     At June 30, 1996, a significant majority of the loans serviced by the Company were secured by properties located in California. Because the Company's servicing portfolio is currently concentrated in California, the Company's financial position and results of operations have been and are expected to continue to be influenced by general trends in the California economy and its residential real estate market. The California economy has experienced a slowdown or recession over the last several years which has been accompanied by a sustained decline in the values of California real estate. Residential real estate market declines may adversely affect the values of the properties securing loans such that the principal balances of such loans, together with any primary financing on the mortgaged properties, will equal or exceed the value of the mortgaged properties. In addition, California historically has been vulnerable to certain natural disaster risks, such as earthquakes and erosion-caused mudslides, which are not typically covered by the standard hazard insurance policies maintained by borrowers. Uninsured disasters may adversely impact borrowers' ability to repay loans made by the Company and adversely impact the Company's results of operations.

TIMING OF LOAN SALES

     The Company endeavors to effect the securitization and sale of a loan pool each quarter. However, market and other considerations, including the conformity of loan pools to monoline insurance company and rating agency requirements, could affect the timing of such transactions. Any delay in the sale of a loan pool beyond a quarter-end would postpone the recognition of excess servicing gain related to such loans until their sale and would likely result in losses for such quarter being reported by the Company.

DEPENDENCE ON MANAGEMENT; EMPLOYMENT AGREEMENTS

     The Company's success will continue to depend to a significant extent on its executive officers and other key management, particularly its Chief Executive Officer, Gary K. Judis; its Chief Operating Officer, Cary H. Thompson; and its Executive Vice President and President of One Stop, Neil B. Kornswiet. The Company's Chief Executive Officer, Chief Operating Officer and the Chief Executive Officer of One Stop are each parties to employment agreements with the Company which provide for bonus payments based upon the net income or return on equity of the Company or One Stop, as applicable. In the case of the Chief Executive Officer of the Company, he is entitled to receive a base salary of $490,000 per annum and, for each quarter ended through December 31, 1996, a bonus equal to 7.5% of the Company's pre-tax income (prior to his bonus and prior to certain other charges). Commencing in January 1997, the Chief Executive Officer of the Company will receive a base salary of $850,000 and a bonus measured by the Company's return on equity. The Company's Chief Operating Officer is entitled to a base salary of $500,000 per annum and a quarterly bonus measured by the Company's return on equity. The Chief Executive Officer of One Stop is entitled to a base salary of $750,000 per annum and a quarterly bonus equal to 7.5% of One Stop's pre-tax income. Other members of senior management are participants in a management bonus plan which awards bonuses measured by the Company's return on equity.

ECONOMIC CONDITIONS

     General. The risks associated with the Company's business become more acute in any economic slowdown or recession. Periods of economic slowdown or recession may be accompanied by decreased demand for consumer credit and declining real estate values. Any material decline in real estate values reduces the ability of borrowers to use home equity to support borrowings and increases the current combined loan-to-value ratios of loans previously made by the Company, thereby weakening collateral coverage and increasing the possibility of a loss in the event of default. Further, delinquencies, foreclosures and losses generally increase during economic slowdowns or recessions. Because of the Company's focus on credit-impaired borrowers, the actual rates of delinquencies, foreclosures and losses on such loans could be higher than those generally experienced in the mortgage lending industry. In addition, in an economic slowdown or recession, the Company's servicing costs may increase. Any sustained period of increased delinquencies, foreclosure, losses or increased costs could adversely affect the Company's ability to securitize or sell loans in the secondary market and could increase the cost of securitizing and selling loans in the secondary market.

     The Company's principal market is credit-impaired borrowers who have significant equity in their homes and whose borrowing needs are not being met by traditional financial institutions. Loans made to such borrowers may entail a higher risk of delinquency and higher losses than loans made to more creditworthy borrowers. While the Company believes that the underwriting criteria and collection methods it employs enable it to reduce the higher risks inherent in loans made to credit-impaired borrowers, no assurance can be given that such criteria or methods will afford adequate protection against such risks. In the event that pools of loans sold and serviced by the Company experience higher delinquencies, foreclosures or losses than anticipated, the Company's financial condition or results of operations could be adversely affected.

     Interest rates. The Company's earnings may be directly affected by the level of and fluctuations in interest rates which affect the Company's ability to earn a spread between interest received on its loans and the costs of its liabilities. While the Company monitors the interest rate environment and employs a hedging strategy designed to mitigate the impact of changes in interest rates, there can be no assurance that the earnings of the Company would not be adversely affected during any period of unexpected changes in interest rates. During periods of increasing interest rates, the Company generally experiences market pressure to reduce its servicing spread or commissions on originations. A substantial and sustained increase in interest rates could adversely affect the ability of the Company to originate loans and could reduce the gains recognized by the Company upon their securitization and sale. A significant decline in interest rates could decrease the size of the Company's loan servicing portfolio by increasing the level of loan prepayments, thereby shortening the life and impairing the value of the excess servicing receivables and mortgage servicing rights. Fluctuating interest rates also may affect the net interest income earned by the Company resulting from the difference between the yield to the Company on mortgage loans held pending sale and the interest paid by the Company for funds borrowed under the Company's warehouse credit facilities or otherwise. In addition, inverse or flattened interest yield curves could have an adverse impact on the earnings of the Company because the loans pooled and sold by the Company have long-term rates while the senior interests in the related REMIC trusts are priced on the basis of intermediate rates.

     The Company introduced adjustable rate mortgages as a new product in January 1994. Adjustable rate loans account for a substantial portion of the mortgage loans originated or purchased by the Company. Substantially all such adjustable rate mortgages include a "teaser" rate, i.e., an initial interest rate significantly below the fully indexed interest rate at origination. Although these loans are underwritten at the fully indexed rate at origination, credit-impaired borrowers may encounter financial difficulties as a result of increases in the interest rate over the life of the loan.

CONTINGENT RISKS

     Although the Company sells substantially all the mortgage loans which it originates or purchases, the Company retains some degree of credit risk on substantially all loans sold. During the period of time that loans are held pending sale, the Company is subject to the various business risks associated with the lending business including the risk of borrower default, the risk of foreclosure and the risk that a rapid increase in interest rates would result in a decline in the value of loans to potential purchasers. The documents governing the Company's securitization program require the Company to establish deposit accounts or build overcollateralization levels through retention of excess servicing distributions in such accounts or application of excess servicing distributions to reduce the principal balances of the senior interests issued by the related REMIC trust, respectively. Such amounts serve as credit enhancement for the related REMIC trust and are therefore available to fund losses realized on loans held by such trust. The Company continues to be subject to the risks of default and foreclosure following securitization and the sale of loans to the extent of excess servicing distributions required to be retained or applied to reduce principal from time to time. Such amounts are determined by the monoline insurance company issuing the guarantee of the related interests in each REMIC trust and are a condition to obtaining the requisite rating thereon. In addition, documents governing the Company's securitization program require the Company to commit to repurchase or replace loans which do not conform to the representations and warranties made by the Company at the time of sale.

     When borrowers are delinquent in making monthly payments on loans included in a REMIC trust, the Company is required to advance interest payments with respect to such delinquent loans to the extent that the Company deems such advances ultimately recoverable. These advances require funding from the Company's capital resources but have priority of repayment from collections or recoveries on the loans in the related pool in the succeeding month.

     In the ordinary course of its business, the Company is subject to claims made against it by borrowers and private investors arising from, among other things, losses that are claimed to have been incurred as a result of alleged breaches of fiduciary obligations, misrepresentations, errors and omissions of employees and officers of the Company (including its appraisers), incomplete documentation and failures by the Company to comply with various laws and regulations applicable to its business. The Company believes that liability with respect to any currently asserted claims or legal actions is not likely to be material to the Company's financial position or results of operations; however, any claims asserted in the future may result in legal expenses or liabilities which could have a material adverse effect on the Company's financial position and results of operations.

GOVERNMENT REGULATION

     Members of Congress and government officials have from time to time suggested the elimination of the mortgage interest deduction for federal income tax purposes, either entirely or in part, based on borrower income, type of loan or principal amount. Because many of the Company's loans are made to borrowers for the purpose of consolidating consumer debt or financing other consumer needs, the competitive advantages of tax deductible interest, when compared with alternative sources of financing, could be eliminated or seriously impaired by such government action. Accordingly, the reduction or elimination of these tax benefits could have a material adverse effect on the demand for loans of the kind offered by the Company.

     The operations of the Company are subject to regulation by federal, state and local government authorities, as well as to various laws and judicial and administrative decisions, that impose requirements and restrictions affecting, among other things, the Company's loan originations, credit activities, maximum interest rates, finance and other charges, disclosures to customers, the terms of secured transactions, collection, repossession and claims-handling procedures, multiple qualification and licensing requirements for doing business in various jurisdictions, and other trade practices. Although the Company believes that it is in compliance in all material respects with applicable local, state and federal laws, rules and regulations, there can be no assurance that more restrictive laws, rules or regulations will not be adopted in the future that could make compliance more difficult or expensive, restrict the Company's ability to originate, purchase or sell loans, further limit or restrict the amount of interest and other charges earned on loans originated or purchased by the Company, further limit or restrict the terms of loan agreements, or otherwise adversely affect the business or prospects of the Company.

     In October 1995, certain amendments to the Truth in Lending Act (the "TILA Amendments") went into effect. The TILA Amendments provide in general that lenders may not include prepayment fee clauses in loans regulated by those amendments ("Section 32 Loans") if the borrower has a debt-to-income ratio in excess of 50%. In addition, a lender that refinances a Section 32 Loan previously made by such lender will not be able to enforce any prepayment penalty clause contained in such refinanced loan. A majority of the loans originated or purchased by the Company prior to October 1995 would have been
Section 32 Loans if they had been originated after that date. The Company has modified its loan programs to significantly reduce the number of Section 32 Loans it originates and purchases.

                                USE OF PROCEEDS

     The net proceeds to be received by the Company from the sale of the 2,100,000 shares being offered hereby, after deducting the estimated underwriting discount and offering expenses, are estimated to be approximately $102,160,500 (or approximately $117,502,575, if the Underwriters' over-allotment option is exercised in full).

     The primary purpose of this Offering is to provide the Company with additional capital to fund its growth, including increasing the amount of loans the Company can fund and hold for pooling and sale in the secondary market, to support securitization transactions, for other working capital needs and for general corporate purposes. Pending their ultimate application, the net proceeds will be used to reduce the Company's balances under its existing warehouse and other facilities.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at June 30, 1996. See "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Liquidity" and "-- Capital Resources" and the Consolidated Financial Statements of the Company included elsewhere herein.

                                                                        JUNE 30, 1996
                                                            -------------------------------------
                                                                            AS         PRO FORMA
                                                                         ADJUSTED     AS ADJUSTED
                                                             ACTUAL       (1)(2)        (2)(3)
                                                            --------     --------     -----------
                                                                       (IN THOUSANDS)
Cash......................................................  $ 18,216     $120,416        265,716
Loans held for sale.......................................    67,327       67,327         67,327
WAREHOUSE FACILITIES:
  Amounts outstanding under warehouse facilities..........    11,026       11,026         11,026
LONG-TERM DEBT:
  10.5% Senior Notes due 2002.............................    23,000       23,000         23,000
      % Senior Notes due 2003.............................        --           --        150,000
  Capitalized lease obligations...........................        45           45             45
  5.5% Convertible Subordinated Debentures due 2006.......   115,000      115,000        115,000
                                                            --------     --------       --------
          Total long-term debt............................   138,045      138,045        288,045
                                                            --------     --------       --------
STOCKHOLDERS' EQUITY:
  Preferred Stock, par value $.001 per share,
     1,000,000 shares authorized; none outstanding........        --           --             --
  Common Stock, par value $.001 per share,
     50,000,000 shares authorized; 13,501,900 shares
     outstanding(4).......................................        14           16             16
  Additional paid-in capital..............................    63,628      165,826        165,826
  Retained earnings.......................................    46,528       46,528         46,528
                                                            --------     --------       --------
  Total stockholders' equity..............................   110,170      212,370        212,370
                                                            --------     --------       --------
          Total capitalization............................  $248,215     $350,415       $500,415
                                                            ========     ========       ========

---------------
(1) As adjusted to give effect to the receipt of the estimated net proceeds from the sale of the Common Stock offered hereby (at the initial offering price of $51.00 per share, net of estimated aggregate offering expenses of $4.9 million).

(2) Does not give effect to the acquisition of One Stop which occurred on August 28, 1996. Net of the write-off of prepaid financing costs, the acquisition would add $5.7 million in cash, $119 million in loans held for sale, $101 million in amounts outstanding under warehouse facilities and $7.8 million in total stockholders' equity. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- One-Time Charges" and the Supplementary Consolidated Financial Statements at pages F-19 through F-33.

(3) Gives effect to the receipt of the estimated net proceeds from the sale of the Senior Notes in the Notes Offering (net of estimated aggregate offering expenses of $4.7 million) and the net proceeds from the sale of the Common Stock offered hereby. The Notes Offering has not been consummated, and there can be no assurance that the Company will actually issue the Senior Notes. If the Notes Offering is consummated, there can be no assurance that the aggregate offering price will not be more or less than $150 million.

(4) Does not include (i) 1,962,778 shares of Common Stock issuable upon exercise of outstanding options and warrants, (ii) 4,107,143 shares of Common Stock issuable upon conversion of the Company's 5.5% Convertible Subordinated Debentures due 2006, (iii) 2,322,940 shares of Common Stock issued in connection with the acquisition of One Stop and (iv) 2,100,000 shares of Common Stock issuable in this offering (plus up to an additional 315,000 shares of Common Stock which may be issued to cover over-allotments).

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     In November 1995, the Company's common stock began trading under the symbol AAM on the New York Stock Exchange (NYSE). Prior to that time, the Company's common stock traded on the NASDAQ National Market under the symbol AAMS. The following table sets forth the range of high and low sale prices and per share cash dividends declared for the periods indicated. All share prices and cash dividends through May 17, 1996 have been adjusted to reflect the three-for-two stock split effected on that date.

                                                                                        CASH
                                                                HIGH       LOW        DIVIDEND
                                                              -------    -------     ----------
Fiscal 1995*
  First Quarter.............................................. $ 6 3/8    $ 5 1/8        $ .05
  Second Quarter.............................................   6          5 1/8          .05
  Third Quarter..............................................   8 7/8      5 1/4          .05
  Fourth Quarter.............................................  12 1/8      7 7/8          .05
Fiscal 1996*
  First Quarter.............................................. $19 1/2    $11 1/2        $ .05
  Second Quarter.............................................  24 1/2     16 1/8          .05
  Third Quarter..............................................  25 1/8     16 1/4          .05
  Fourth Quarter.............................................  37         24 1/8          .05

---------------
* As reported by Bloomberg.

     As of September 20, 1996, the Company had 110 stockholders of record, and the Company believes that it had in excess of 5,500 beneficial owners of its common stock. Since its initial public offering on December 3, 1991, the Company has consistently paid quarterly cash dividends on its common stock. The Company declared and subsequently paid an aggregate of $.20 per share in dividends for the year ended June 30, 1996, representing approximately 8.7% of its net income for the period. The Board of Directors of the Company reviews the Company's dividend policy at least annually in light of the earnings, cash position and capital needs of the Company, general business conditions and other relevant factors. Bank agreements generally limit the Company's ability to pay dividends to an amount equal to its net income.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

     The selected consolidated financial data for the Company for the five year period ended June 30, 1996 have been derived from the Consolidated Financial Statements of the Company which have been audited by Price Waterhouse LLP, independent accountants. The selected consolidated financial data should be read in conjunction with the Consolidated Financial Statements and Notes thereto and other financial information included herein. Results of operations of the Company for the year ended June 30, 1996, reflect the Company's adoption of SFAS
122. See "Management's Discussion and Analysis of Financial Condition and Results of Operations." The selected consolidated financial data for the Company for the year ended June 30, 1996 does not give pro forma effect to the acquisition of One Stop. See "Prospectus Summary -- Recent Developments," "Management's Discussion and Analysis of Financial Condition and Results of Operations -- One-Time Charges" and the Supplementary Consolidated Financial Statements at pages F-19 through F-33.

                                                                         FISCAL YEAR ENDED JUNE 30,
                                                           ------------------------------------------------------
                                                             1992       1993       1994       1995        1996
                                                           --------   --------   --------   --------   ----------
STATEMENT OF INCOME DATA:
  Revenue:
     Excess servicing gain...............................  $  1,583   $  3,486   $  8,101   $ 22,954   $   78,274
     Commissions.........................................    13,166     18,686     16,432     15,799       19,880
     Loan service........................................     3,346      4,377      6,099      8,246       18,185
     Fees and other......................................     3,397      4,762      5,595      7,940       12,069
                                                           --------   --------   --------   --------   ----------
          Total revenue..................................    21,492     31,311     36,227     54,939      128,408
     Total expenses......................................    17,466     22,955     27,244     37,788       74,877
                                                           --------   --------   --------   --------   ----------
     Income before income taxes..........................     4,026      8,356      8,983     17,151       53,531
     Provision for income taxes(1).......................     1,112      3,353      3,684      7,117       22,483
                                                           --------   --------   --------   --------   ----------
     Net income..........................................  $  2,914   $  5,003   $  5,299   $ 10,034   $   31,048
                                                           ========   ========   ========   ========   ==========
     Net income per share (fully diluted)................  $   0.51   $   0.75   $   0.61   $   1.11   $     2.09
                                                           ========   ========   ========   ========   ==========
     Weighted average number of shares outstanding (in
       thousands)(fully diluted).........................     5,717      6,623      8,751      9,021       15,465
CASH FLOW DATA:
  (Used in) provided by operating activities.............  $  3,115   $ (1,490)  $(13,857)  $(43,375)  $ (122,233)
  (Used in) investing activities.........................      (568)      (489)      (870)      (988)      (4,597)
  Provided by (used in) financing activities.............     7,515     (1,522)    22,855     48,209      124,687
  Net increase (decrease) in cash and cash equivalents...    10,062     (3,501)     8,128      3,846       (2,143)
RATIOS AND OTHER DATA:
  Return on average common equity........................        NM         36%        18%        27%          33%
  Return on average managed receivables(2)...............       1.5%       2.1%       1.6%       2.0%         3.3%
  Loans originated or purchased:
     Retail loans........................................  $ 90,600   $122,200   $130,200   $148,200   $  220,900
     Wholesale correspondent loans.......................                          19,700    206,800      628,200
                                                           --------   --------   --------   --------   ----------
          Total(3).......................................  $ 90,600   $122,200   $149,900   $355,000   $  849,100
                                                           ========   ========   ========   ========   ==========
  Loans pooled and sold in the secondary
     market..............................................  $ 11,000   $ 52,500   $106,800   $316,600   $  791,300
  Loans serviced (period end)............................  $204,600   $262,100   $381,800   $608,700   $1,250,407
  Weighted average commission rate on retail loan
     originations(4).....................................      13.0%      14.0%      12.0%       9.4%         7.7%
  Weighted average interest rate(4)......................      12.7%      11.2%      10.3%      11.6%        11.5%
  Weighted average initial combined loan-to-value
     ratio(4)(5):
     Retail loans........................................        53%        51%        52%        55%          60%
     Wholesale correspondent loans.......................        NM         NM         NM         65%          66%
  Number of retail loan offices (period end).............        21         24         27         32           48

                                                                         FISCAL YEAR ENDED JUNE 30,
                                                           ------------------------------------------------------
                                                             1992       1993       1994       1995        1996
                                                           --------   --------   --------   --------   ----------
ASSET QUALITY DATA:
  Delinquent loans to loans serviced (period
     end)(6)(7)..........................................        18%        16%        16%        12%          16%
  Number of loans foreclosed.............................        69        137        215        159          221
  Dollar amount of loans foreclosed as a percentage of
     average loans serviced..............................       1.2%       2.4%       3.0%       1.2%         1.2%
  Net losses as a percentage of average amount
     outstanding.........................................        NM         NM         NM        .03%         .10%

                                                                                AT JUNE 30,
                                                           ------------------------------------------------------
                                                             1992       1993       1994       1995        1996
                                                           --------   --------   --------   --------   ----------
BALANCE SHEET DATA:
  Cash and cash equivalents..............................  $ 11,886   $  8,385   $ 16,513   $ 20,359   $   18,216
  Excess Spread Receivables(8)...........................     2,544      7,555     18,780     56,960      184,691
  Total assets...........................................    18,927     21,307     53,344    114,623      293,997
  10.5% Senior Notes due 2002............................                                     23,000       23,000
  5.5% Convertible Subordinated Debentures due 2006......                                                 115,000
  Other long-term debt...................................     1,177        944      1,104        144           45
                                                           --------   --------   --------   --------   ----------
          Total long-term debt...........................     1,177        944      1,104     23,144      138,045
  Stockholders' equity...................................    12,136     15,850     31,669     80,047      110,170

---------------
(1) Prior to December 1991, the Company was operated as an S Corporation for federal tax purposes and consequently was not responsible for federal income taxes.

(2) Represents net income divided by the average servicing portfolio for the fiscal year.

(3) Does not include loans originated or purchased by One Stop during fiscal 1996 in the aggregate amount of $320 million.

(4) Computed on loans originated or purchased, as the case may be, during the period.

(5) The weighted average initial combined loan-to-value ratio of a loan secured by a first mortgage is determined by dividing the amount of the loan by the appraised value of the mortgaged property at origination. The weighted average initial combined loan-to-value ratio of loans secured by a junior mortgage is determined by taking the sum of the loans secured by the junior and all senior mortgages and dividing by the appraised value of the mortgaged property at origination.

(6) Does not include loans for which only the servicing rights were purchased by the Company. Delinquent loans are loans for which more than one payment is past due and include properties acquired by the Company following foreclosure sale and still serviced by the Company at period end.

(7) At June 30, 1996, the dollar volume of loans delinquent more than 90 days in the Company's four real estate mortgage investment conduit ("REMIC") trusts formed during the period from December 1994 to September 1995 exceeded the permitted limit in the related pooling and servicing agreements. The higher delinquency rates could result in the termination of the Company's normal servicing rights with respect to the loans in these trusts, although to date no servicing rights have been terminated, negatively affect the Company's cash flows and adversely influence the Company's assumptions underlying the excess servicing gain (see "Risk Factors -- Delinquencies; Negative Impact on Cash Flow; Right to Terminate Normal Servicing").

(8) Represents the sum of excess servicing receivable and residual assets, and at June 30, 1996, mortgage servicing rights. See Note 1 to Consolidated Financial Statements.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following analysis of the financial condition of the Company should be read in conjunction with the preceding Selected Consolidated Financial Data and the Company's Consolidated Financial Statements and the Notes thereto and the other financial data included or incorporated by reference elsewhere in this Prospectus Supplement.

OVERVIEW

     The Company, founded in 1954, is a consumer finance company engaged in the business of originating, purchasing, selling and servicing home equity mortgage loans secured by single family residences. The Company's principal market is credit-impaired borrowers who have significant equity in their homes but whose borrowing needs are not being met by traditional financial institutions due to credit exceptions or other factors. The Company focuses its efforts on collateral lending and believes that it originates a greater proportion of lower credit grade loans ("C-" and "D" loans) than most other lenders to credit-impaired borrowers. These lower credit grade loans are characterized by lower combined loan-to-value ratios and higher average interest rates than the higher credit grade loans ("A-," "B" and "C" loans). The Company believes lower credit-quality borrowers represent an underserved niche of the home equity loan market and present an opportunity to earn a superior return for the risks assumed. Although the Company has historically experienced delinquency rates that are higher than those prevailing in its industry, management believes the Company's historical loan losses are generally lower than those experienced by most other lenders to credit-impaired borrowers because of the lower combined loan-to-value ratios on the Company's lower credit grade loans. The mortgage loans originated and purchased by the Company are generally used by borrowers to consolidate indebtedness or to finance other consumer needs rather than to purchase homes. Consequently, the Company believes that it is not as dependent as traditional mortgage bankers on levels of home sales or refinancing activity prevailing in its markets.

     The Company originates and purchases loans through three production channels. The Company has historically originated its loans through its retail loan office network. In 1994, the Company diversified its production channels to include a wholesale correspondent program which consisted initially of purchasing loans from other mortgage bankers and financial institutions underwritten in accordance with the Company's guidelines. In fiscal 1996, this program was expanded to include the purchase of loans in bulk from mortgage bankers and other financial institutions. On August 28, 1996, the Company acquired One Stop which further diversified the Company's production channels to include the origination and purchase of mortgage loans from a network of independent mortgage brokers. While the Company intends to continue focusing on its traditional niche in the "C-" and "D" credit grade loans, the Company also intends to continue to diversify loan originations and purchases through its three production channels to include more "A-," "B" and "C" credit grade loans. The Company underwrites every loan it originates and re-underwrites and reviews appraisals on all loans it purchases. See "Business -- Mortgage Loan
Production -- Underwriting."

     The Company has experienced significant growth in the last three years. Management believes that this growth is primarily attributable to (i) the Company's geographic expansion of its retail loan office network from 21 offices in California at July 1, 1993 to 50 offices located in 17 states at August 31, 1996, (ii) the commencement of the Company's wholesale correspondent program in fiscal 1994, which was expanded in fiscal 1996 to include purchases of loans in bulk, (iii) the Company's ability to complete increasingly large mortgage loan securitizations on a quarterly basis, (iv) the Company's increased access to warehouse and other credit facilities over this period, and (v) the Company's ability to effect additional debt and equity financings over this period, which in the aggregate raised net proceeds of approximately $134 million and $52.4 million, respectively. The Company has managed its growth by employing experienced senior management, regularly monitoring its underwriting guidelines and strengthening quality control procedures.

     The acquisition of One Stop was accomplished through the merger of a wholly-owned subsidiary of the Company into One Stop, in a tax-free exchange accounted for as a pooling-of-interests, in which the Company issued approximately 2.3 million shares of its Common Stock and assumed options granted to key employees to purchase approximately 375,000 shares of its Common Stock. Under the pooling rules, the historical financial results of the Company will be restated to reflect the combination and to reflect the historical losses of One Stop. Further, under the pooling rules, the costs incurred by the Company and One Stop in consummating the acquisition will be expensed during the first quarter of fiscal 1997. See "-- One-Time Charges."

ONE-TIME CHARGES

     Because of several one-time charges, the Company expects to incur a net loss for the quarter ended September 30, 1996. As a result of, and subsequent to, the acquisition of One Stop, One Stop's credit facilities with an investment bank were terminated and, as a consequence, the Company will accrue a pre-tax write-off of approximately $23 million (approximately $15 million on an after-tax basis) in prepaid financing costs capitalized by One Stop, representing the fair market value of a warrant for 25% of the equity of One Stop granted to the investment bank in connection with entering into those credit facilities. However, the $15 million charge will be less than the additions to the Company's consolidated stockholders' equity of $23.3 million resulting from the acquisition of One Stop. Further, because the acquisition of One Stop is to be accounted for as a pooling-of-interests, all merger costs, which are expected to aggregate approximately $2 million, will be expensed in the first quarter of fiscal 1997. In addition, in August 1996, the Company entered into a lease for new corporate offices, prior to the expiration of the lease for its existing headquarters. As a consequence, the Company will incur a pre-tax charge of approximately $2 million in the first quarter of fiscal 1997.

RESULTS OF OPERATIONS -- FISCAL YEARS 1994, 1995 AND 1996

     The following table sets forth information regarding the components of the Company's revenue and expenses in fiscal 1994, 1995 and 1996:

                                          1994                     1995                      1996
                                  ---------------------    ---------------------    ----------------------
                                                           (DOLLARS IN THOUSANDS)
                                  DOLLARS    PERCENTAGE    DOLLARS    PERCENTAGE    DOLLARS     PERCENTAGE
                                  -------    ----------    -------    ----------    --------    ----------
Revenue:
  Excess servicing gain.........  $ 8,101        22.3%     $22,954        41.7%     $ 78,274        61.0%
  Commissions...................   16,432        45.3       15,799        28.8        19,880        15.4
Loan service:
  Servicing spread..............    2,778         7.7        4,399         8.0        12,666         9.9
  Prepayment fees...............    1,866         5.2        1,974         3.6         3,228         2.5
  Late charges and other
     servicing fees.............    1,455         4.0        1,873         3.4         2,291         1.8
Fees and other:
  Closing.......................    1,626         4.5        2,077         3.8         2,512         2.0
  Appraisal.....................      893         2.5          988         1.8         1,167         0.9
  Underwriting..................      833         2.3        1,091         2.0         1,600         1.2
  Interest income...............      771         2.1        2,339         4.3         5,850         4.6
  Other.........................    1,472         4.1        1,445         2.6           940         0.7
                                  -------       -----      -------       -----      --------       -----
          Total revenue.........  $36,227       100.0%     $54,939       100.0%     $128,408       100.0%
                                  =======       =====      =======       =====      ========       =====
Expenses:
  Compensation and related
     expenses...................  $13,616        37.6%     $17,610        32.1%     $ 33,241        25.9%
  Sales and advertising costs...    7,891        21.8        9,906        18.0        18,362        14.3
  General and administrative
     expenses...................    5,415        15.0        7,067        12.9        13,926        10.8
  Interest expense..............      322         0.9        3,205         5.8         9,348         7.3
                                  -------       -----      -------       -----      --------       -----
          Total expenses........   27,244        75.3       37,788        68.8        74,877        58.3
                                  -------       -----      -------       -----      --------       -----
  Income before income taxes....    8,983        24.7       17,151        31.2        53,531        41.7
  Income taxes..................    3,684        10.2        7,117        13.0        22,483        17.5
                                  -------       -----      -------       -----      --------       -----
          Net income............  $ 5,299        14.5%     $10,034        18.2%     $ 31,048        24.2%
                                  =======       =====      =======       =====      ========       =====

REVENUE

     Total revenue for fiscal 1996 increased $73.5 million, or 134%, over total revenue for fiscal 1995 which, in turn, increased $18.7 million, or 52%, over total revenue in fiscal 1994. These increases in total revenue were primarily the result of higher excess servicing gain and loan service revenue resulting from increased volumes of mortgage loans originated and purchased by the Company and securitized and sold. The Company originated and purchased $150 million, $355 million and $849 million of mortgage loans during fiscal 1994, 1995 and 1996, respectively.

     In a securitization, the Company recognizes a gain on the sale of loans securitized upon the closing of the securitization, but does not receive the excess servicing, which is payable over the actual life of the loans securitized. The excess servicing represents, over the estimated life of the loans, the excess of the weighted average interest rate on the pool of loans sold over the sum of the investor pass-through rate, normal servicing fee and the monoline insurance fee. The net present value of that excess (determined based on certain prepayment and loss assumptions) less transaction expenses is recorded as excess servicing gain or loss at the time of the closing of the securitization. Excess servicing gain increased by $55.3 million, or 241%, in fiscal 1996 compared to fiscal 1995 and $14.9 million, or 183%, in fiscal 1995 compared to fiscal 1994. These increases resulted primarily from the greater size of the mortgage loan pools securitized and sold by the Company in the secondary market and, in fiscal 1996, increased servicing spreads and the recognition of mortgage servicing rights pursuant to SFAS 122 in the amount of $11.8 million (see "-- Certain Accounting Considerations"). The Company securitized and sold $107 million, $317 million and $791 million of loans in the secondary market during fiscal 1994, 1995 and 1996, respectively. The weighted average servicing spread on loans securitized and sold during these periods was 3.91%, 3.91% and 4.93% for fiscal 1994, 1995 and 1996, respectively. The higher weighted average servicing spread in 1996 reflected a decrease in pass-through rates to investors and a change in product mix. In the future, the Company expects to realize a lower percentage of excess servicing gain on the sale of loans as a result of changes in assumptions to reflect the changing composition of the Company's loan product mix and other factors.

     Commissions earned on loan originations continue to be a significant component of total revenue, although to a lesser degree than in prior years, comprising 45%, 29% and 15% of total revenue in fiscal 1994, 1995 and 1996 respectively. Commissions increased $4.1 million, or 26%, in fiscal 1996 compared to fiscal 1995, and decreased $633,000, or 3.9%, in fiscal year 1995 compared to fiscal 1994. Commission revenue is primarily a function of the volume of mortgage loans originated by the Company through its retail loan office network and the weighted average commission rate charged on such loans. The increase in commissions in fiscal year 1996 was a result of increased origination volume, offsetting a decline in weighted average commission rate. The decrease in commissions in fiscal year 1995 was due to a reduction in the weighted average commission rate, partially offset by an increase in the dollar amount of loans originated. The weighted average commission rate was 11.6 %, 9.4% and 7.7% during fiscal 1994, 1995 and 1996, respectively. The lower weighted average commission rate in 1996 reflected competitive factors, and the increase of higher credit grade loans originated through the Company's retail loan office network. Commissions do not include $722,000 and $1.0 million of commissions on loans which were held for sale as of June 30, 1995 and 1996, respectively.

     Loan service revenue increased $9.9 million, or 121%, in fiscal 1996 compared to fiscal 1995 and $2.1 million, or 35%, in fiscal 1995 compared to fiscal 1994. Loan service revenue consists of net servicing spread earned on the principal balances of the loans in the Company's loan servicing portfolio, prepayment fees, late charges and other fees retained by the Company in connection with the servicing of loans. The increases in fiscal 1996 and 1995 were due primarily to the greater size of the portfolio of loans serviced in each of these periods. The Company's loan servicing portfolio increased to $1.25 billion at June 30, 1996, up 105% from the June 30, 1995 balance of $609 million which, in turn, increased 59% over the June 30, 1994 balance.

     Fees and other revenue increased by $4.1 million, or 52%, in fiscal 1996 compared to fiscal 1995 and increased $2.3 million, or 42%, in fiscal 1995 compared to fiscal 1994. Fees and other revenue consist of fees received by the Company through its retail loan office network in the form of closing, appraisal, underwriting and other fees, plus interest income. The dollar amount of these fees increased in each of the years presented due to the larger number of mortgage loans originated through the Company's retail loan office network during the respective periods. Interest income increased in fiscal 1996 and 1995 due to interest earned on larger amounts of loans held by the Company during the period from origination or purchase of the loans until the date sold by the Company.

EXPENSES

     Compensation and related expenses increased $15.6 million, or 89%, in fiscal 1996 compared to fiscal 1995 as a result of increased compensation paid to senior management ($4.2 million) as well as the addition of new personnel. For primarily the same reasons, compensation and related expenses increased by $4.0 million, or 29%, in fiscal 1995 compared to fiscal 1994. Compensation and related expenses as a percentage of total revenues were 38%, 32% and 26% for fiscal 1994, 1995 and 1996, respectively. The Company anticipates that compensation expense will increase in fiscal 1997 as a result of a full year's compensation to be paid to members of senior management who joined the Company in the latter half of fiscal 1996, as well as the addition in fiscal 1997 of One Stop's senior management and other personnel.

     Sales and advertising costs increased $8.5 million, or 85%, in fiscal 1996 compared to fiscal 1995 and $2.0 million, or 26%, in fiscal 1995 compared to fiscal 1994, due primarily to the Company's nationwide expansion of its retail loan office network. Sales and advertising costs as a percentage of total revenue were 22%, 18% and 14% for fiscal 1994, 1995, and 1996, respectively.

     General and administrative expenses increased $6.9 million, or 97%, in fiscal 1996 compared to fiscal 1995 and decreased to 11% from 13% of revenue for the same periods. General and administrative expenses increased by $1.7 million, or 31%, in fiscal 1995 compared to fiscal 1994, a decrease to 13% from 15% of revenue for the same periods. The dollar increases were primarily the result of occupancy and communications costs related to the expansion of the Company's retail loan office network (an increase of $3.7 million in 1996 when compared to 1995 and $592,000 in 1995 when compared to 1994), and equipment rental expense (an increase of $956,000 in 1996 when compared to 1995 and $10,000 in 1995 when compared with 1994). The increase in equipment rental expense in 1996 was primarily attributable to an airplane lease entered into in February 1996.

     Interest expense increased to $9.3 million in fiscal 1996 compared to $3.2 million in fiscal 1995 and $322,000 in fiscal 1994 primarily as a result of increased borrowings under various financing arrangements used to fund the origination and purchase of mortgage loans prior to their securitization and sale in the secondary market. Interest expense is expected to increase in future periods due to the Company's continued reliance on warehousing facilities to fund increased originations and purchases of loans pending their securitization, and as a result of the Company's sale in the third quarter of fiscal 1996 of $115 million of its 5.5% Convertible Subordinated Debentures due 2006.

INCOME TAXES

     The Company's provision for income taxes increased to $22.5 million in fiscal 1996 from $7.1 million in fiscal 1995 and $3.7 million in fiscal 1994 primarily as a result of increased pre-tax income.

FINANCIAL CONDITION

     Loans held for sale. Prior to securitization, the Company holds mortgage loans in its portfolio. Due to the increased volume of loan originations and purchases, the Company's portfolio of loans held for sale increased to $67.3 million at June 30, 1996 from $24.1 million at June 30, 1995.

     Accounts receivable. Accounts receivable representing servicing fees and advances, increased by $2.5 million from $6.1 million at June 30, 1995 to $8.6 million at June 30, 1996. This increase was primarily due to the increased size of the servicing portfolio.

     Excess servicing receivable. Excess servicing receivable, increased $87.0 million from $42.1 million at June 30, 1995 to $129 million at June 30, 1996 reflecting the increased size of the Company's securitizations during 1996.

     Mortgage servicing rights. The June 30, 1996 balance includes $10.9 million of mortgage servicing rights capitalized in accordance with SFAS 122. This balance reflects the capitalization under SFAS 122 of $11.8 million of servicing rights partially offset by amortization of $857,000 during fiscal 1996. See "-- Certain Accounting Considerations."

     Residual assets. Residual assets represent the reserve accounts and overcollateralization amounts required to be maintained in connection with the securitization of loans. Residual assets include cash and mortgage loans in excess of the principal amounts of the senior certificates of the REMIC trusts. Residual assets increased $29.8 million from $14.9 million at June 30, 1995 to $44.7 million at June 30, 1996.

     Equipment and improvements. Primarily as a result of the expansion of the Company's retail loan office network and the associated investment in technology, equipment and improvements, net increased $3.5 million from $2.1 million at June 30, 1995 to $5.6 million at June 30, 1996.

     Prepaid and other assets. Prepaid and other assets increased $4.6 million from $5.0 million at June 30, 1995 to $9.6 million at June 30, 1996. The increase was primarily related to prepaid financing costs incurred in connection with the issuance of $115 million of 5.5% Convertible Subordinated Debentures due 2006 in the third quarter of fiscal 1996 and, to a lesser extent, to prepaid advertising costs.

     Revolving warehouse facilities. Amounts outstanding under warehouse facilities increased by $11.0 million from a zero balance at June 30, 1995 to an $11.0 million balance at June 30, 1996 primarily as a result of the larger amount of loans held for sale at such dates.

     Borrowings. Notes payable increased by $115 million from $23.1 million at June 30, 1995 to $138 million at June 30, 1996 primarily as a result of the issuance in the third quarter of fiscal 1996 of $115 million of 5.5% Convertible Subordinated Debentures due 2006.

LIQUIDITY

     The table below summarizes cash flow generated by and used in operating activities:

                                                                FISCAL YEARS ENDED JUNE 30,
                                                            -----------------------------------
                                                              1994         1995         1996
                                                            --------     --------     ---------
                                                                      (IN THOUSANDS)
OPERATING CASH INCOME:
  Excess cash flows generated by securitization trusts....  $  3,482     $  7,984     $  29,932
  Less cash required to be invested in residual
     assets(1)............................................    (4,228)      (8,691)      (29,794)
                                                            --------     --------     ---------
  Net excess cash flow from securitization trusts.........      (746)        (707)          138
  Other servicing fees....................................     5,310        4,664         6,049
  Interest received.......................................       771        2,339         6,397
  Commission income.......................................    16,432       15,799        19,880
  Other cash income.......................................     4,825        5,601         5,372
                                                            --------     --------     ---------
  Total operating cash income.............................    26,592       27,696        37,836
OPERATING CASH EXPENSES:
  Securitization and loan acquisition costs...............    (1,589)     (10,937)      (37,317)
  Cash operating expenses.................................   (26,779)     (36,377)      (69,304)
  Taxes paid..............................................    (2,991)      (5,196)       (4,240)
  Interest paid...........................................         0         (805)       (2,415)
                                                            --------     --------     ---------
  Total operating cash expenses...........................   (31,359)     (53,315)     (113,276)
                                                            --------     --------     ---------
  Net operating cash flow.................................    (4,767)     (25,619)      (75,440)
  Cash (used in) provided by other payables and
     receivables..........................................       875       (3,765)       (3,598)
  Cash used in loans held for sale........................    (9,965)     (13,991)      (43,195)
                                                            --------     --------     ---------
  Net cash used in operating activities...................  $(13,857)    $(43,375)    $(122,233)
                                                            ========     ========     =========
  Change in Excess Spread Receivables(2)..................  $ 11,225     $ 38,180     $ 127,731
  Net cash provided by financing activities...............  $ 22,855     $ 48,209     $ 124,687

---------------
(1) Cash required to fund initial and required overcollateralization account balances.

(2) Represents the change in the sum of excess servicing receivables and residual assets, and at June 30, 1996, mortgage servicing rights. See Note 1 to Consolidated Financial Statements.

     The Company's operations require continued access to short-term and long-term sources of cash. The Company's operating cash requirements include the funding of: (i) mortgage loan originations and purchases prior to their securitization and sale, (ii) fees and expenses incurred in connection with the securitization and sale of loans, (iii) cash reserve account or overcollateralization requirements in connection with the securitization and sale of mortgage loans, (iv) tax payments due on recognition of excess servicing gain, and (v) ongoing administrative and other operating expenses.

     The Company has operated on a negative operating cash flow basis and expects to continue to do so for as long as the Company's cash requirements necessitated by the growth in volume of its securitization program continue to grow at rates in excess of the cash generated by the Company from its operations, including its servicing activities. Historically, the Company has funded, and expects to continue to fund, these negative operating cash flows, subject to limitations under the Company's existing credit facilities, principally through borrowings from financial institutions, sales of equity securities and sales of senior and subordinated notes, among other sources. There can be no assurance that the Company will have access to the capital markets in the future or that financing will be available to satisfy the Company's operating and debt service requirements or to fund its future growth. See "-- Capital Resources" and "Business -- Business Strategy."

     New loan originations and purchases represent the Company's most significant cash flow requirement. The Company pays a premium on loans purchased through its wholesale correspondent program and on loans purchased from independent mortgage brokers. The amount of cash used to pay premiums approximated $33.7 million in 1996.

     The Company securitized and sold in the secondary market $107 million, $317 million and $791 million of loans in fiscal 1994, 1995 and 1996, respectively. In connection with securitization transactions completed during these periods, the Company was required to provide credit enhancements in the form of reserve accounts or overcollateralization amounts. In addition, during the life of the related REMIC trusts, the Company subordinates a portion of the excess servicing otherwise due it to the rights of holders of senior interests as a credit enhancement to support the sale of the senior interests. In connection with securitizations effected in fiscal 1994, 1995 and 1996, initial reserve accounts or overcollateralization requirements were set at $2.2 million, $3.5 million and $7.5 million, respectively. The terms of the REMIC trusts generally require that all excess servicing otherwise payable to the Company during the early months of the trusts be used to increase the cash reserve accounts, or to repay the senior interests in order to increase overcollateralization to specified maximums. The accumulated amounts of such cash reserve accounts and overcollateralization amounts are reflected on the Company's balance sheet as "residual assets." At June 30, 1996, the residual assets balance was $44.7 million.

     In addition, the increasing use of securitization transactions as a funding source by the Company has resulted in a significant increase in the amount of excess servicing gain recognized by the Company. During fiscal 1994, 1995 and 1996, the Company recognized excess servicing gain in the amounts of $8.1 million, $23.0 million and $78.3 million, respectively. The recognition of excess servicing gain has a negative impact on the cash flow of the Company since the Company is required to pay federal and state taxes on a portion of these amounts in the period recognized although it does not receive the cash representing the gain until later periods as the related service fees are collected and applicable reserve or overcollateralization requirements are met.

     The Company also incurs certain expenses in connection with securitizations, including underwriting fees, credit enhancement fees, trustee fees, hedging and other costs, which in fiscal 1996 approximated 1.0% of the principal amount of the securitized mortgage loans.

CAPITAL RESOURCES

     The Company finances it operating cash requirements primarily through (i) warehouse and other credit facilities, (ii) the securitization and sale of mortgage loans, and (iii) the issuance of debt and equity securities.

     Warehouse and Other Credit Facilities. The Company currently has two warehouse facilities and one other credit facility in place. There is a $150 million warehouse and working capital line of credit from a syndicate of six commercial banks that is secured by loans originated and purchased by the Company as well as certain servicing receivables, and which bears interest at the rate of 0.875% over one-month LIBOR. This line is currently scheduled to expire on December 24, 1996 and is subject to renewal. There is an additional warehouse line of credit from one investment bank that is secured by loans originated and purchased by the Company. This line of $150 million bears interest at the rate of 0.875% over one-month LIBOR, subject to renewal periodically and is currently scheduled to expire on January 1, 1997. Additionally, the Company has a written commitment for a $125 million warehouse facility from an investment bank. This facility would bear interest at a rate of 0.875% over one-month LIBOR and would expire on the earlier of December 31, 1996 and the completion of the current quarter's securitization. Finally, the Company has a $50.0 million credit facility from a commercial bank that is secured by certain excess servicing receivables in certificated form and which expires on December 6, 1996. This facility bears interest at the rate of 2.625% over the federal funds rate. Upon certain capital raising events including this offering and the Notes Offering, the lender may require all outstanding amounts under this facility in excess of $30 million to be prepaid and may reduce the credit limit under the facility to $30 million. Management expects, although there can be no assurance, that the Company will be able to maintain these or similar facilities in the future. In addition, the Company is currently negotiating with a number of investment banks for additional warehouse facilities. See "Risk Factors -- Dependence on Funding Sources -- Dependence on Warehouse and Other Credit Facilities" and "Underwriting."

     Securitization Program. The Company's most important capital resource has been its ability to sell loans originated and purchased by it in the secondary market in order to generate cash proceeds to pay down its warehouse facilities and fund new originations and purchases. The value of and market for the Company's loans are dependent upon a number of factors, including general economic conditions, interest rates and governmental regulations. Adverse changes in such factors may affect the Company's ability to securitize and sell loans for acceptable prices within a reasonable period of time. The ability of the Company to sell loans in the secondary market on acceptable terms is essential for the continuation of the Company's loan origination and purchase operations. A reduction in the size of the secondary market for loans of the types originated or purchased by the Company may adversely affect the Company's ability to sell loans in the secondary market with a consequent adverse impact on the Company's profitability and ability to fund future originations and purchases. See "Risk Factors -- Dependence on Funding Sources -- Dependence on Securitization Program."

     In addition, in order to gain access to the secondary market, the Company has relied on monoline insurance companies to provide financial guarantee insurance on senior interests in the REMIC trusts established by the Company. The Company has not structured a pool for securitization and sale in the secondary market based solely on the internal credit enhancements of the pool or the Company's guarantees. Any substantial reduction in the size or availability of the secondary market for the Company's loans or the unwillingness of monoline insurance companies to provide financial guarantee insurance for the senior interests in the REMIC trusts could have a material adverse effect on the Company's financial position and results of operations. At June 30, 1996, the dollar volume of loans delinquent more than 90 days on the Company's four REMIC trusts formed during the period from December 1994 to September 1995 exceeded the permitted limit in the related pooling and servicing agreements. The higher delinquency rates could result in the termination of the Company's normal servicing rights with respect to the loans in these trusts, although to date no servicing rights have been terminated, negatively affect the Company's cash flows and adversely influence the Company's assumptions underlying the excess servicing gain. See "Risk Factors -- Delinquencies; Negative Impact on Cash Flow; Right to Terminate Normal Servicing."

     Other Capital Resources. The Company has funded negative cash flows primarily from the sale of its equity and debt securities. In December 1991, July 1993, and June 1995, the Company effected offerings of its Common Stock with net proceeds to the Company aggregating $61.1 million. In March 1995, the Company completed an offering of its 10.5% Senior Notes due 2002 with net proceeds to the Company of $22.2 million. In February 1996, the Company completed an offering of its 5.5% Convertible Subordinated Debentures due 2006 with net proceeds to the Company of $112 million.

     The Company had cash and cash equivalents of approximately $18.2 million (of which $2.2 million was restricted) at June 30, 1996. However, the Company expects to continue its growth strategies. Consequently, assuming that this offering and the Notes Offering are not consummated, the Company anticipates that it will need to arrange for additional cash resources prior to the third quarter of fiscal 1997 through additional debt or equity financing, additional bank borrowings or restructuring its securitization program. If this offering and the Notes Offering are consummated, the Company anticipates that its sources of liquidity will be sufficient to fund the Company's liquidity requirements for at least the next 12 months, if the Company's future operations are consistent with management's current growth expectations. The Company has no commitments for additional bank borrowings or additional debt or equity financing and there can be no assurance that the Company will be successful in consummating any such financing transaction in the future on terms the Company would consider to be favorable. See "Risk Factors -- Negative Cash Flows and Capital Needs."

RISK MANAGEMENT

     The Company employs a variety of strategies in order to manage the risk that mortgage loans held for sale pending securitization will fluctuate in value as a result of changing interest rates prevailing in the market. The Company hedges against interest rate fluctuations by selling United States Treasury securities not yet purchased. The amount and timing of hedging transactions are determined by members of the Company's senior management. Management assesses factors including the interest rate environment, loan production levels and open positions of current hedging positions. The Company has also mitigated its interest rate exposure by effecting securitizations once each quarter resulting in a holding period for most of the mortgage loans originated and purchased by it of less than one quarter.

     The Company also mitigates its exposure to interest rate risk through a pre-funding strategy in which it agrees to sell loans to the REMIC trust in the future at an agreed-upon price. The pre-funding locks in the price agreed upon with investors on the pricing date (typically five business days prior to the closing date of the securitization) for a period of generally 30 days. In a pre-funding arrangement, the Company typically delivers approximately 75% of the loans sold at the closing and the remainder generally within 30 days after the closing.

CERTAIN ACCOUNTING CONSIDERATIONS

     As a fundamental part of its business and financing strategy, the Company sells substantially all of its mortgage loans through securitizations. In a securitization, the Company recognizes a gain on the sale of loans securitized upon the closing of the securitization, but does not receive the cash representing such gain until it receives the excess servicing, which is payable over the actual life of the loans securitized. The cash purchase price is raised through an offering of pass-through certificates by the trust. Following the securitization, the purchasers of the pass-through certificates receive the principal collected. The excess servicing represents, over the estimated life of the loans, the excess of the weighted average interest rate on each pool of loans sold over the sum of the pass-through interest rate, a normal servicing fee and the fees of the monoline insurance carrier. The net present value of that excess (based on certain prepayment and loss assumptions) less transaction expenses is recorded as excess servicing gain or loss when the loan is securitized and sold. The excess servicing receivable included in the Consolidated Financial Statements represents these amounts reduced by direct transaction costs. The excess servicing receivable is amortized in proportion to and over the expected lives of the related loans.

     The Company's excess servicing receivable is amortized over the estimated remaining life of the underlying loans as an offset against the excess servicing component of servicing income actually received in connection with such loans. If actual prepayments with respect to sold loans occur faster or credit experience is worse than projected at the time such loans were sold, the carrying value of the excess servicing receivable may have to be written down through a charge to earnings in the period of adjustment. For the three years ended June 30, 1996, there were no material adjustments to the Company's carrying value of the excess servicing receivable as a result of actual prepayment experience. However, there can be no assurance of the accuracy of management's prepayment estimates. If actual prepayments with respect to sold loans in the secondary market or funded by private investors were to exceed management's estimates materially, the carrying value of the excess servicing receivable would be written down through a charge to earnings in the period of adjustment.

     Effective fiscal 1996, the Company adopted SFAS 122 which requires that upon sale or securitization of servicing retained mortgages, companies capitalize the cost associated with the right to service mortgage loans based on their relative fair value. The Company determines fair value based on the present value of estimated net future cash flows related to servicing income. The cost allocated to the servicing rights is amortized in proportion to and over the period of estimated net future servicing fee income. The Company periodically reviews capitalized servicing fees receivable for valuation impairment. This review is performed on a disaggregated basis for the predominant risk characteristics of the underlying loans which are loan type, term and credit quality. The Company generally makes loans to credit-impaired borrowers whose borrowing needs may not be met by traditional financial institutions due to credit exceptions and other factors. Impairment is recognized in valuation allowance for each disaggregated stratum in the period of impairment. The effect of adopting SFAS 122 was to increase the net income of the Company as reported in the Company's Consolidated Financial Statements for fiscal 1996 by $5.7 million or $0.37 per weighted average share.

     In May 1993, the FASB released SFAS No. 114, "Accounting by Creditors for Impairment of a Loan" ("SFAS 114"). SFAS 114 was amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures" ("SFAS 118") released in October 1994. The Company adopted SFAS 114 in fiscal 1996. As the Company generally sells its loans within a relatively short period, the adoption of SFAS 114, as amended by SFAS 118, did not have a material impact on the Company's financial position or results of operations.

     In October 1995, the FASB released SFAS No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). This statement establishes methods of accounting for stock-based compensation plans. SFAS 123 is effective for fiscal years beginning after December 15, 1995. The Company expects to continue to apply Accounting Principles Board Opinion 25 for measurement of stock compensation and will provide the disclosure required by SFAS 123 beginning in fiscal year 1997. The adoption of SFAS 123 is not expected to have a material effect on the financial position of the Company.

                                    BUSINESS

GENERAL

     The Company, founded in 1954, is a consumer finance company engaged in the business of originating, purchasing, selling and servicing home equity mortgage loans secured by single family residences. The Company's principal market is credit-impaired borrowers who have significant equity in their homes but whose borrowing needs are not being met by traditional financial institutions due to credit exceptions or other factors. The Company focuses its efforts on collateral lending and believes that it originates and purchases a greater proportion of lower credit grade loans ("C-" and "D" loans) than most other lenders to credit-impaired borrowers. These lower credit grade loans are characterized by lower combined loan-to-value ratios and higher average interest rates than higher credit grade loans ("A-," "B" and "C" loans). The Company believes lower credit-quality borrowers represent an underserved niche of the home equity loan market and present an opportunity to earn a superior return for the risks assumed. Although the Company has historically experienced delinquency rates that are higher than those prevailing in its industry, management believes the Company's historical loan losses are generally lower than those experienced by most other lenders to credit-impaired borrowers because of the lower combined loan-to-value ratios on the Company's lower credit grade loans. The mortgage loans originated and purchased by the Company are generally used by borrowers to consolidate indebtedness or to finance other consumer needs rather than to purchase homes. Consequently, the Company believes that it is not as dependent as traditional mortgage bankers on levels of home sales or refinancing activity prevailing in its markets.

     The Company originates and purchases loans through three production channels. The Company has historically originated its loans through its retail loan office network. In 1994, the Company diversified its production channels to include a wholesale correspondent program which consisted initially of purchasing loans from other mortgage bankers and financial institutions underwritten in accordance with the Company's guidelines. In fiscal 1996, this program was expanded to include the purchase of loans in bulk from other mortgage bankers and financial institutions. On August 28, 1996, the Company acquired One Stop, which further diversified the Company's production channels to include the origination and purchase of mortgage loans from a network of independent mortgage brokers. While the Company intends to continue focusing on its traditional niche in the "C-" and "D" credit grade loans, the Company also intends to continue to diversify the loans it originates and purchases through its three production channels to include more "A-," "B" and "C" credit grade loans. The Company underwrites every loan it originates and re-underwrites and reviews appraisals on all loans it purchases. See "-- Mortgage Loan
Production -- Underwriting."

     Substantially all of the mortgage loans originated and purchased by the Company are sold in the secondary market through public securitizations in order to enhance profitability, maximize liquidity and reduce the Company's exposure to fluctuations in interest rates. In a securitization, the Company recognizes a gain on the sale of loans securitized upon the closing of the securitization, but does not receive the excess servicing, which is payable over the actual life of the loans securitized. The excess servicing represents, over the estimated life of the loans, the excess of the weighted average interest rate on the pool of loans sold over the sum of the investor pass-through rate, normal servicing fee and the monoline insurance fee. The net present value of that excess (determined based on certain prepayment and loss assumptions) less transaction expenses is recorded as excess servicing gain or loss at the time of the closing of the securitization. The Company securitized and sold in the secondary market $107 million, $317 million and $791 million of loans in the years ended June 30, 1994, 1995 and 1996, respectively. Each of the Company's securitizations has been credit-enhanced by insurance provided by a monoline insurance company to receive ratings of "Aaa" by Moody's Investors Service and "AAA" from Standard & Poor's.

     The Company retains the servicing rights (collecting loan payments and handling borrower defaults) to substantially all of the loans it originates or purchases. At June 30, 1996, the Company had a servicing portfolio of $1.25 billion, 27% of which was serviced by subservicers. In fiscal 1996, the Company serviced directly all loans in its servicing portfolio which were secured by mortgaged properties located in Arizona, California, Colorado, Nevada, Oregon, Utah and Washington. Loans secured by properties located in other states were serviced through one or more subservicers which were paid a fee per loan and a participation in certain other fees paid by the borrowers. The Company will implement in fiscal 1997 a new servicing system which will provide the Company the capability to service in house all loans originated or purchased by it regardless of the state in which the mortgaged property is located. See "-- Loan Servicing."

BUSINESS STRATEGY

     The Company's strategy is to continue to build on its position as a leading lender to credit-impaired borrowers. The expansion of the Company's business over the last three years has been driven by the growth in the volume of loans originated and purchased by the Company and by the Company's ability to continue to access the capital markets to facilitate the sale of these loans through securitizations. The Company intends to pursue its growth strategy by (i) continuing to expand its retail loan office network, wholesale correspondent program and independent broker network, (ii) increasing its servicing portfolio and servicing capabilities, (iii) continuing to enhance its corporate and operating infrastructure and (iv) diversifying its funding sources. An important long-term goal of the Company's business strategy is to continue to build its excess servicing receivable, mortgage servicing rights and residual assets ("Excess Spread Receivables"). The Company believes that its investments in these assets yield attractive cash on cash returns. In addition, the Company believes its cash flow profile will change over time as the rate of loan production growth moderates and as the size of its servicing portfolio and its Excess Spread Receivables increase. In particular, the Company intends to employ the following strategies:

          Geographic Diversification. The Company plans to continue the geographic expansion of its loan production. During fiscal 1996, the Company expanded its retail loan office network into the Midwest and East and continued to expand its wholesale correspondent network. The Company intends to continue focusing on its expansion in the Midwest and East and to expand its loan purchasing capabilities by building new relationships with loan correspondents and, with the acquisition of One Stop, independent mortgage brokers nationwide with the goal of increasing market share in these areas.

          Diversification of Loan Production Channels. At the beginning of fiscal 1994, the Company originated virtually all of its mortgage loans through its retail loan office network. Since that time, the Company has been pursuing a strategy of diversifying its loan production. The Company has developed a wholesale correspondent program and has recently added a network of independent brokers as a production source when it acquired One Stop. The Company intends to increase production through each of these channels and to diversify the loans it originates and purchases to include more "A-," "B" and "C" credit grade loans.

          Increase Servicing Portfolio; Increase Margins and Develop Subservicing Capabilities. The Company plans to build the size of its servicing portfolio to provide a stable, and ultimately a significant, source of recurring revenue. On June 30, 1996, the Company's servicing portfolio was $1.25 billion, up 105% from $609 million at the end of the prior year. The Company expects to increase the size of its loan servicing portfolio by continuing to increase loan originations and purchases and completing new securitizations. To service this greater volume and to provide the Company with the capability of servicing its entire portfolio, the Company is investing in a new servicing system which is expected to be on line prior to the end of fiscal 1997. This new operation is expected to increase margins in the Company's servicing operations and to provide the Company with the capability of subservicing for other mortgage bankers, a potential new revenue source.

          Continue to Enhance Corporate and Operational Management and Infrastructure. From June 30, 1994 to June 30, 1996, the Company's revenues and net income grew 255% and 485%, respectively, and its employee base grew from 303 employees at June 30, 1994 to 672 employees at June 30, 1996. To support this significantly larger operation, the Company has invested in additional corporate and operating management and infrastructure. The Company has also expanded its telemarketing operations, including a predictive dialer system which is expected to be fully operational in fall 1996.

          Continue to Diversify Funding Sources. The Company intends to continue to expand and diversify its funding sources by adding additional warehouse and residual financing facilities and seeking to increase the advance rates on existing and new facilities. In addition, the Company intends to obtain higher credit ratings by improving its financial condition and operating results. The Company believes that higher credit ratings, as well as obtaining higher advance rates on warehouse and residual facilities, should improve the Company's cash flow over time. In particular, higher credit ratings could facilitate the Company's use of letters of credit in lieu of cash in overcollateralization accounts, and the Company's obtaining debt financing at a lower cost. In addition, the Company intends to improve its liquidity by exploring alternatives, including: (i) whole loan sales, (ii) monetization of the excess servicing receivable asset (including sale of interest-only strips), and (iii) use of senior/subordinated securitization structures which may be more cash flow efficient than buying monoline insurance. The Company also believes it will improve its cash flow by improving the efficiency of its servicing operations and realizing overall operating leverage over time as cash expenses grow at a slower rate than cash receipts.

MORTGAGE LOAN PRODUCTION

     The Company's principal loan product is a non-conforming home equity loan with a fixed principal amount and term to maturity which is typically secured by a first mortgage on the borrower's residence with either a fixed or adjustable rate. Non-conforming home equity loans are loans made to homeowners whose borrowing needs may not be met by traditional financial institutions due to credit exceptions or other factors and that cannot be marketed to agencies such as Ginnie Mae, Fannie Mae and Freddie Mac. In addition, the Company offers junior mortgages and other products in order to meet a wide variety of borrower needs. In fiscal 1996, the Company obtained its loans through two primary channels: its retail loan office network, through which loans are originated by the Company out of its 50 retail loan offices located in 17 states, and its wholesale correspondent program, through which loans are purchased from mortgage bankers and other financial institutions. With the acquisition of One Stop on August 28, 1996, the Company expanded its loan production channels to include a network of independent mortgage brokers, from which loans are submitted to One Stop for funding or purchase.

     The following table illustrates the sources of the Company's loan production, excluding loans originated or purchased by One Stop during fiscal 1996 in the aggregate amount of $320 million:

                                                                FISCAL YEARS ENDED JUNE 30,
                                                             ----------------------------------
                                                               1994         1995         1996
                                                             --------     --------     --------
                                                                   (DOLLARS IN THOUSANDS)
Retail loans:
  Total dollar amount......................................  $130,200     $148,200     $220,900
  Number of loans..........................................     3,373        3,734        4,792
  Average loan amount......................................  $   38.6     $   39.7     $   46.0
  Average initial combined loan to value...................        52%          55%          60%
  Weighted average interest rate...........................      10.3%        11.8%        11.0%
Wholesale correspondent program:
  Total dollar amount......................................  $ 19,700     $206,800     $628,200
  Number of loans..........................................       265        2,314        7,166
  Average loan amount......................................  $   74.3     $   89.4     $   87.7
  Average initial combined loan to value...................        NM           65%          66%
  Weighted average interest rate...........................        NM         11.4%        11.7%
Total loans:
  Total dollar amount......................................  $149,900     $355,000     $849,100
  Number of loans..........................................     3,638        6,048       11,958
  Average loan amount......................................  $   41.2     $   58.7     $   71.0
  Average initial combined loan to value...................        52%          61%          64%
  Weighted average interest rate...........................      10.3%        11.6%        11.5%

     Retail Loan Office Network. The Company originates home equity mortgage loans through its network of retail loan offices which, at August 31, 1996, consisted of 50 retail loan offices located in 17 states. The Company is aggressively pursuing a strategy of expanding its retail loan office network beyond the 36 offices located in California and the other Western states. Of the Company's 50 retail loan offices, seven are located in the Midwest and seven are located along the East coast. The Company believes that it has significant additional expansion opportunities in these and other areas.

     The Company selects areas in which to introduce or expand its retail presence on the basis of selected demographic statistics, marketing analyses and other criteria developed by the Company. Typically, new office locations have become profitable within 90 days of opening.

     The Company's expansion of its retail loan office network has resulted in significant increases in retail loan production over the last three fiscal years. The Company originated $130 million, $148 million and $221 million of mortgage loans through this network in fiscal 1994, 1995 and 1996, respectively.

     The Company generates applications for loans through its retail loan office network principally through a multimedia advertising program, which includes the use of direct mailings to homeowners, radio and television advertising, yellow-page listings and telemarketing. The Company believes that its advertising campaigns establish name recognition and serve to distinguish the Company from its competitors. The Company continually monitors the sources of its applications to determine the most effective methods and manner of advertising.

     The Company's advertising invites prospective borrowers to call its headquarters office through the Company's toll-free telephone numbers. On the basis of an initial screening conducted at the time of the call, the Company's customer service representative makes a preliminary determination of whether the customer and the property meet the Company's lending criteria, schedules an appointment with an appraiser and refers the customer to the most conveniently located retail loan office.

     The Company's loan officer at the local retail loan office assists the applicant in completing the loan application, orders a credit report from an independent, nationally recognized credit reporting agency and performs various other tasks in connection with the completion of the loan package. The loan package is then forwarded to the Company's headquarters office for review by underwriters and for loan approval. If the loan package is approved, the loan is funded by the Company. The Company's loan officers are trained to structure loans that meet the applicant's needs, while satisfying the Company's lending guidelines. If an applicant does not meet the guidelines for the loan applied for, a different loan that may also serve the applicant's needs is usually suggested.

     Through its retail loan office network, the Company also takes applications from prospective borrowers who respond to the Company's advertising but fall outside the Company's target market. These loans may be brokered to other institutional lenders or to private investors. In these cases, the Company receives brokerage commissions on loans actually funded.

     Wholesale Correspondent Program. The Company purchases closed loans from mortgage bankers and other financial institutions on a continuous or "flow" basis and through bulk purchases. In fiscal 1996, 74% of the Company's loan production came from these sources. The Company believes that its wholesale correspondent program represents a cost effective means of increasing loan production. Although the Company purchases mortgage loans from a variety of sources, one correspondent represented approximately 32% of total mortgage loans purchased in fiscal 1996.

     Independent Broker Network. On August 28, 1996, the Company acquired One Stop, and thereby expanded its mortgage loan production sources to include a network of independent mortgage brokers. Under this program, the independent mortgage broker identifies the potential applicant, assists the applicant in completing the loan application and submits the application with the other documents constituting the completed loan package to One Stop for underwriting and loan approval. Prior to its acquisition by the Company, a substantial portion of the loans originated or purchased by One Stop were "A-," "B," or "C" loans. One Stop intends to increase the percentage of "C-" and "D" loans it originates and purchases. All loans originated by One Stop are underwritten in accordance with the Company's underwriting guidelines. Once approved, the loan is funded or purchased by One Stop directly.

     Consistent underwriting, quick response times and personal service are critical to successfully producing loans through independent mortgage brokers. To meet these requirements, One Stop operates out of 24 offices to service the needs of the independent brokers and loan applicants. One Stop strives to provide quick response time to the loan application (generally within 24 hours). In addition, loan consultants and loan processors are available in the offices to answer questions, assist in the loan application process and facilitate the ultimate funding of the loan.

     Underwriting. The Company underwrites every loan it originates and re-underwrites each loan it purchases, in each case, either utilizing its staff consisting at August 31, 1996 of 157 full-time appraisers, or a Company-qualified contract appraiser. The Company's underwriting guidelines are designed to assess the adequacy of the real property as collateral for the loan and the borrower's creditworthiness. An assessment of the adequacy of the real property as collateral for the loan is primarily based upon an appraisal of the property and a calculation of the ratio (the "combined loan-to-value ratio") of all mortgages existing on the property (including the loan applied for) to the appraised value of the property at the time of origination. As a lender that specializes in loans made to credit-impaired borrowers, the Company ordinarily makes home equity mortgage loans to borrowers with credit histories or other factors that would typically disqualify them from consideration for a loan from traditional financial institutions. Consequently, the Company's underwriting guidelines generally require substantially lower combined loan-to-value ratios than would typically be the case if the borrower could qualify for a loan from a traditional financial institution. Creditworthiness is assessed by examination of a number of factors, including calculation of debt-to-income ratios, which is the sum of the borrower's normal monthly expenses divided by the borrowers's monthly income before taxes and other payroll deductions, an examination of the borrower's credit history through standard credit reporting bureaus, and by evaluating the borrower's payment history with respect to existing mortgages, if any, on the property.

     The underwriting of a mortgage loan to be originated or purchased by the Company includes a review of the completed loan package, which includes the loan application, a current appraisal, a preliminary title report and a credit report. All loan applications and all closed loans offered to the Company for purchase must be approved by the Company in accordance with its underwriting criteria. On an exception basis, and approval of the Company's underwriters, home equity mortgage loans may be made that do not conform to the Company's guidelines but only with the approval of a senior underwriter or by an executive officer of the Company. The Company regularly reviews its underwriting guidelines and makes changes when appropriate to respond to market conditions, because of the poor performance of loans representing a particular loan product or to respond to changes in laws or regulations. In September 1996, the Company changed its underwriting guidelines to eliminate one loan purchase product known as the "no documentation -- salaried employee" loan product in the "C-" and "D" credit grades because of what management believed to be the higher than average delinquency rates experienced on such loans, raised the maximum combined loan-to-value ratios for its "A-" credit grade loans to conform to market conditions and lowered the combined loan-to-value ratios for its "C-" and "D" credit grade loans made in certain judicial foreclosure states in recognition of the greater length of time it takes in such states to complete the foreclosure process.

     All appraisals in connection with loans originated by the Company through its retail loan office network are performed by Company appraisers. The Company's appraisers determine a property's value by reference to the sales prices of comparable properties recently sold, adjusted to reflect the condition of the property as determined through inspection. Loans purchased as part of the Company's wholesale correspondent program are reviewed by Company appraisers or Company-qualified contract appraisers, to assure that they meet the Company's standards. All of the Company's appraisers are full-time employees of the Company and compensated by salary and a bonus that is not dependent on completion of loan transactions.

     The Company requires title insurance coverage issued on an ALTA form of title insurance on all properties securing mortgage loans it originates or purchases. The loan originator and its assignees are generally named as the insured. Title insurance policies indicate the lien position of the mortgage loan and protect the Company against loss if the title or lien position is not as indicated. The applicant is also required to maintain hazard and, in certain instances, flood insurance, in an amount sufficient to cover the new loan and any senior mortgage, subject to the maximum amount available under the National Flood Insurance Program.

     Quality Control. The Company's quality control program is intended to (i) monitor and improve the overall quality of loan production generated by the Company's retail loan office network and its wholesale correspondent program or loans presented or purchased from its independent broker network and (ii) identify and communicate to management existing or potential underwriting and loan packaging problems or areas of concern. The quality control file review examines compliance with the Company's underwriting guidelines and federal and state regulations. This is accomplished by focusing on: (i) the accuracy of all credit and legal information; (ii) a collateral analysis which may include a desk or field re-appraisal of the property and review of the original appraisal;
(iii) employment and/or income verification; and (iv) legal document review to ensure that the necessary documents are in place.

     Credit Grades. The Company believes that it originates a greater proportion of lower credit quality loans ("C-" and "D" loans) than other lenders who lend to credit-impaired borrowers and as a result has historically experienced delinquency rates that are higher than those generally prevailing in its industry. However, the Company has not historically experienced significant loan losses because its loan portfolio has been characterized by relatively low combined loan-to-value ratios. The weighted average initial combined loan-to-value ratio of loans in its servicing portfolio at June 30, 1994, 1995 and 1996 was 56%, 59% and 63%, respectively. The increase in the weighted average combined loan-to-value ratio at June 30, 1996 reflected a changing mix in the mortgage loans in the servicing portfolio to include a greater proportion of first mortgages and higher credit grade loans.

     The following chart generally outlines certain parameters of the credit grades of the Company's underwriting guidelines at September 10, 1996:

                             "A-" CREDIT        "B" CREDIT         "C" CREDIT         "C-" CREDIT        "D" CREDIT
                                GRADE              GRADE              GRADE              GRADE              GRADE
------------------------  -----------------  -----------------  -----------------  -----------------  -----------------
GENERAL                   Has good credit    Pays the majority  Marginal credit    Marginal credit    Designed to
REPAYMENT                 but might have     of accounts on     history which is   history not        provide a
                          some minor         time but has some  offset by other    offset by other    borrower with
                          delinquency.       30- and/or 60-day  positive           positive           poor credit
                                             delinquency.       attributes.        attributes.        history an
                                                                                                      opportunity to
                                                                                                      correct past
                                                                                                      credit problems
                                                                                                      through lower
                                                                                                      monthly payments.
------------------------------------------------------------------------------------------------------------------
EXISTING                  Current at         Current at         Can have multiple  Must be paid in    Must be paid from
MORTGAGE                  application time   application time   30-day             full from loan     loan proceeds.
LOANS                     and a maximum of   and a maximum of   delinquencies and  proceeds and no    Rating not a
                          two 30-day         four 30-day        one 60-day         more than 120      factor.
                          delinquencies in   delinquencies in   delinquency and    days delinquent.
                          the past 12        the past 12        one 90-day
                          months.            months.            delinquency in
                                                                the past 12
                                                                months; currently
                                                                not more than 90
                                                                days delinquent.
------------------------------------------------------------------------------------------------------------------
NON-MORTGAGE              Major credit and   Major credit and   Major credit and   Major and minor    Major credit
CREDIT                    installment debt   installment debt   installment debt   credit             delinquency is
                          should be current  can exhibit some   can exhibit some   delinquency is     acceptable.
                          but may exhibit    minor 30- and/or   minor 60- and/or   acceptable, but
                          some minor 30-day  60-day             90-day             must demonstrate
                          delinquency.       delinquency.       delinquency.       some payment
                                                                                   regularity.
                          Minor credit may   Minor credit may   Minor credit may
                          exhibit some       exhibit up to 90-  exhibit more
                          minor              day delinquency.   serious
                          delinquency.                          delinquency.
------------------------------------------------------------------------------------------------------------------
BANKRUPTCY                Charge-offs,       Discharged more    Discharged more    Discharged prior   Current
FILINGS                   judgments, liens,  than two years     than two years     to closing.        bankruptcy must
                          and former         with               with                                  be paid through
                          bankruptcies are   reestablished      reestablished                         loan.
                          unacceptable.      credit.            credit.
------------------------------------------------------------------------------------------------------------------
DEBT SERVICE-TO-          Generally not to   Generally not to   Generally not to   Generally not to   Generally not to
INCOME RATIO              exceed 45%.        exceed 50%.        exceed 50%.        exceed 55%.        exceed 60%.
------------------------------------------------------------------------------------------------------------------
MAXIMUM COMBINED
LOAN-TO-
VALUE RATIO:
  OWNER                   Generally 85% for  Generally 80% for  Generally 70% for  Generally 65% for  Generally 65% for
  OCCUPIED                a 1 to 4 family    a 1 to 4 family    a 1 to 4 family    a 1 to 4 family    a 1 to 4 family
                          dwelling; 70% for  dwelling; 65% for  dwelling; 65% for  dwelling.          dwelling.
                          a condominium.     a condominium.     a condominium.
  NON-OWNER               Generally 70% for  Generally 65% for  Generally 65% for  N/A                N/A
  OCCUPIED                a 1 to 2 family    a 1 to 2 family    a 1 to 2 family
                          dwelling; 65% for  dwelling; 60% for  dwelling; 60% for
                          a 3 to 4 family.   a 3 to 4 family.   a 3 to 4 family.
------------------------------------------------------------------------------------------------------------------

     The following tables present certain information on the Company's loan originations through its retail loan office network and loan purchases through its wholesale correspondent program during fiscal 1995 and fiscal 1996:

                 LOAN ORIGINATIONS AND PURCHASES IN FISCAL 1995

                    DOLLAR
                    AMOUNT        PERCENT OF     WEIGHTED AVERAGE COMBINED     WEIGHTED AVERAGE
CREDIT GRADE       OF LOAN          TOTAL              LOAN-TO-VALUE           INTEREST RATE(1)
------------     ------------     ----------     -------------------------     ----------------
A-               $111,808,000          31%                   63%                     10.6%
B                  55,338,000          16                    65                      11.1
C                  70,515,000          20                    59                      11.7
C-                 53,635,000          15                    62                      12.2
D                  63,629,000          18                    58                      13.3
                 ------------        ----                   ---                    ---- -
Total            $354,925,000         100%                   61                      11.6
                 ============        ====

                 LOAN ORIGINATIONS AND PURCHASES IN FISCAL 1996

                    DOLLAR
                    AMOUNT        PERCENT OF     WEIGHTED AVERAGE COMBINED     WEIGHTED AVERAGE
CREDIT GRADE       OF LOAN          TOTAL              LOAN-TO-VALUE           INTEREST RATE(1)
------------     ------------     ----------     -------------------------     ----------------
A-               $224,943,000          27%                   68%                     10.2%
B                 143,700,000          17                    68                      10.6
C                 139,329,000          16                    63                      11.5
C-                106,067,000          12                    63                      12.1
D                 235,018,000          28                    61                      13.1
                 ------------        ----                   ---                    ---- -
Total            $849,057,000         100%                   65                      11.5
                 ============        ====

---------------
(1) Calculated with respect to the interest rate at the time the loan is originated or purchased by the Company, as applicable.

SECURITIZATION OF LOANS

     The primary funding strategy of the Company is to securitize and sell mortgage loans originated or purchased by the Company. Securitization is a cost competitive source of capital compared to other debt financing sources available to the Company. Through June 30, 1996, the Company had completed 17 securitizations totaling $1.3 billion. The Company's operations have been restructured in recent years specifically for the purpose of efficiently originating, purchasing, underwriting and servicing loans for securitization in order to meet the requirements of rating agencies, credit enhancers and investors. The Company generally seeks to complete a securitization once each quarter. The Company applies the net proceeds of the securitization to pay down its warehouse facilities in order to make these facilities available for future funding of mortgage loans.

     In a securitization, the Company sells the loans that it has purchased or originated to a real estate mortgage investment conduit ("REMIC") trust for a cash purchase price and an interest in the loans securitized (in the form of "excess servicing"). The cash purchase price is raised through an offering of senior pass-through certificates by the trust. Following the securitization, the purchasers of the senior certificates receive the principal collected and the investor pass-through interest rate on the certificate balance, while the Company receives the excess servicing. The excess servicing is typically a certificated security in the form of a residual certificate, which generally represents the excess servicing on the loans. The excess servicing represents, over the estimated life of the loans, the excess of the weighted average interest rate on the pool of loans sold over the sum of the investor pass through rate, normal servicing fee and the monoline insurance fee. The net present value of that excess (determined based on certain prepayment and loss assumptions) less transaction expenses is recorded as excess servicing gain or loss at the time of the closing of the securitization.

     The purchasers of the senior certificates receive a credit-enhanced security. The Company's securitizations have been enhanced generally through two sources: (i) subordination of an amount of excess servicing retained by the Company and (ii) an insurance policy provided by an AAA/Aaa-rated monoline insurance company. As a result, each offering of senior certificates receives ratings of AAA from Standard & Poor's and Aaa from Moody's Investors Service.

     Each pooling and servicing agreement that the Company has entered into in connection with its securitizations requires either the establishment of a reserve account that may initially be funded by cash deposited by the Company or the overcollateralization of the REMIC trust. The Company's interest in each overcollateralization amount and reserve account is reflected on the Company's Consolidated Financial Statements as "residual assets." If payment defaults exceed the amount of the overcollateralization or the reserve account, as applicable, the monoline insurance company policy will pay any further losses experienced by holders of the senior interests in the related REMIC trust. To date, there have been no claims on any monoline insurance company policy obtained in any of the Company's securitizations.

     In connection with its securitizations, the Company typically enters into an agreement pursuant to which it agrees to sell loans to the trust in the future at an agreed-upon price (the "pre-funding"). The pre-funding locks in the price agreed upon with investors on the pricing date (typically five business days prior to the closing date of the securitization) for a period of generally 30 days. In a pre-funding arrangement, the Company typically delivers approximately 75% of the loans sold at the closing and the remainder generally within 30 days after the closing.

LOAN SERVICING

     Servicing includes collecting and remitting loan payments, accounting for principal and interest, contacting delinquent borrowers, handling borrower defaults and liquidating foreclosed properties. The Company retains the servicing rights to substantially all of the loans it originates or purchases. The following table sets forth certain information regarding the Company's servicing portfolio for the periods indicated:

                                                            FISCAL YEARS ENDED JUNE 30,
                                                        ------------------------------------
                                                          1994         1995          1996
                                                        --------     --------     ----------
                                                                   (IN THOUSANDS)
    Loans added to the servicing portfolio............  $149,900     $355,000     $  849,100
    Servicing portfolio (period end)..................   381,800      608,700      1,250,407
    Loan service revenue (1)..........................     6,099        8,246         18,185

---------------
(1) For a description of loan service revenue, see Note 1 to Consolidated Financial Statements.

     In fiscal 1996 the Company directly serviced all loans in its servicing portfolio which were secured by mortgaged properties located in Arizona, California, Colorado, Nevada, Oregon, Utah and Washington. Loans secured by properties located in other states were serviced through one or more subservicers which were paid a fee per loan and a participation in certain other fees paid by the borrowers. The Company is in the process of implementing a new servicing system which will provide the Company the capability to service in-house all loans originated or purchased by it regardless of the state in which the mortgaged property is located. This new servicing system is expected to be implemented in fiscal 1997. The Company's new servicing system will also provide the Company the capability of subservicing on behalf of other mortgage lenders. The Company intends to offer this service in fiscal 1998. The Company believes that the successful implementation of its new servicing system will provide it with improved margins on its servicing and potentially a new source of servicing revenue.

     The pooling and servicing agreements between the Company and the REMIC trusts established in connection with securitizations typically require the Company to advance interest (but not principal) on delinquent loans to the holders of the senior interests in the related REMIC trust to the extent the Company deems such advances of interest to be ultimately recoverable. No advances are made for interest if the Company deems that the advances are not ultimately recoverable and no advances are made for payments of principal. Realized losses on the loans are paid out of the related reserve account or paid out of principal and interest payments on overcollateralized amounts as applicable, and if necessary, from the related monoline insurance company policy.

     The pooling and servicing agreements also typically provide that the Company may be terminated as servicer by the monoline insurance company which insures the senior interests in the related REMIC trust (or by the trustee with the consent of the monoline insurance company) upon certain events of default, including the Company's failure to perform its obligations under the pooling and servicing agreement, the rate of over 90-day delinquency (including properties acquired on foreclosure and not sold) exceeding specified limits, losses on foreclosure exceeding certain limits, any payment being made by the monoline insurance company under its policy, and certain events of bankruptcy or insolvency. Serviced loans subject to such agreements represented approximately 84% (by dollar volume) of the Company's servicing portfolio at June 30, 1996. At June 30, 1996, four REMIC trusts representing approximately 23% (by dollar volume) of the Company's servicing portfolio exceeded the foregoing delinquency rate, although the servicing rights of the Company have not been terminated. See "Risk Factors -- Delinquencies; Negative Impact on Cash Flow; Right to Terminate Normal Servicing."

     The Company receives a servicing fee based on a percentage of the declining principal balance of each loan serviced. Servicing fees are collected by the Company out of the borrower's monthly payments. In addition, the Company, as servicer, generally receives all late and assumption charges paid by the borrower, as well as other miscellaneous fees for performing various loan servicing functions. The Company also generally receives any prepayment fees paid by borrowers.

     The Company's servicing portfolio is subject to reduction by normal monthly payments, by prepayment and by foreclosure. It is the Company's strategy to build and retain its servicing portfolio. In general, revenue from the Company's loan servicing portfolio may be adversely affected as interest rates decline and loan prepayments increase. This effect has historically been partially offset by increases in prepayment fee income received from borrowers. In some states in which the Company currently operates, prepayment fees may be limited or prohibited by applicable law. In addition, the Company's ability to collect prepayment fees under certain circumstances will be restricted in future periods under federal regulations which went into effect in 1995. See "-- Regulation."

     The following table illustrates the mix of credit grades in the Company's servicing portfolio as of June 30, 1996:

                 DOLLAR AMOUNT      % OF      WEIGHTED AVERAGE COMBINED     WEIGHTED ORIGINAL AVERAGE
CREDIT GRADE        OF LOAN         TOTAL       INITIAL LOAN-TO-VALUE             INTEREST RATE
------------     --------------     -----     -------------------------     -------------------------
A-               $  308,901,000       25%                 66%                          10.4%
B                   185,892,000       15                  67                           10.8
C                   192,051,000       15                  62                           11.6
C-                  144,565,000       12                  62                           12.1
D                   291,592,000       23                  60                           12.9
Other               127,406,000       10                  55                           12.2
                 --------------     ----                 ---                           ----
Total            $1,250,407,000      100%                 63                           11.6
                 ==============     ====

COLLECTIONS, DELINQUENCIES AND FORECLOSURES

     The Company sends borrowers a monthly billing statement ten days prior to the monthly payment due date. Although borrowers generally make loan payments within ten to fifteen days after the due date (the "grace period"), if a borrower fails to pay the monthly payment within the grace period, the Company commences collection efforts by notifying the borrower of the delinquency. (In the case of borrowers in the "C-" and "D" credit grades, collection efforts begin approximately six days after the due date.) If the loan remains unpaid, the Company will contact the borrower to determine the cause of the delinquency and to obtain a commitment to cure the delinquency at the earliest possible time.

     As a general matter, if efforts to obtain payment have not been successful, a pre-foreclosure notice will be sent to the borrower shortly after the due date of the next subsequently scheduled installment, providing 30 days' notice of impending foreclosure action. During the 30-day notice period, collection efforts continue. However, if no substantial progress has been made in collecting delinquent payments from the borrower, foreclosure proceedings will begin. Generally, the Company will have commenced foreclosure proceedings when a loan is 45 to 60 days delinquent.

     Servicing and collection practices change over time in accordance with, among other things, the Company's business judgment, changes in portfolio performance and applicable laws and regulations.

     Loans originated or purchased by the Company are secured by mortgages, deeds of trust, security deeds or deeds to secure debt, depending upon the prevailing practice in the state in which the property securing the loan is located. Depending on local law, foreclosure is effected by judicial action or nonjudicial sale, and is subject to various notice and filing requirements. In general, the borrower, or any person having a junior encumbrance on the real estate, may cure a monetary default by paying the entire amount in arrears plus other designated costs and expenses incurred in enforcing the obligation during a statutorily prescribed reinstatement period. Generally, state law controls the amount of foreclosure expenses and costs, including attorneys' fees, which may be recovered by a lender. After the reinstatement period has expired without the default having been cured, the borrower or junior lienholder no longer has the right to reinstate the loan and must pay the loan in full to prevent the scheduled foreclosure sale.

     Although foreclosure sales are typically public sales, frequently no third-party purchaser bids in excess of the lender's lien because of the difficulty of determining the exact status of title to the property, the possible deterioration of the property during the foreclosure proceedings and a requirement that the purchaser pay for the property in cash or by cashier's check. Thus, the Company often purchases the property from the trustee or referee for an amount equal to the principal amount outstanding under the loan, accrued and unpaid interest and the expenses of foreclosure. Depending upon market conditions, the ultimate proceeds of the sale may not equal the Company's investment in the property.

     The following table sets forth delinquency and foreclosure experience of loans originated and/or purchased included in the Company's servicing portfolio for the periods indicated:

                                                              FISCAL YEARS ENDED JUNE 30,
                                                             ------------------------------
                                                              1994        1995       1996
                                                             -------     ------     -------
    Percentage of dollar amount of delinquent loans to
      loans serviced (period end)(1)(2)(3)
      One month............................................      3.8%       3.9%        4.9%
      Two months...........................................      1.6        1.5         1.8
      Three or more months(3):
         Not foreclosed(4).................................      6.7        5.0         8.0
         Foreclosed........................................      3.6        1.5         1.0
                                                                ----       ----        ----
              Total........................................     15.7%      11.9%       15.7%
                                                                ====       ====        ====
    Percentage of dollar amount of loans foreclosed to
      loans serviced (period end)(2).......................      3.0%       1.2%        1.2%
    Number of loans foreclosed.............................      215        159         221
    Principal amount at time of foreclosure of foreclosed
      loans
      (in thousands).......................................  $11,528     $6,675     $14,349

---------------
(1) Delinquent loans are loans for which more than one payment is due.

(2) The delinquency and foreclosure percentages are calculated on the basis of the total dollar amount of mortgage loans originated or purchased by the Company and, in each case, serviced by the Company, or the Company and any subservicers, as applicable, as of the end of the periods indicated.

(3) At June 30, 1996, the dollar volume of loans delinquent more than 90 days in the Company's four REMIC trusts formed during the period from December 1994 to September 1995 exceeded the permitted limit in the related pooling and servicing agreements. The higher delinquency rates could result in the termination of the Company's normal servicing rights with respect to the loans in these trusts, although to date no servicing rights have been terminated, negatively affect the Company's cash flows and adversely influence the Company's assumptions underlying the excess servicing gain (see "Risk Factors -- Delinquencies; Negative Impact on Cash Flow; Right to Terminate Normal Servicing").

(4) Represents loans which are in foreclosure but as to which foreclosure proceedings have not concluded.

     The Company's servicing portfolio has grown over the periods presented. However, because foreclosures and losses typically occur months or years after a loan is originated, data relating to delinquencies, foreclosures and losses as a percentage of the current portfolio can understate the risk of future delinquencies, losses or foreclosures.

COMPETITION

     In addition to competing with other consumer finance lenders, mortgage bankers and mortgage brokers, the Company competes with financial institutions that have substantially greater financial resources than the Company. Although some traditional financial institutions are aggressively promoting and pricing home equity loans and attempting to increase the percentage of their portfolios consisting of consumer real estate loans, the Company does not believe that these trends have had a material impact on its competitive position. The Company competes by emphasizing customer service on a timely basis to attract borrowers whose needs are not generally met by traditional financial institutions and by placing a greater emphasis on the equity value of the property securing the loan. Nevertheless, there can be no assurance that the Company will not face increased competition from such institutions. Further, a number of the Company's competitors have recently increased their access to the capital markets, which helps foster their growth and therefore increases competition.

REGULATION

     The operations of the Company are subject to extensive regulation, supervision and licensing by federal, state and local government authorities. Regulated matters include, without limitation, loan origination, credit activities, maximum interest rates and finance and other charges, disclosure to customers, the terms of secured transactions, the collection, repossession and claims-handling procedures utilized by the Company, multiple qualification and licensing requirements for doing business in various jurisdictions and other trade practices.

     The Company's loan origination activities are subject to the laws and regulations in each of the states in which those activities are conducted. The Company's activities as a lender are also subject to various federal laws including, among others, the Truth in Lending Act ("TILA"), the Real Estate Settlement Procedures Act, the Equal Credit Opportunity Act of 1974, as amended ("ECOA"), the Home Mortgage Disclosure Act and the Fair Credit Reporting Act of 1970, as amended ("FCRA").

     TILA and Regulation Z promulgated thereunder contain disclosure requirements designed to provide consumers with uniform, understandable information with respect to the terms and conditions of loans and credit transactions in order to give them the ability to compare credit terms. TILA also guaranties consumers a three-day right to cancel certain credit transactions including loans of the type originated by the Company. Management of the Company believes that it is in compliance with TILA in all material respects.

     In September 1994, the Riegle Community Development and Regulatory Improvement Act of 1994 (the "Riegle Act") was enacted. Among other things, the Riegle Act made certain amendments to TILA. The TILA Amendments, which became effective in October 1995, generally apply to mortgage loans with (i) total points and fees upon origination in excess of the greater of eight percent of the loan amount or $400 or (ii) an annual percentage rate of more than ten percentage points higher than comparably maturing U.S. Treasury securities. Loans covered by the TILA Amendments are known as "Section 32 Loans."

     The TILA Amendments impose additional disclosure requirements on lenders originating Section 32 Loans and prohibit lenders from originating Section 32 Loans that are underwritten solely on the basis of the borrower's home equity without regard to the borrower's ability to repay the loan. In accordance with TILA Amendments, the Company applies underwriting criteria that take into consideration the borrower's ability to repay to all Section 32 Loans.

     The TILA Amendments also prohibit lenders from including prepayment fee clauses in Section 32 Loans to borrowers with a debt-to-income ratio in excess of 50%. In addition, a lender that refinances a Section 32 Loan previously made by such lender will not be able to enforce any prepayment penalty clause contained in such refinanced loan. The Company reported $1.9 million, $2.0 million and $3.2 million in prepayment fee revenue in fiscal 1994, 1995 and 1996, respectively. The Company will continue to collect prepayment fees on loans originated prior to the effectiveness of the TILA Amendments and on non-Section 32 Loans as well as on Section 32 Loans in permitted circumstances following the effectiveness of the TILA Amendments. The

TILA Amendments impose other restrictions on Section 32 Loans, including restrictions on balloon payments and negative amortization features, which the Company does not believe will have a material impact on its operations.

     The Company is also required to comply with the ECOA, which prohibits creditors from discriminating against applicants on the basis of race, color, sex, age or marital status. Regulation B promulgated under ECOA restricts creditors from obtaining certain types of information from loan applicants. It also requires certain disclosures by the lender regarding consumer rights and requires lenders to advise applicants of the reasons for any credit denial. In instances where the applicant is denied credit or the rate or charge for a loan increases as a result of information obtained from a consumer credit agency, another statute, the FCRA requires the lender to supply the applicant with a name and address of the reporting agency. The Company is also subject to the Real Estate Settlement Procedures Act and is required to file an annual report with the Department of Housing and Urban Development pursuant to the Home Mortgage Disclosure Act.

     In the course of its business, the Company may acquire properties as a result of foreclosure. There is a risk that hazardous or toxic waste could be found on such properties. In such event, the Company could be held responsible for the cost of cleaning up or removing such waste, and such cost could exceed the value of the underlying properties.

     The Company is also subject to various other federal and state laws regulating the issuance and sale of securities, relationships with entities regulated by the Employee Retirement Income Security Act of 1974, as amended, and other aspects of its business.

     The laws, rules and regulations applicable to the Company are subject to regular modification and change. There are currently proposed various laws, rules and regulations which, if adopted, could impact the Company. There can be no assurance that these proposed laws, rules and regulations, or other such laws, rules or regulations, will not be adopted in the future which could make compliance much more difficult or expensive, restrict the Company's ability to originate, purchase, broker or sell loans, further limit or restrict the amount of commissions, interest and other charges earned on loans originated or sold by the Company, or otherwise adversely affect the business or prospects of the Company.

EMPLOYEES

     At June 30, 1996, the Company employed 672 persons. The Company has satisfactory relations with its employees.

PROPERTIES

     The executive and administrative offices of the Company are located at 3731 Wilshire Boulevard, Los Angeles, California, and consist of approximately 101,000 square feet. The lease on these premises extends through July 31, 2000. The Company intends to relocate its corporate executive offices to Downtown Los Angeles in May 1997 under a lease that will expire in May 2007 and intends to sublease its current facility for the remainder of the term of its lease. The executive and administrative offices of One Stop are located at 200 Baker Street, Costa Mesa, California, and consist of approximately 19,544 square feet. The lease on these premises extends through November 8, 1998.

     The Company and One Stop also lease space for their loan offices. These facilities aggregate approximately 135,000 square feet and are leased under terms which vary as to duration. In general, the leases expire between 1996 and 2001, and provide for rent escalations tied to either increases in the lessor's operating expenses or fluctuations in the consumer price index in the relevant geographical area.

LEGAL PROCEEDINGS

     The Company is involved in litigation arising in the normal course of business. The Company believes that any liability with respect to such legal actions, individually or in the aggregate, is not likely to be material to the Company's consolidated financial position or results of operations.

                                   MANAGEMENT

     The following table sets forth certain information as of September 30, 1996 with respect to the current directors and executive officers of the Company.

                    NAME                  AGE                      POSITION
                    ----                  ---                      --------
    DIRECTORS:
    Gary K. Judis.......................  58    Chairman of the Board, Chief Executive Officer
                                                  and President
    Cary H. Thompson....................  40    Chief Operating Officer and Director
    Gregory J. Witherspoon..............  50    Executive Vice President, Chief Financial
                                                  Officer and Director
    Bobbie J. Burroughs.................  58    Executive Vice President, Secretary and
                                                  Director
    Neil B. Kornswiet...................  39    Executive Vice President and Director
    Joseph R. Cerrell...................  60    Director
    Dennis Holt.........................  60    Director
    Melvyn Kinder, Ph.D.................  58    Director
    OTHER EXECUTIVE OFFICERS AND KEY
      EMPLOYEES:
    Allan B. Polin......................  66    Executive Vice President
    Mark E. Elbaum......................  33    Senior Vice President -- Finance
    Mark E. Costello....................  45    Senior Vice President -- Correspondent Lending
    Barbara Polsky......................  42    Senior Vice President and General Counsel
    James F. Gardunio...................  45    Senior Vice President -- Chief Credit Officer

     All officers are appointed by and serve at the discretion of the Board of Directors.

     GARY K. JUDIS is the Chairman of the Board, Chief Executive Officer and President of the Company. Mr. Judis joined the Company as its President and Chief Executive Officer in 1979 upon the merger of the Company with Capitol Home Loan Company, a mortgage brokerage company founded by Mr. Judis in 1966. In 1981, then Governor Jerry Brown appointed Mr. Judis to the special task force on second trust deed financing. In 1975, Mr. Judis was appointed to Los Angeles Mayor Tom Bradley's blue ribbon commission on redlining.

     CARY H. THOMPSON has served as a Director of the Company since January 1992 and joined the Company as its Chief Operating Officer in March 1996. From May 1994 to March 1996, Mr. Thompson served as Managing Director -- Head of United States Financial Institutions Group for NatWest Markets. From June 1989 to May 1994, Mr. Thompson was Senior Vice President -- Head of West Coast Financial Institutions Group for Oppenheimer & Co. Mr. Thompson is also on the Board of Directors of Fidelity National Financial, Inc., a title insurance company.

     GREGORY J. WITHERSPOON is a Certified Public Accountant and has been an Executive Vice President of the Company since August 1994 and Chief Financial Officer since 1987. From 1988 to 1994, Mr. Witherspoon served as Senior Vice President -- Finance and Administration of the Company. Mr. Witherspoon joined the Company in 1987 as its Controller. From 1984 to 1987, Mr. Witherspoon was an independent business consultant.

     BOBBIE J. BURROUGHS joined the Company in 1959 and has been Secretary of the Company since 1965. Ms. Burroughs served as a Senior Vice President of the Company since 1980 and was appointed to the position of Executive Vice President in 1995. From 1979 to 1980, Ms. Burroughs was a Vice President of the Company and from 1965 to 1979, she served as the Assistant to the President. From 1962 to 1965, Ms. Burroughs served as the Manager of the Escrow Department of the Company.

     JOSEPH R. CERRELL has been a Director of the Company since January 1992. Mr. Cerrell founded and for more than the past five years has been the Chairman of Cerrell Associates, Inc., a political communications firm, with offices in Los Angeles, Sacramento and Washington, D.C. Mr. Cerrell is past chairman and president of the American Association of Political Consultants and a past president of the International Association of Political Consultants. He is an Executive Vice President of Palumbo & Cerrell, Inc., a Washington, D.C. public affairs company, and an adjunct professor at the University of Southern California's Unruh Institute of Politics and Government.

     DENNIS HOLT was elected a Director of the Company in January, 1996. Mr. Holt founded and is the President and Chief Executive Officer of Western International Media Corporation, a media management company.

     MELVYN KINDER, PH.D. was elected a Director of the Company in August, 1996. Dr. Kinder is a renowned clinical psychologist recognized for his innovative work in social, family and professional relations. Dr. Kinder maintains a private practice in Los Angeles and also serves as co-director of Westbridge Psychiatric Medical Group in Los Angeles.

     NEIL B. KORNSWIET was elected a Director in August 1996. Mr. Kornswiet founded One Stop Mortgage, Inc. in August 1995 and was its Chairman and President from September 1995 through its sale to the Company in August 1996. From 1992 to 1995, Mr. Kornswiet was President of Quality Mortgage, a privately held mortgage banking company. From 1983 to 1992, Mr. Kornswiet was a lawyer specializing in consumer credit and other regulatory matters for financial institutions and mortgage banking companies.

     ALLAN B. POLIN joined the Company in 1985 as a Special Assistant to the Chairman of the Board. Later that year, he became Vice President -- Loan Administration of Aames Home Loan. In October 1992 he became Senior Vice President -- Loan Administration of Aames Home Loan and in October 1995, he became Executive Vice President -- Loan Administration of Aames Home Loan. In August 1996, Mr. Polin was named an Executive Vice President of the Company.

     MARK E. ELBAUM is a Certified Public Accountant and joined the Company as Vice President -- Finance in September of 1992. Mr. Elbaum was made Senior Vice President -- Finance in October, 1995. From 1985 until joining the Company, Mr. Elbaum was an auditor with Price Waterhouse LLP, serving as an Audit Manager since July 1990.

     MARK E. COSTELLO joined the Company in March of 1995 as Vice
President -- Mortgage Banking for Aames Capital Corporation and was promoted to Senior Vice President in October, 1995. Prior to joining Aames, he was Director of Wholesale Lending for Advanta Mortgage Corporation. From 1980 to 1993, Mr. Costello was a Vice President with Citibank, New York, in mortgage and related consumer and wholesale banking disciplines.

     BARBARA POLSKY joined the Company in May of 1996 as Senior Vice President and General Counsel. Prior to joining the Company, Ms. Polsky was a partner in the law firm of Manatt, Phelps & Phillips, where she specialized in financial institution and corporate securities matters. From September, 1992 to March, 1994, Ms. Polsky was a partner in the law firm of Hughes Hubbard & Reed.

     JAMES F. GARDUNIO joined the Company in August of 1996 as Chief Credit Officer. From 1994 until joining the Company, Mr. Gardunio was Chief Credit Officer of Mercantile National Bank. From 1989 to 1994, Mr. Gardunio was Chief Credit Officer of California Federal Bank. From 1987 to 1989, Mr. Gardunio was a Senior Credit Officer at Wells Fargo Bank. Prior to the merger of Wells Fargo Bank and Crocker National Bank, Mr. Gardunio was a Senior Credit Officer at Crocker National Bank from 1982 to 1987.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth as of August 30, 1996, certain information relating to the ownership of the Company's Common Stock by (i) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of the Company Common Stock, (ii) each of the Company's directors and executive officers and (iii) all of the Company's executive officers, key employees and directors as a group. Except as may be indicated in the footnotes to the table and subject to applicable community property laws, each of such persons has the sole voting and investment power with respect to the shares owned. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. Under this Rule, certain shares may be deemed to be beneficially owned by more than one person (such as where persons share voting power or investment power). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided; in computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in the following table does not necessarily reflect the person's actual voting power at any particular date. The address of each individual listed is in care of the Company, 3731 Wilshire Boulevard, Los Angeles, California 90010.

                                                                NUMBER OF SHARES     PERCENT OF CLASS
                                                                ----------------     ----------------
Funds and institutional accounts affiliated with FMR Corp. ...        997,050(1)            6.1%
  82 Devonshire Street
  Boston, MA 02109
Gary K. Judis.................................................      1,345,353(2)            8.5%
Bobbie J. Burroughs...........................................         36,585(3)              *
Joseph R. Cerrell.............................................         17,749(4)              *
Mark E. Costello..............................................          2,375(5)              *
Mark E. Elbaum................................................         17,677(6)              *
Dennis F. Holt................................................             --                --
Melvyn Kinder.................................................          7,500                 *
Neil B. Kornswiet.............................................      1,647,940(7)           10.4%
Allan B. Polin................................................         22,350(8)              *
Barbara S. Polsky.............................................          7,500(9)              *
Cary H. Thompson..............................................        277,059(10)           1.7%
Gregory W. Witherspoon........................................        178,543(11)           1.0%
All executive officers, key employees and directors as a group
  (14 persons)................................................      3,560,631(12)          21.8%

---------------
  *  Less than one percent.

 (1) Does not include 637,495 shares of Common Stock into which $17,850,000 principal amount of the Company's 5.5% Convertible Subordinated Debentures due 2006 beneficially owned by such funds and institutional accounts could be converted. This information was obtained from a Schedule 13G filed with the Securities and Exchange Commission on August 12, 1996.

 (2) Includes 116,649 shares of Common Stock underlying options which are currently exercisable or which will become exercisable within 60 days of August 30, 1996.

 (3) Includes 36,500 shares of Common Stock underlying options which are currently exercisable or which will become exercisable within 60 days of August 30, 1996.

 (4) Includes 11,500 shares of Common Stock underlying options which are currently exercisable or which will become exercisable within 60 days after August 30, 1996 and 3,249 shares of Common Stock held in the name of the Cerrell & Associates, Inc. Employee Profit Sharing Plan, of which Mr. Cerrell is a Trustee and participant.

 (5) Includes 1,625 shares of Common Stock underlying options which are currently exercisable or which will become exercisable within 60 days after August 30, 1996.

 (6) Includes 16,665 shares of Common Stock underlying options which are currently exercisable or which will become exercisable within 60 days after August 30, 1996.

 (7) Represents shares issued to Mr. Kornswiet in the acquisition of One Stop.

 (8) Includes 22,200 shares of Common Stock underlying options which are currently exercisable or which will become exercisable within 60 days after August 30, 1996.

 (9) Includes 7,500 shares of Common Stock underlying options which are currently exercisable or which will become exercisable within 60 days after August 30, 1996.

(10) Includes 257,460 shares of Common Stock underlying options which are currently exercisable or which will become exercisable within 60 days after August 30, 1996 and 4,999 shares held in the Cary H. Thompson and Karen L. Heilman, Trustees FBO Thompson/Heilman Family Trust.

(11) Includes 34,250 shares of Common Stock underlying options which are currently exercisable or which will become exercisable within 60 days after August 30, 1996.

(12) Includes 501,849 shares of Common Stock underlying options which are currently exercisable or which will become exercisable within 60 days after August 30, 1996.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below (the "Underwriters") for whom NatWest Securities Limited ("NatWest"), Bear, Stearns & Co. Inc., Oppenheimer & Co., Inc. and Smith Barney Inc. are acting as representatives (the "Representatives") have severally agreed to purchase from the Company the following respective number of shares of Common Stock at the initial public offering price less the underwriting discounts and commissions set forth on the cover page of this Prospectus
Supplement:

                                 UNDERWRITER                               NUMBER OF SHARES
    ---------------------------------------------------------------------  ----------------
    NatWest Securities Limited...........................................        525,000
    Bear, Stearns & Co. Inc. ............................................        525,000
    Oppenheimer & Co., Inc. .............................................        525,000
    Smith Barney Inc. ...................................................        525,000
                                                                           ----------------
              Total......................................................      2,100,000

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent. The Underwriters are obligated to purchase all shares of Common Stock offered if any of such shares are purchased.

     The Company has been advised that the Underwriters propose to offer the shares of Common Stock directly to the public at the public offering price set forth on the cover page hereof, and to certain selected dealers (which may include the Underwriters) at such price less a selling concession not in excess of $1.35 per share. The Underwriters may allow and such dealers may reallow a concession not in excess of $0.10 per share to certain other dealers. After commencement of the offering to the public, the public offering price and other selling terms may be changed by the Representatives. The Underwriters have informed the Company that they do not intend to confirm sales of shares of Common Stock to any accounts over which they have discretionary authority.

     The Company has granted to the Underwriters an option, exercisable not later than 30 days after the date of this Prospectus Supplement, to purchase up to 315,000 additional shares of Common Stock at the public offering price, less the underwriting discounts and commissions set forth on the cover page hereof, solely to cover over-allotments. To the extent that the Underwriters exercise such option, each of the Underwriters will be committed, subject to certain conditions, to purchase a number of option shares proportionate to such Underwriter's initial commitment.

     The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the Underwriters may be required to make in respect thereof.

     The Company and certain other owners of Common Stock have also agreed that none of them will, without the prior written consent of NatWest, on behalf of the Underwriters, offer, sell, grant any options to purchase (other than under the Company's employee stock plan) or otherwise dispose of any shares of Common Stock, for a period of 30 days after the date of this Prospectus Supplement. See "Shares Available for Future Sale."

     NatWest, a United Kingdom broker-dealer and a member of the Securities and Futures Authority Limited, has agreed that, as part of the distribution of the shares of Common Stock offered hereby and subject to certain exceptions, it will not offer or sell any shares of Common Stock within the United States, its territories or possessions or to persons who are citizens thereof or residents therein. The Underwriting Agreement does not limit the sale of the shares of Common Stock offered hereby outside of the United States.

     NatWest has also represented and agreed that (i) it has not offered or sold and will not offer or sell any Common Stock to persons in the United Kingdom prior to admission of the Common Stock to listing in accordance with Part IV of the Financial Services Act 1986 (the "Act") except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purpose of their business or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995 or the Act, (ii) it has complies and will comply with all applicable provisions of the Act with respect to anything done by it in relation to the Common Stock in, from or otherwise involving the United Kingdom and (iii) it has only issued or passed on, and will only issue or pass on, in the United Kingdom any document received by it in connection with the issue of the Common Stock, other than any document which consists of or any part of listing particulars, supplementary listing particulars or any other document required or permitted to be published by listing rules under Part IV of the Act, to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom the document may otherwise lawfully be issued or passed on.

     NatWest, Bear, Stearns & Co. Inc., Oppenheimer & Co., Inc. and Smith Barney Inc. have each provided, and expect in the future to provide, investment banking and/or other advisory services to the Company and its subsidiaries.

     In connection with the offering, certain of the Underwriters and selling group members, if any, or their respective affiliates may engage in passive market making transactions in the Common Stock on the Nasdaq National Market in accordance with Rule 10b-6A under the Exchange Act during the two business day period prior to the commencement of offers or sales of the Common Stock offered hereby. The passive market making transactions must comply with applicable volume and price limits and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for the security; if all independent bids are lowered below the passive market maker's bid, however, such bid must be lowered when certain purchase limits are exceeded.

                                 LEGAL MATTERS

     Certain legal matters relating to this offering are being passed upon for the Company by Barbara S. Polsky, Esq., Senior Vice President, General Counsel, of the Company. Troop Meisinger Steuber & Pasich, LLP, Los Angeles, California, advised the Company on certain matters with respect to the Offering. Certain legal matters will be passed upon for the Underwriters by Gibson, Dunn & Crutcher LLP, Los Angeles, California.

                                    EXPERTS

     The audited consolidated financial statements of the Company incorporated in this Prospectus Supplement by reference to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, and the audited supplementary consolidated financial statements of the Company incorporated in this Prospectus Supplement by reference to the Company's Current Report on Form 8-K/A dated September 16, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The audited consolidated financial statements of One Stop Mortgage, Inc. incorporated in this Prospectus Supplement by reference to the Company's Current Report on Form 8-K dated September 12, 1996, have been so incorporated in reliance on the report of KPMG Peat Marwick LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                          AAMES FINANCIAL CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
Audited Consolidated Financial Statements
  Report of Independent Accountants...................................................   F-2
  Consolidated Balance Sheets.........................................................   F-3
  Consolidated Statements of Income...................................................   F-4
  Consolidated Statements of Stockholders' Equity.....................................   F-5
  Consolidated Statements of Cash Flows...............................................   F-6
  Notes to Consolidated Financial Statements..........................................   F-7
Audited Supplementary Consolidated Financial Statements
  Report of Independent Accountants...................................................  F-18
  Supplementary Consolidated Balance Sheets...........................................  F-19
  Supplementary Consolidated Statements of Income.....................................  F-20
  Supplementary Consolidated Statements of Stockholders' Equity.......................  F-21
  Supplementary Consolidated Statements of Cash Flows.................................  F-22
  Notes to Supplementary Consolidated Financial Statements............................  F-23

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders of
Aames Financial Corporation

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of stockholders' equity and of cash flows represent fairly, in all material respects, the financial position of Aames Financial Corporation and its Subsidiaries (the "Company") at June 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 1 to the Consolidated Financial Statements, the Company adopted an accounting standard that changed its method of accounting for mortgage servicing rights for the year ended June 30, 1996.

Price Waterhouse LLP
Los Angeles, California
August 12, 1996

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                                    JUNE 30,         JUNE 30,
                                                                      1995             1996
                                                                  ------------     ------------
                                          ASSETS
Cash and cash equivalents.......................................  $ 20,359,000     $ 18,216,000
Loans held for sale, at cost which approximates market..........    24,132,000       67,327,000
Accounts receivable, less allowance for doubtful accounts of
  $360,000 and $473,000.........................................     6,090,000        8,600,000
Excess servicing receivable (Note 2)............................    42,078,000      129,113,000
Mortgage servicing rights.......................................                     10,902,000
Residual assets.................................................    14,882,000       44,676,000
Equipment and improvements, net (Note 3)........................     2,063,000        5,612,000
Prepaid and other...............................................     5,019,000        9,551,000
                                                                  ------------     ------------
          Total assets..........................................  $114,623,000     $293,997,000
                                                                  ============     ============
                           LIABILITIES AND STOCKHOLDERS' EQUITY
Borrowings (Note 4).............................................  $ 23,144,000     $138,045,000
Revolving warehouse facilities (Note 4).........................                     11,026,000
Accounts payable and accrued expenses...........................     6,141,000        8,976,000
Accrued compensation and related expenses.......................     1,703,000        3,949,000
Income taxes payable (Note 5)...................................     3,588,000       21,831,000
                                                                  ------------     ------------
          Total liabilities.....................................    34,576,000      183,827,000
Commitments and Contingencies (Note 6)
Stockholders' equity
  Preferred stock, par value $.001 per share 1,000,000 shares authorized; none outstanding...............................
  Common Stock, par value $.001 per share 15,000,000 and
     50,000,000 shares authorized; 13,221,000 and 13,501,900
     shares outstanding (Note 9)................................        14,000           14,000
  Additional paid-in capital....................................    61,864,000       63,628,000
  Retained earnings.............................................    18,169,000       46,528,000
                                                                  ------------     ------------
          Total stockholders' equity............................    80,047,000      110,170,000
                                                                  ------------     ------------
          Total liabilities and stockholders' equity............  $114,623,000     $293,997,000
                                                                  ============     ============

   The accompanying notes are an integral part of these financial statements.

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME

                                                             FISCAL YEARS ENDED JUNE 30,
                                                     --------------------------------------------
                                                        1994            1995             1996
                                                     -----------     -----------     ------------
Revenue:
  Excess servicing gain (Note 2)...................  $ 8,101,000     $22,954,000     $ 78,274,000
  Commissions......................................   16,432,000      15,799,000       19,880,000
  Loan service.....................................    6,099,000       8,246,000       18,185,000
  Fees and other...................................    5,595,000       7,940,000       12,069,000
                                                     -----------      ----------       ----------
     Total revenue.................................   36,227,000      54,939,000      128,408,000
                                                     -----------      ----------       ----------
Expenses:
  Compensation and related expenses (Note 6).......   13,616,000      17,610,000       33,241,000
  Sales and advertising costs......................    7,891,000       9,906,000       18,362,000
  General and administrative expenses..............    5,415,000       7,067,000       13,926,000
  Interest expense (Note 4)........................      322,000       3,205,000        9,348,000
                                                     -----------      ----------       ----------
     Total expenses................................   27,244,000      37,788,000       74,877,000
                                                     -----------      ----------       ----------
Income before income taxes.........................    8,983,000      17,151,000       53,531,000
Provision for income taxes (Note 5)................    3,684,000       7,117,000       22,483,000
                                                     -----------      ----------       ----------
Net income.........................................  $ 5,299,000     $10,034,000     $ 31,048,000
                                                     ===========      ==========       ==========
Net income per share
     Primary.......................................  $      0.61     $      1.11     $       2.20
                                                     ===========      ==========       ==========
     Fully diluted.................................         0.61            1.11             2.09
                                                     -----------      ----------       ----------
Weighted average number of shares outstanding
     Primary.......................................    8,751,000       9,021,000       14,096,000
                                                     -----------      ----------       ----------
     Fully diluted.................................    8,751,000       9,021,000       15,465,000
                                                     ===========      ==========       ==========

   The accompanying notes are an integral part of these financial statements.

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                    ADDITIONAL PAID-IN      RETAINED
                                   COMMON STOCK          CAPITAL            EARNINGS          TOTAL
                                   ------------     ------------------     -----------     ------------
As of June 30, 1993..............     $ 6,000           $ 9,522,000        $ 6,322,000     $ 15,850,000
  Issuance of common stock.......       3,000            12,260,000                          12,263,000
  Dividends......................                                           (1,743,000)      (1,743,000)
  Net income.....................                                            5,299,000        5,299,000
                                       ------           -----------        -----------     ------------
As of June 30, 1994..............       9,000            21,782,000          9,878,000       31,669,000
  Issuance of common stock.......       5,000            40,082,000                          40,087,000
  Dividends......................                                           (1,743,000)      (1,743,000)
  Net income.....................                                           10,034,000       10,034,000
                                      -------           -----------        -----------     ------------
As of June 30, 1995..............      14,000            61,864,000         18,169,000       80,047,000
  Issuance of common stock.......                         1,764,000                           1,764,000
  Dividends......................                                           (2,689,000)      (2,689,000)
  Net income.....................                                           31,048,000       31,048,000
                                      -------           -----------        -----------     ------------
As of June 30, 1996..............     $14,000           $63,628,000        $46,528,000     $110,170,000
                                      =======           ===========        ===========     ============

   The accompanying notes are an integral part of these financial statements.

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                           FISCAL YEARS ENDED JUNE 30,
                                                -------------------------------------------------
                                                    1994              1995              1996
                                                -------------     -------------     -------------
Operating Activities:
  Net income..................................  $   5,299,000     $  10,034,000     $  31,048,000
  Adjustments to reconcile net income to net
     cash provided by (used in) operating
     activities:
     Depreciation and amortization............        466,000           606,000         1,048,000
     Deferred income taxes....................        (69,000)        3,972,000        15,369,000
     Excess servicing gain....................     (9,690,000)      (33,891,000)     (103,975,000)
     Excess servicing amortization............      2,693,000         4,402,000        16,940,000
     Mortgage servicing rights originated.....                                        (11,759,000)
     Mortgage servicing rights amortization...                                            857,000
     Loans originated or purchased............   (190,200,000)     (387,600,000)     (895,834,000)
     Proceeds from sale of loans..............    180,235,000       373,609,000       852,639,000
     Changes in assets and liabilities:
     (Increase) decrease in:
       Accounts receivable....................     (1,415,000)       (2,663,000)       (2,510,000)
       Prepaid and other......................       (900,000)       (2,217,000)       (4,532,000)
       Residual assets........................     (4,228,000)       (8,691,000)      (29,794,000)
     Increase (decrease) in:
       Accounts payable and accrued
          expenses............................      2,755,000           534,000         3,150,000
       Accrued compensation and related
          expenses............................        435,000           581,000         2,246,000
       Income taxes payable...................        762,000        (2,051,000)        2,874,000
                                                -------------     -------------     -------------
Net cash used in operating activities.........    (13,857,000)      (43,375,000)     (122,233,000)
                                                -------------     -------------     -------------
Investing activities:
  Purchases of property and equipment.........       (870,000)         (988,000)       (4,597,000)
                                                -------------     -------------     -------------
Net cash used in investing activities.........       (870,000)         (988,000)       (4,597,000)
                                                -------------     -------------     -------------
Financing activities:
  Proceeds from sale of stock or exercise of
     options..................................     12,263,000        40,087,000         1,764,000
  Proceeds from borrowing.....................      2,900,000        23,000,000       115,000,000
  Amounts outstanding under warehouse
     facilities...............................      9,675,000        (9,675,000)       11,026,000
  Dividends paid..............................     (1,743,000)       (1,743,000)       (2,689,000)
  Payments on bank notes and long-term debt...       (240,000)       (3,460,000)         (414,000)
                                                -------------     -------------     -------------
Net cash provided by financing activities.....     22,855,000        48,209,000       124,687,000
                                                -------------     -------------     -------------
Net increase (decrease) in cash...............      8,128,000         3,846,000        (2,143,000)
Cash and cash equivalents at beginning of
  period......................................      8,385,000        16,513,000        20,359,000
                                                -------------     -------------     -------------
Cash and cash equivalents at end of period....  $  16,513,000     $  20,359,000     $  18,216,000
                                                =============     =============     =============
Supplemental disclosures:
  Interest paid...............................  $     333,000     $   3,225,000     $   6,633,000
  Taxes paid..................................      2,991,000         4,843,000         4,354,000

   The accompanying notes are an integral part of these financial statements.

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

OPERATIONS

     Aames Financial Corporation, a Delaware corporation ("Aames"), and its subsidiaries (collectively, the "Company") engage in the consumer finance business by offering mortgage loans to homeowners through 47 offices located in 16 states at year end. The Company also functions as an insurance agent and mortgage trustee through certain of its subsidiaries. The Company's market is borrowers who have significant equity in their homes but whose borrowing needs are not being met by traditional financial institutions. The Company's business includes originating (funding and brokering), purchasing, selling and servicing mortgage loans primarily secured by single family residences (i.e., one-to-four family). Loans originated by the Company are primarily extended on the basis of the equity in the borrower's property and, to a lesser extent, the creditworthiness of the borrower. The aggregate outstanding balances of loans serviced by the Company was $609 million and $1.25 billion at June 30, 1995 and June 30, 1996, respectively (which include $152 million and $337 million of loans at June 30, 1995 and June 30, 1996, respectively, serviced for the Company by unaffiliated subservicers under subservicing agreements).

     The Company's ability to continue to originate and purchase loans is dependent, in part, upon its ability to securitize and sell loans in the secondary market in order to generate cash proceeds for new originations and purchases. The value of and market for the Company's loans are dependent upon a number of factors, including general economic conditions, interest rates and governmental regulations. Adverse changes in such factors may affect the Company's ability to purchase or sell loans for acceptable prices within reasonable periods of time.

     A prolonged, substantial reduction in the size of the secondary market for loans of the types originated and purchased by the Company may adversely affect the Company's ability to securitize and sell loans with a consequent adverse impact on the Company's profitability and ability to fund future originations and purchases which could have a material adverse effect on the Company's financial position and results of operations.

     In addition, in order to gain access to the secondary market, the Company has relied on monoline insurance companies to provide financial guarantee insurance on the senior interests in the real estate mortgage investment conduit ("REMIC") trusts established by the Company. Any substantial reduction in the size or availability of the secondary market for the Company's loans or the unwillingness of monoline insurance companies to provide financial guarantee insurance for the senior interests in REMIC trusts could have a material adverse effect on the Company's financial position and results of operations.

PRINCIPLES OF ACCOUNTING AND CONSOLIDATION

     The consolidated financial statements of the Company include the accounts of Aames and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH IN TRUST

     The Company services loans on behalf of customers. In such capacity, certain monies are collected and placed in segregated trust accounts, which totaled $10.9 million and $26.8 million at June 30, 1995 and

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

June 30, 1996, respectively. These accounts and corresponding liabilities are not included in the accompanying balance sheet.

EQUIPMENT AND IMPROVEMENTS

     Equipment and improvements are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are being recorded utilizing straight-line and accelerated methods over the following estimated useful lives:

    Furniture...........................................  Five to seven years
    Leasehold Improvements..............................  Shorter of five years or lease term
    Equipment Under Capital Leases......................  Five years
    Automobiles.........................................  Five years
    Data Processing Equipment...........................  Five years

REVENUE RECOGNITION

     The Company derives its revenue principally from servicing spreads, commissions from the origination of the loans, insurance commissions, closing fees, prepayment fees and fees charged for services such as appraisals and underwriting. Loans originated through the Company's retail branch network or purchased from correspondents are funded by the Company for pooling and sale in the secondary market and placed with private investors or brokered to other financial institutions. Revenue from loans pooled and sold in the secondary market is recognized when such loan pools are sold. Revenue from loans funded by private investors is recognized as income when escrow closes on the loan and the funds are disbursed. The Company retains the right to service all loans funded by the Company or placed with private investors. The Company receives a fee for servicing such loans based on a fixed percentage of the declining principal balance. A servicing spread is retained by the Company from the monthly payments received from borrowers, a portion of which is accounted for as a normal servicing fee. Loans brokered to other financial institutions are sold on a servicing-released basis.

     During the loan origination process, the Company negotiates fees, commissions and payment terms to accommodate the borrower's immediate and long-term cash flow needs. To the extent negotiation of the commission rate leads to a higher or lower interest rate on the loan, this will generally have an inverse effect on the servicing spread retained by the Company. Such negotiations result in a wide range of loan servicing spreads retained by the Company.

     Commission revenue on loan originations and related direct origination costs are deferred until the related loan is sold. Upon sale of the loan, the deferred commissions are recognized as commission revenue in the Consolidated Statements of Income and deferred origination costs are recognized in the applicable expense classification.

     The accounting practice employed by the Company, whereby it accounts for a portion of the servicing spread as a normal servicing fee, has the effect of normalizing the loan servicing revenues recognized by the Company derived from the long-term servicing of loans originated or purchased by the Company and pooled and sold in the secondary market on a servicing-retained basis, or placed with private investors. An excess loan servicing gain or loss is recorded to account for the difference between the servicing spread retained by the Company and the normal servicing fee that is determined by the Company taking into account several factors including industry practices. The net present value of that difference (based on certain prepayment and other assumptions to determine an expected life of the loan) is recorded as an excess servicing gain or loss when the loan is sold in a pool or funded by private investors. The excess servicing gain included in the Consolidated Statements of Income includes these amounts reduced by direct transaction costs. For loans sold in the secondary market, the excess servicing gain includes provisions for credit risk obligations retained by the

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

Company. The excess servicing receivable included in the Consolidated Balance Sheets results from the recordation of such initial gains on an aggregate basis adjusted for amortization.

     As the Company receives cash in the form of the servicing spread it retains (including the normal servicing fee), the excess servicing receivable is reduced in proportion to and over the expected lives of the related loans giving effect to the prepayment assumption utilized in its determination. On a quarterly basis, the Company reviews its prepayment and other assumptions in relation to its actual experience and current rates of prepayment prevalent in the industry. The excess servicing receivable is written down when a shortfall in the net present value of the estimated remaining future excess servicing fee revenue becomes apparent. The excess servicing receivable is not increased as a result of slower than estimated prepayment experience. The Company receives prepayment fees on certain loans if they are paid off before maturity.

MORTGAGE SERVICING RIGHTS

     The Company elected to adopt Statement of Financial Accounting Standard No. 122, "Accounting for Mortgage Servicing Rights" ("SFAS No. 122"), which amends the prior mortgage banking standard for fiscal 1996. SFAS No. 122 prohibits retroactive application to fiscal years prior to adoption. Accordingly, certain information appearing in the Company's financial statements for fiscal 1995 and before are based on the prior standard and such results are not directly comparable to the results for fiscal 1996. Under SFAS No. 122 the Company recognizes mortgage servicing rights ("MSR's") as assets separate from the mortgage loans to which the MSR's relate based on their respective fair values. In the past, the Company had allocated the entire cost of originating or purchasing a mortgage loan to the carrying value of such mortgage loans. MSR's are amortized over the lives of the loans to which the MSR's relate, reducing servicing income in future periods.

     To the extent that a portion of the total cost of originating or purchasing mortgage loans has been allocated to the MSR's, relatively greater gains were recognized on the securitization and sale of mortgage loans because of the reduction of the Company's basis in such loans. The effect of adopting SFAS No. 122 was to increase the net income of the Company for the fiscal year ended June 30, 1996 by $5.7 million or $.37 per fully diluted weighted average share.

     In order to determine the fair value of the MSR's, the Company estimates the expected future net servicing revenue based on common industry assumptions (since market prices for MSR's under comparable servicing sales contracts are not available to the Company), as well as on the Company's historical experience.

INCOME TAXES

     Taxes are provided on substantially all income and expense items included in earnings, regardless of the period in which such items are recognized for tax purposes. The Company uses an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax law or rates.

RISK MANAGEMENT

     The Company employs certain risk management strategies to minimize its risk from interest rate fluctuations during the period between the time it originates or purchases loans and the time such loans are sold in the secondary market. The Company sells its loans in the secondary market on a quarterly basis, thus limiting the period of its interest rate risk exposure. These securitizations are structured to allow the Company to sell a specified amount of certain loans for a limited time in the future at an agreed upon price. In addition, the Company regularly reviews the interest rates on its loan products and makes adjustments to rates to reflect

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES market conditions. Additionally, the Company employs a hedging strategy whereby it enters into agreements to sell securities not yet purchased that correlate to securities that are used to index sales of the Company's loans in the secondary market. Gains or losses on these transactions are included in the excess servicing gain at the time the underlying loans are sold. At June 30, 1996, the Company had open hedging positions with a notional balance of $40.0 million.

CASH AND CASH EQUIVALENTS

     Cash equivalents, consisting primarily of short-term investments, are considered cash equivalents if they were purchased with an original maturity of three months or less. At June 30, 1996, the Company had $2.2 million held in a restricted account in connection with the sale of a loan pool. These funds were released to the Company in July 1996.

LOANS HELD FOR SALE

     Loans held for sale are carried at the lower of aggregate cost or market value. Market value is determined by current investor yield requirements.

RESIDUAL ASSETS

     In connection with its securitization transactions, the Company initially deposits with a trustee cash or the required overcollateralization amount of loans, and subsequently deposits a portion of the servicing spread collected on the related loans. The amounts set aside ($14.9 million at June 30, 1995 and $44.7 million at June 30, 1996) are available for distribution to investors in the event of certain shortfalls in amounts due to investors. These amounts are subject to increase up to maximum subordination amounts as specified in the related securitization documents. Cash amounts on deposit are invested in certain instruments as permitted by the related securitization documents. To the extent amounts on deposit exceed specified levels, distributions are made to the Company and, at the termination of the related REMIC trust, any remaining amounts on deposit are distributed to the Company.

DEBT ISSUANCE

     At June 30, 1996, the Company had an unamortized balance of debt issuance costs of $3.8 million related to the issuance of $23.0 million of 10.5% Senior Notes due 2002 and the issuance of $115 million of 5.5% Convertible Subordinated Debentures due 2006. This balance is included in "Prepaid and other" on the Consolidated Balance Sheets and is amortized into interest expense over the life of the related debt.

EARNINGS PER SHARE

     Earnings per share of common stock is computed using the weighted average number of shares of common stock outstanding during each period, after giving effect to the assumed exercise of certain stock options and warrants, and in addition, for fully diluted earnings per share, the conversion of shares related to the Company's 5.5% Convertible Subordinated Debentures due 2006.

     In May 1996, the Company's $.001 par value common stock was split three-for-two. All references in the accompanying Consolidated Balance Sheets, Consolidated Statements of Income and of Stockholders Equity, and Notes to Consolidated Financial Statements to the number of common shares and share amounts have been restated to reflect the stock split.

RECLASSIFICATIONS

     Certain amounts related to 1994 and 1995 have been reclassified to conform to the 1996 presentation.

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 2  EXCESS SERVICING RECEIVABLE

     The excess servicing receivable represents the net present value of the difference between the servicing spread retained by the Company and the normal servicing fee determined by the Company taking into account several factors including industry practices. The amount is amortized over the estimated lives of the loans to which the excess servicing receivable relates.

     The activity in the excess servicing receivable is summarized as follows:

                                                         FISCAL YEARS ENDED JUNE 30,
                                                 --------------------------------------------
                                                    1994            1995             1996
                                                 -----------     -----------     ------------
    Balance, beginning of year.................  $ 5,592,000     $12,589,000     $ 42,078,000
    Excess servicing gain......................    9,690,000      33,891,000      103,975,000
    Amortization of receivable.................   (2,693,000)     (4,402,000)     (16,940,000)
                                                 -----------     -----------     ------------
    Balance, end of year.......................  $12,589,000     $42,078,000     $129,113,000
                                                 ===========     ===========     ============

     The Company discounts the cash flows on the related loans sold based upon the rates charged to borrowers on such loans adjusted for credit risk obligations retained by the Company. The Company had reserves of $959,000, $3.4 million and $10.2 million at June 30, 1994, 1995 and 1996, respectively, related to these credit risk obligations, which are netted against the excess servicing receivable. The weighted average rates used to discount the cash flows were 13.7%, 14.5% and 14.7% for the years ended June 30, 1994, 1995 and 1996, respectively. The excess servicing receivable is amortized using the same discount rate used to determine the original excess servicing gain recorded.

     On a quarterly basis, the Company analyzes its prepayment assumptions in relation to actual prepayment experience on a disaggregated basis, based on loan origination date and type of loan (fixed or adjustable), to determine whether actual prepayment experience has had any impact on the carrying value of the excess servicing receivable.

NOTE 3  EQUIPMENT AND IMPROVEMENTS

     Equipment and improvements comprise the following:

                                                                FISCAL YEARS ENDED JUNE 30,
                                                                ---------------------------
                                                                   1995            1996
                                                                -----------     -----------
    Data processing equipment.................................  $ 1,654,000     $ 4,727,000
    Furniture and fixtures....................................    1,460,000       2,791,000
    Leasehold improvements....................................      133,000         169,000
    Equipment under capital leases............................      796,000         806,000
    Automobiles...............................................      195,000         256,000
                                                                -----------     -----------
              Total...........................................    4,238,000       8,749,000
    Accumulated depreciation and amortization.................   (2,175,000)     (3,137,000)
                                                                -----------     -----------
      Net.....................................................  $ 2,063,000     $ 5,612,000
                                                                ===========     ===========

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 4  BORROWING AND REVOLVING WAREHOUSE FACILITIES

     Borrowings consist of the following:

                                                               FISCAL YEARS ENDED JUNE 30,
                                                               ----------------------------
                                                                  1995             1996
                                                               -----------     ------------
    5.5% Subordinated Convertible Debentures due 2006
      convertible to 4.1 million shares of $.001 par value
      common stock at $28 per share. The Subordinated
      Convertible Debentures are subordinated to all existing
      and future senior debt of the Company (as defined in
      the Indenture).........................................                  $115,000,000
    10.5% Senior Notes due 2002, collateralized by certain
      residual certificates. Principal payments of $5,750,000
      in each of calendar years 1999 through 2002............  $23,000,000       23,000,000
    Obligations under capital leases.........................      144,000           45,000
                                                               ------------     -----------
              Total borrowings...............................  $23,144,000     $138,045,000
                                                               ============     ===========

     Amounts outstanding under revolving warehouse facilities:

                                                                FISCAL YEARS ENDED JUNE 30,
                                                                ---------------------------
                                                                   1995            1996
                                                                -----------     -----------
    Warehouse facility with investment bank collateralized by
      mortgages/deeds of trust; expires January 1, 1997 with
      interest at 0.875% over applicable LIBOR rate; total
      credit available $150 million. Applicable LIBOR rate was
      5.5% at June 30, 1996...................................                  $11,026,000
    Revolving warehouse facility with commercial banks
      collateralized by mortgages/deeds of trust; due in
      December 1996 with interest at .875% over applicable
      LIBOR rate; total credit available $100 million.
      Applicable LIBOR rate was 5.5% at June 30, 1996.........  $
                                                                -----------     -----------
              Total amounts outstanding under revolving
                warehouse facilities..........................  $               $11,026,000
                                                                ===========     ===========

     Maturities on borrowings are as follows:

                                                       OBLIGATIONS
                                     OBLIGATIONS      UNDER CAPITAL
FISCAL YEARS ENDED                  UNDER CAPITAL     LEASES -- NET
     JUNE 30,                          LEASES          OF INTEREST       BORROWINGS      TOTAL -- NET
------------------                  -------------     -------------     ------------     ------------
     1997.........................     $47,000           $45,000                         $     45,000
     1998.........................
     1999.........................                                      $  5,750,000        5,750,000
     2000.........................                                         5,750,000        5,750,000
     2001.........................                                         5,750,000        5,750,000
     Thereafter...................                                       120,750,000      120,750,000
                                       -------           -------        ------------     ------------
               Total..............     $47,000           $45,000        $138,000,000     $138,045,000
                                       =======           =======        ============     ============

EQUIPMENT UNDER LEASES

     Equipment under capital leases is comprised of various computer and equipment items. Accumulated amortization of $685,000 and $758,000 relating to this equipment has been recorded as of June 30, 1995 and 1996, respectively.

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 5  INCOME TAXES

     The provision for income taxes consisted of the following:

                                                           FISCAL YEARS ENDED JUNE 30,
                                                    -----------------------------------------
                                                       1994           1995           1996
                                                    ----------     ----------     -----------
    Current:
    Federal.......................................  $2,939,000     $2,154,000     $ 6,344,000
    State.........................................     814,000        992,000       2,187,000
                                                    -----------    ----------      ----------
                                                     3,753,000      3,146,000       8,531,000
    Deferred:
    Federal.......................................     (86,000)     2,891,000      10,212,000
    State.........................................      17,000      1,080,000       3,740,000
                                                    -----------    ----------      ----------
              Total...............................     (69,000)     3,971,000      13,952,000
                                                    -----------    ----------      ----------
                                                    $3,684,000     $7,117,000     $22,483,000
                                                    ===========    ==========      ==========

     For 1994, 1995 and 1996, the Company's effective income tax rate is computed using the appropriate statutory rates with no significant differences.

     The financial statement balances at June 30, 1995 and 1996 are as follows:

                                                                  FISCAL YEARS ENDED JUNE
                                                                            30,
                                                                 --------------------------
                                                                    1995           1996
                                                                 ----------     -----------
    Current taxes payable (receivable)
      Federal..................................................  $ (596,000)    $ 2,668,000
      State....................................................    (321,000)        706,000
                                                                 -----------     ----------
      Total....................................................    (917,000)      3,374,000
                                                                 -----------     ----------
    Deferred taxes payable
      Federal..................................................   3,240,000      13,451,000
      State....................................................   1,265,000       5,006,000
                                                                 -----------     ----------
      Total....................................................   4,505,000      18,457,000
                                                                 -----------     ----------
              Total tax liabilities............................  $3,588,000     $21,831,000
                                                                 ===========     ==========

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

     Deferred tax liabilities (assets) are comprised of the following:

                                                                FISCAL YEARS ENDED JUNE 30,
                                                                ---------------------------
                                                                   1995            1996
                                                                -----------     -----------
    Deferred tax liabilities:
      Excess servicing........................................  $ 5,891,000     $16,851,000
      Depreciation............................................      216,000         412,000
      Mortgage servicing rights...............................                    5,015,000
                                                                -----------     -----------
      Total deferred tax liabilities..........................    6,107,000      22,278,000
                                                                -----------     -----------
    Deferred tax assets:
      State taxes.............................................     (790,000)     (2,471,000)
      Vacation accrual........................................     (233,000)       (298,000)
      Allowance for doubtful accounts.........................     (212,000)       (218,000)
      Other accruals..........................................     (367,000)       (834,000)
                                                                -----------     -----------
    Total deferred tax assets.................................   (1,602,000)     (3,821,000)
                                                                -----------     -----------
    Net deferred tax liabilities..............................  $ 4,505,000     $18,457,000
                                                                ===========     ===========

NOTE 6  COMMITMENTS AND CONTINGENCIES

     The Company leases office space under operating leases expiring at various dates through July 2001. In addition, in February 1996, the Company entered into an operating lease for an airplane, which expires February 2006. Total rent expense related to operating leases amounted to $1.4 million, $1.5 million and $2.8 million, for the years ended June 30, 1994, 1995 and 1996, respectively. Certain leases have provisions for renewal options and/or rental increases at specified increments or in relation to increases in the Consumer Price Index (as defined). As of June 30, 1996, listed below are future minimum rental payments required under non-cancelable operating leases that have initial or remaining terms in excess of one year:

FISCAL YEARS ENDED JUNE 30,
---------------------------
         1997....................................................................  $ 3,560,000
         1998....................................................................    3,144,000
         1999....................................................................    2,893,000
         2000....................................................................    2,658,000
         2001....................................................................    1,427,000
         Thereafter..............................................................    4,158,000
                                                                                   -----------
                                                                                   $17,840,000
                                                                                   ===========

LITIGATION

     The Company is involved in certain litigation arising in the normal course of its business. The Company believes that any liability with respect to such legal actions, individually or in the aggregate, is not likely to be material to the Company's consolidated financial position or results of operations.

EMPLOYMENT AGREEMENTS

     The Chief Executive Officer has an employment agreement with the Company expiring on December 31, 1996, which provides for a base salary plus a bonus equal to 7.5% of the Company's adjusted pre-tax income. The Chief Executive Officer entered into a new employment agreement with the Company which expires on June 30, 2001. The new agreement provides for, commencing January 1, 1997, a base salary, a performance

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES bonus measured against a target return on equity and a discretionary bonus. In addition, certain options were granted thereunder. (See "Note 9 -- Notes to Consolidated Financial Statements.") Under the new agreement, in the event of a termination without cause or in the event of certain changes in control, the Company shall pay three years base salary, plus an amount equal to his performance bonuses over the preceding twelve quarters provided, however, if the termination occurs after January 1, 2000, then he shall receive three years base salary plus an amount equal to his performance bonus over the previous eight quarters.

     The Chief Operating Officer has an employment agreement with the Company expiring on June 30, 2001, which provides for a base salary and a performance bonus measured against a target return on equity. In addition, certain options were granted thereunder. (See "Note 9 -- Notes to Consolidated Financial Statements.") The agreement also provides that, in the event of a termination without cause or in the event of certain changes in control, the Company shall pay two years base salary plus an amount equal to his performance bonus over the previous eight quarters.

NOTE 7  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following disclosure of the estimated fair value of financial instruments as of June 30, 1996 is made by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                                                  ESTIMATED
                                                             CARRYING AMOUNT      FAIR VALUE
                                                             ---------------     ------------
    Cash and cash equivalents..............................   $  18,216,000      $ 18,216,000
    Loans held for sale....................................      67,327,000        71,434,000
    Excess servicing receivable............................     129,113,000       129,113,000
    Mortgage servicing rights..............................      10,902,000        10,902,000
    Amounts outstanding under revolving warehouse
      facilities...........................................      11,026,000        11,026,000
    Borrowings.............................................     138,045,000       139,035,000

     The fair value estimates as of June 30, 1996 are based on pertinent information available to management as of the respective dates. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

     The following describes the methods and assumptions used by the Company in estimating fair values:

        Cash and cash equivalents are based on the carrying amount which is a reasonable estimate of the fair value.

        Loans held for sale are based on current investor yield requirements.

        Amounts outstanding under revolving warehouse facilities are short-term in nature and generally bear market rates of interest.

        Excess servicing receivable and mortgage servicing rights are based on the expected future cashflows using common industry assumptions as well as the Company's historical experience.

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

        The fair value of the Company's borrowings are estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

NOTE 8  401(K) RETIREMENT SAVINGS PLAN

     The Company sponsors a 401 (k) Retirement Savings Plan, a defined contribution plan. Substantially all employees are eligible to participate in the plan after reaching the age of 21 and completion of six months of service. Contributions are made from employees' elected salary deferrals. Employer contributions are determined at the beginning of the plan year at the option of the employer. For fiscal years 1994, 1995 and 1996, the Company's contribution to the plan aggregated $39,000, $46,000 and $252,000, respectively.

NOTE 9  STOCKHOLDERS' EQUITY

     Under the Company's 1991 Stock Incentive Plan, a total of 750,000 shares have been reserved for issuance. At June 30, 1996, options to exercise 694,499 have been granted at prices ranging from $4.50 to $11.92 per share; 303,550 of these shares have been granted to the Company's Chief Executive Officer at prices ranging from $5.50 to $11.92 per share.

     Under the Company's 1995 Stock Incentive Plan, a total of 1.1 million shares have been reserved for issuance. At June 30, 1996, options to exercise 979,451 shares have been granted at prices ranging from $11.92 to $41.87 per share. Of these shares, 141,188 have been granted to the Company's Chief Executive Officer at $30.00 per share and 767,250 have been granted to the Company's Chief Operating Officer at prices ranging from $11.92 to $21.50 per share. Additionally, the Chief Operating Officer was granted a non-qualified stock option of 447,300 shares at $30.00. These 447,300 shares are not exercisable while he is an officer of the Company.

     During the fiscal year ended June 30, 1996, 152,115 shares have been exercised at prices ranging from $5.00 to $11.92 per share.

     Options to exercise 40,084 shares were granted to outside directors at prices ranging from $5.50 to $21.50 per share. The Company has outstanding 20,055 warrants to purchase common stock at $6.00 per share. These are exercisable and have certain registration rights. During the fiscal year ended June 30, 1996, a total of 4,333 shares granted to a director were exercised at a price of $5.50 per share. In addition, 129,945 warrants were exercised during the fiscal year ended June 30, 1996 at a price of $6.00 per share.

     On May 6, 1996 the Company declared a three-for-two split of the Company's common stock, payable May 17, 1996 to stockholders of record on May 6, 1996. The split was affected as a dividend of one share of common stock on every two shares of common stock. After giving effect to this stock split, the Company has
13.5 million shares outstanding at June 30, 1996. All share and per share data in the accompanying financial statements are presented to give retroactive effect to the stock split.

     On June 13, 1995, the Company completed the sale of 3.0 million shares of common stock in a public offering. The proceeds to the Company from the offering, net of expenses, were $40.0 million. On July 1, 1993, the Company completed the sale of 1.7 million shares of common stock (including 325,000 shares owned by the Chief Executive Officer) in a public offering. The proceeds to the Company from the offering, net of expenses, were $12.3 million.

     The Company's bank agreements generally limit the Company's ability to pay dividends. In addition, the Company's $23.0 million of 10.5% Senior Notes due 2002 places certain restrictions on additional indebtedness based on the Company's net worth.

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

RIGHTS AGREEMENT

     In June 1996, the Board of Directors of the Company declared a dividend distribution of one preferred stock purchase right ("Right") on each share of the Company's common stock outstanding on July 12, 1996. Each Right, when exercisable, entitles the holder to purchase from the Company one one-hundredth of a share of Preferred Stock, par value $0.001 per share, of the Company at a price of $100.00, subject to adjustments in certain cases to prevent dilution.

     The Rights will become exercisable (with certain limited exceptions provided in the Rights agreement) following the 10th day after (a) a person or group announces acquisition of 15 percent or more of the Company's Common Stock,
(b) a person or group announces commencement of a tender offer, the consummation of which would result in ownership by the person or group of 15 percent or more of the Company's common stock, (c) the filing of a registration statement for any such exchange offer under the Securities Act of 1933, as amended, or (d) the Company's board of continuing directors determines that a person is an "adverse person," as defined in the Rights agreement.

NOTE 10  QUARTERLY FINANCIAL DATA (UNAUDITED)

                                                               THREE MONTHS ENDED
                                                 -----------------------------------------------
                                                 SEPTEMBER 30   DECEMBER 31   MARCH 31   JUNE 30
                                                 ------------   -----------   --------   -------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
    Fiscal 1996
      Revenue..................................     $22,832       $28,263      $33,215   $44,098
      Income before income taxes...............       9,758        11,623       13,667    18,483
      Net Income...............................       5,658         6,741        7,935    10,714
      Earnings per share -- Fully diluted......     $  0.41       $  0.49      $  0.53   $  0.63
    Fiscal 1995
      Revenue..................................     $12,427       $12,654      $14,363   $15,495
      Income before income taxes...............       3,686         3,957        4,130     5,378
      Net income...............................       2,172         2,315        2,400     3,147
      Earnings per share -- fully diluted......     $  0.25       $  0.27      $  0.27   $  0.32

NOTE 11  SUBSEQUENT EVENT

     On August 12, 1996, the Company entered into an agreement to acquire One Stop Mortgage, Inc., in a transaction to be accounted for as a pooling of interests. Aames will issue 2.3 million shares of its common stock in exchange for all of the outstanding common stock of One Stop Mortgage, Inc. and will assume stock options granted to key employees of One Stop Mortgage, Inc. covering 375,000 shares of One Stop Mortgage, Inc. At June 30, 1996, One Stop Mortgage, Inc. had total assets of approximately $127 million.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors
and Stockholders of
Aames Financial Corporation

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of income, of stockholders' equity and of cash flows present fairly, in all material respects the financial position of Aames Financial Corporation and its Subsidiaries (the "Company") at June 30, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 1 to the consolidated financial statements, the Company adopted an accounting standard that changed its method of accounting for mortgage servicing rights for the year ended June 30, 1996.

As described in Note 1 on August 28, 1996, the Company merged with One Stop Mortgage Inc. in a transaction accounted for as a pooling of interests. The accompanying supplementary consolidated financial statements give retroactive effect of the merger.

In our opinion, based upon our audits and the report of other auditors, the accompanying supplementary consolidated balance sheet and the related supplementary consolidated statements of income, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Aames Financial Corporation and its subsidiaries (the "Company") at June 30, 1996 and the results of their operations and their cash flows for each of the three years in the period ended June 30, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of One Stop Mortgage, Inc., which statements reflect total assets of $127 million at June 30, 1996, and total revenues of $7 million for the year ended June 30, 1996. Those statements were audited by other auditors whose report thereon has been furnished to us, and our opinion expressed herein, insofar as it relates to the amounts included for One Stop Mortgage, Inc., is based solely on the report of the other auditors. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for the opinion expressed above.

Price Waterhouse LLP

Los Angeles, California
August 28, 1996

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

                   SUPPLEMENTARY CONSOLIDATED BALANCE SHEETS

                                                                    JUNE 30,         JUNE 30,
                                                                      1995             1996
                                                                  ------------     ------------
ASSETS
Cash and cash equivalents.......................................  $ 20,359,000     $ 23,941,000
Loans held for sale, at cost which approximates market..........    24,132,000      186,189,000
Accounts receivable, less allowance for doubtful accounts of
  $360,000
  and $473,000..................................................     6,090,000        9,685,000
Excess servicing receivable.....................................    42,078,000      129,113,000
Mortgage servicing rights.......................................                     10,902,000
Residual assets.................................................    14,882,000       44,676,000
Equipment and improvements, net.................................     2,063,000        6,674,000
Prepaid and other...............................................     5,019,000       10,295,000
                                                                  ------------     ------------
          Total assets..........................................  $114,623,000     $421,475,000
                                                                  ============     ============
LIABILITIES AND STOCKHOLDERS' EQUITY
Borrowings......................................................  $ 23,144,000     $138,045,000
Revolving warehouse facilities..................................                    112,363,000
Accounts payable and accrued expenses...........................     6,141,000       11,859,000
Accrued compensation and related expenses.......................     1,703,000        3,948,000
Income taxes payable............................................     3,588,000       21,831,000
                                                                  ------------     ------------
          Total liabilities.....................................    34,576,000      288,046,000
                                                                  ------------     ------------
Commitments and Contingencies (Note 6)
Stockholders' equity:
  Preferred Stock, par value $.001 per share, 1,000,000 shares authorized; none outstanding...............................
  Common Stock, par value $.001 per share 15,000,000 and
     50,000,000 shares authorized; 13,221,000, and 15,896,900
     shares outstanding.........................................        14,000           16,000
  Additional paid-in capital....................................    61,864,000       88,142,000
  Retained earnings.............................................    18,169,000       45,271,000
                                                                  ------------     ------------
          Total stockholders' equity............................    80,047,000      133,429,000
                                                                  ------------     ------------
          Total liabilities and stockholders' equity............  $114,623,000     $421,475,000
                                                                  ============     ============

   The accompanying notes are an integral part of these financial statements.

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

                SUPPLEMENTARY CONSOLIDATED STATEMENTS OF INCOME

                                                                 TWELVE MONTHS ENDED
                                                                       JUNE 30,
                                                     --------------------------------------------
                                                        1994            1995             1996
                                                     -----------     -----------     ------------
Revenue:
  Excess servicing gain............................  $ 8,101,000     $22,954,000     $ 85,465,000
  Commissions......................................   16,432,000      15,799,000       19,880,000
  Loan service.....................................    6,099,000       8,246,000       18,185,000
  Fees and other...................................    5,595,000       7,940,000       15,345,000
                                                     ------------    -----------      -----------
     Total revenue.................................   36,227,000      54,939,000      138,875,000
                                                     ------------    -----------      -----------
Expenses:
  Compensation and related expenses................   13,616,000      17,610,000       38,052,000
  Sales and advertising costs......................    7,891,000       9,906,000       18,362,000
  General and administrative expenses..............    5,415,000       7,067,000       17,791,000
  Interest expense.................................      322,000       3,205,000       12,371,000
                                                     ------------    -----------      -----------
     Total expenses................................   27,244,000      37,788,000       86,576,000
                                                     ------------    -----------      -----------
Income before income taxes.........................    8,983,000      17,151,000       52,299,000
Provision for income taxes.........................    3,684,000       7,117,000       22,508,000
                                                     ------------    -----------      -----------
Net income.........................................  $ 5,299,000     $10,034,000     $ 29,791,000
                                                     ============    ===========      ===========
Net income per share
  Primary..........................................  $      0.61     $      1.11     $       1.78
                                                     ============    ===========      ===========
  Fully Diluted....................................         0.61            1.11             1.71
                                                     ============    ===========      ===========
Weighted average number of shares outstanding
  Primary..........................................    8,751,000       9,021,000       16,766,000
                                                     ============    ===========      ===========
  Fully Diluted....................................    8,751,000       9,021,000       18,135,000
                                                     ============    ===========      ===========

   The accompanying notes are an integral part of these financial statements.

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

         SUPPLEMENTARY CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                        ADDITIONAL         RETAINED
                                     COMMON STOCK     PAID-IN CAPITAL      EARNINGS          TOTAL
                                     ------------     ---------------     -----------     ------------
As of June 30, 1993................    $  6,000         $ 9,522,000       $ 6,322,000     $ 15,850,000
  Issuance of common stock.........       3,000          12,260,000                         12,263,000
  Dividends........................                                        (1,743,000)      (1,743,000)
  Net income.......................                                         5,299,000        5,299,000
                                     ------------     ---------------     -----------     ------------
As of June 30, 1994................       9,000          21,782,000         9,878,000       31,669,000
  Issuance of common stock.........       5,000          40,082,000                         40,087,000
  Dividends........................                                        (1,743,000)      (1,743,000)
  Net income.......................                                        10,034,000       10,034,000
                                     ------------     ---------------     -----------     ------------
As of June 30, 1995................      14,000          61,864,000        18,169,000       80,047,000
  Issuance of common stock.........                       2,064,000                          2,064,000
  Shares issued in merger
     transaction...................       2,000              (2,000)
  Dividends........................                                        (2,689,000)      (2,689,000)
  Issuance of common stock
     warrants......................                      24,216,000                         24,216,000
  Net income.......................                                        29,791,000       29,791,000
                                     ------------     ---------------     -----------     ------------
As of June 30, 1996................    $ 16,000         $88,142,000       $45,271,000     $133,429,000
                                     ===========        ===========        ==========      ===========

   The accompanying notes are an integral part of these financial statements.

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

              SUPPLEMENTARY CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                          FISCAL YEARS ENDED JUNE 30,
                                              ---------------------------------------------------
                                                  1994              1995               1996
                                              -------------     -------------     ---------------
Operating activities:
  Net income................................  $   5,299,000     $  10,034,000     $    29,791,000
  Adjustments to reconcile net income to net
     cash provided by (used in) operating
     activities:
     Depreciation and amortization..........        466,000           606,000           1,275,000
     Deferred income taxes..................        (69,000)        3,972,000          15,369,000
     Excess servicing gain..................     (9,690,000)      (33,891,000)       (103,975,000)
     Excess servicing amortization..........      2,693,000         4,402,000          16,940,000
     Mortgage servicing rights originated...                                          (11,759,000)
     Mortgage servicing rights
       amortization.........................                                              857,000
     Loans originated or purchased..........   (190,200,000)     (387,600,000)     (1,215,596,000)
     Proceeds from sale of loans............    180,235,000       373,609,000       1,052,580,000
     Changes in assets and liabilities:
       (Increase) decrease in:
          Accounts receivable...............     (1,415,000)       (2,663,000)         (3,595,000)
          Prepaid and other.................       (900,000)       (2,217,000)         (5,276,000)
          Residual assets...................     (4,228,000)       (8,691,000)        (29,794,000)
       Increase (decrease) in:
          Accounts payable and accrued
            expenses........................      2,755,000           534,000           5,718,000
          Accrued compensation and related
            expenses........................        435,000           581,000           2,246,000
          Income taxes payable..............        762,000        (2,051,000)          2,874,000
                                              ---------------   -------------       -------------
Net cash used in operating activities.......    (13,857,000)      (43,375,000)       (241,634,000)
                                              ---------------   -------------       -------------
Investing activities:
  Purchases of property and equipment.......       (870,000)         (988,000)         (4,611,000)
                                              ---------------   -------------       -------------
Net cash used in investing activities.......       (870,000)         (988,000)         (4,611,000)
                                              ---------------   -------------       -------------
Financing activities:
  Proceeds from sale of stock or exercise of
     options................................     12,263,000        40,087,000          26,278,000
  Proceeds from borrowing...................      2,900,000        23,000,000         115,000,000
  Amounts outstanding under warehouse
     facilities.............................      9,675,000        (9,675,000)        112,363,000
  Dividends paid............................     (1,743,000)       (1,743,000)         (2,689,000)
  Payments on bank notes and long-term
     debt...................................       (240,000)       (3,460,000)           (414,000)
                                              ---------------   -------------       -------------
Net cash provided by financing activities...     22,855,000        48,209,000         250,538,000
                                              ---------------   -------------       -------------
Net increase (decrease) in cash.............      8,128,000         3,846,000           3,582,000
Cash and cash equivalents at beginning of
  period....................................      8,385,000        16,513,000          20,359,000
                                              ---------------   -------------       -------------
Cash and cash equivalents at end of
  period....................................  $  16,513,000     $  20,359,000     $    23,941,000
                                              ===============   =============       =============
Supplemental disclosures:
  Interest paid.............................  $     333,000     $   3,225,000     $     6,633,000
  Taxes paid................................      2,991,000         4,843,000           4,354,000

   The accompanying notes are an integral part of these financial statements.

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

            NOTES TO SUPPLEMENTARY CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

MERGER AND BASIS OF PRESENTATION

     On August 28, 1996, Aames Financial Corporation, a Delaware corporation ("Aames"), acquired One Stop Mortgage, Inc., a Wyoming corporation ("One Stop"), in a merger transaction. Aames exchanged 2.3 million shares of its common stock for all of the outstanding common stock of One Stop and assumed the outstanding employee stock options covering 375,000 shares of Aames common stock. The merger transaction has been accounted for as a pooling of interests. On or about November 15, 1996, Aames will restate its historical financial statements to reflect the pooling-of-interests transaction. These restated financial statements will resemble the Supplementary Consolidated Financial Statements in all material respects. These supplementary consolidated financial statements are presented to provide the reader with an understanding of the combined historical results of Aames and One Stop.

OPERATIONS

     Aames and its subsidiaries (collectively, the "Company") engage in the consumer finance business by offering or purchasing mortgage loans for homeowners throughout the United States. The Company also functions as an insurance agent and mortgage trustee through certain of its subsidiaries. The Company's market is borrowers who have significant equity in their homes but whose borrowing needs are not being met by traditional financial institutions. The Company's business includes originating (funding and brokering), purchasing, selling and servicing mortgage loans primarily secured by single-family (i.e., one-to-four family) residences. Loans originated or purchased by the Company are primarily extended on the basis of the equity in the borrower's property and, to a lesser extent, the creditworthiness of the borrower. The aggregate outstanding balances of loans serviced by the Company was $609 million and $1.37 billion at June 30, 1995 and June 30, 1996, respectively (which include $152 million and $456 million of loans at June 30, 1995 and June 30, 1996, respectively, serviced for the Company by unaffiliated subservicers under subservicing agreements).

     The Company's ability to continue to originate and purchase loans is dependent, in part, upon its ability to securitize and sell loans in the secondary market in order to generate cash proceeds for new originations and purchases. The value of and market for the Company's loans are dependent upon a number of factors, including general economic conditions, interest rates and governmental regulations. Adverse changes in such factors may affect the Company's ability to purchase or sell loans for acceptable prices within a reasonable period of time.

     A prolonged, substantial reduction in the size of the secondary market for loans of the types originated and purchased by the Company may adversely affect the Company's ability to securitize and sell loans with a consequent adverse impact on the Company's profitability and ability to fund future originations and purchases which could have a material adverse effect on the Company's financial position and results of operations.

     In addition, in order to gain access to the secondary market, the Company has relied on monoline insurance companies to provide financial guarantee insurance on the senior interests in the real estate mortgage investment conduit ("REMIC") trusts established by the Company. Any substantial reduction in the size or availability of the secondary market for the Company's loans or the unwillingness of monoline insurance companies to provide financial guarantee insurance for the senior interests in REMIC trusts could have a material adverse effect on the Company's financial position and results of operations.

PRINCIPLES OF CONSOLIDATION

     The supplementary consolidated financial statements include the accounts of the Company. All significant intercompany accounts and transactions have been eliminated in consolidation. As previously

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES discussed, these Supplementary Consolidated Financial Statements reflect how Aames' Consolidated Financial Statements will look following the restatement to reflect the merger with One Stop.

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH IN TRUST

     The Company services loans on behalf of customers. In such capacity, certain monies are collected and placed in segregated trust accounts, which totaled $10.9 million and $26.8 million at June 30, 1995 and June 30, 1996, respectively. These accounts and corresponding liabilities are not included in the accompanying balance sheet.

EQUIPMENT AND IMPROVEMENTS

     Equipment and improvements are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are being recorded utilizing straight-line and accelerated methods over the following estimated useful lives:

    Furniture............................................  Five to seven years
    Leasehold improvements...............................  Shorter of five years or lease term
    Equipment under capital leases.......................  Five years
    Automobiles..........................................  Five years
    Data processing equipment............................  Five years

REVENUE RECOGNITION

     The Company derives its revenue principally from servicing spreads, premiums on sales, commissions from the origination of the loans, insurance commissions, closing fees, prepayment fees and fees charged for services such as appraisals and underwriting. Loans originated through the Company's retail branch network or purchased from correspondents, investment banks or brokers are funded by the Company for pooling and sale in the secondary market, brokered to other financial institutions on a servicing-released basis or placed with private investors. Revenue from loans pooled and sold in the secondary market is recognized when such loans are sold. Revenue from loans funded by private investors is recognized as income when escrow closes on the loan and the funds are disbursed. Revenue from loans brokered and financial institutions is recognized at the date of settlement and is based upon the difference between the selling price and the carrying value of the related loans sold. The Company retains the right to service all loans securitized by the Company, held by the Company or placed with private investors. The Company receives a fee for servicing such loans based on a fixed percentage of the declining principal balance. A servicing spread is retained by the Company from the monthly payments made by the borrowers, a portion of which is accounted for as a normal servicing fee. Loans brokered to other financial institutions are sold on a servicing-released basis.

     Included in excess servicing gain for June 30, 1996 is $4.6 million of gains on whole loan sales on a servicing-released basis.

     During the loan origination process, the Company, its brokers and correspondents negotiate fees, commissions and payment terms to accommodate the borrower's immediate and long-term cash flow needs. To the extent negotiation of the commission rate leads to a higher or lower interest rate on the loan, this will

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES generally have an inverse effect on the servicing spread retained by the Company. Such negotiations result in a wide range of loan servicing spreads retained by the Company.

     Commission revenue on retail loan originations and related direct origination costs are deferred until the related loan is sold. Upon sale of the loan, the deferred commissions are recognized as commission revenue in the Consolidated Statements of Income and deferred origination costs are recognized in the applicable expense classification.

     The accounting practice employed by the Company, whereby it accounts for a portion of the servicing spread as a normal servicing fee has the effect of normalizing the loan servicing revenues recognized by the Company derived from the long-term servicing of loans originated or purchased by the Company and pooled and sold in the secondary market on a servicing-retained basis, or placed with private investors. An excess loan servicing gain or loss is recorded to account for the difference between the servicing spread retained by the Company and the normal servicing fee that is determined by the Company taking into account several factors including industry practices. The net present value of that difference (based on certain prepayment and other assumptions to determine an expected life of the loan) is recorded as an excess servicing gain or loss when the loan is sold in a pool or funded by private investors. The gain on sale included in the Consolidated Statements of Income includes these amounts reduced by direct transaction costs. For loans sold in the secondary market, the gain on sale of receivables includes provisions for credit risk obligations retained by the Company. The excess servicing receivable included in the Consolidated Balance Sheets results from the recordation of such initial gains on an aggregate basis adjusted for amortization.

     As the Company receives cash in the form of the servicing spread it retains (including the normal servicing fee), the excess servicing receivable is reduced in proportion to and over the expected lives of the related loans giving effect to the prepayment assumption utilized in its determination. On a quarterly basis, the Company reviews its prepayment and other assumptions in relation to its actual experience and current rates of prepayment prevalent in the industry. The excess servicing receivable is written down when a shortfall in the net present value of the estimated remaining future excess servicing fee revenue becomes apparent. The excess servicing receivable is not increased as a result of slower than estimated prepayment experience. The Company receives prepayment fees on certain loans if they are paid off before maturity.

MORTGAGE SERVICING RIGHTS

     The Company elected to adopt Statement of Financial Accounting Standard No. 122, "Accounting for Mortgage Servicing Rights" ("SFAS 122"), which amends the prior mortgage banking standard for fiscal year 1996. SFAS 122 prohibits retroactive application to fiscal years prior to adoption. Accordingly, certain information appearing in the Company's financial statements for fiscal 1995 and before are based on the prior standard and such results are not directly comparable to the results for fiscal 1996. Under SFAS 122 the Company recognizes mortgage servicing rights ("MSR's") as assets separate from the mortgage loans to which the MSR's relate based on their respective fair values. In the past, the Company had allocated the entire cost of originating or purchasing a mortgage loan to the carrying value of such mortgage loans. MSR's are amortized over the lives of the loans to which the MSR's relate, reducing servicing income in future periods.

     To the extent that a portion of the total cost of originating or purchasing mortgage loans has been allocated to the MSR's, relatively greater gains were recognized on the securitization and sale of mortgage loans because of the reduction of the Company's basis in such loans. The effect of adopting SFAS 122 was to increase the net income of the Company for the fiscal year ended June 30, 1996 by $5.7 million or $.31 per weighted average share.

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

     In order to determine the fair value of the MSR's the Company estimates the expected future net servicing revenue based on common industry assumptions (since market prices for MSR's under comparable servicing sales contracts are not available to the Company), as well as on the Company's historical experience.

INCOME TAXES

     Taxes are provided on substantially all income and expense items included in earnings, regardless of the period in which such items are recognized for tax purposes. The Company uses an asset and liability approach that requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been recognized in the Company's financial statements or tax returns. In estimating future tax consequences, the Company generally considers all expected future events other than enactments of changes in the tax law or rates.

RISK MANAGEMENT

     The Company employs certain risk management strategies to minimize its risk from interest rate fluctuations during the period between the time it originates or purchases loans and the time such loans are sold in the secondary market. The Company securitizes the majority of its loans in the secondary market on a quarterly basis, thus limiting the period of its interest rate risk exposure. These securitizations are structured to allow the Company to sell a specified amount of certain loans for a limited time in the future at an agreed upon price. In addition, the Company regularly reviews the interest rates on its loan products and makes adjustments to rates to reflect market conditions. Additionally, the Company employs a hedging strategy whereby it enters into agreements to sell securities not yet purchased that correlate to securities that are used to index sales of the Company's loans in the secondary market. Gains or losses on these transactions are included in the excess servicing gain at the time the underlying loans are sold. At June 30, 1996, the Company had open hedging positions with a notional balance of $70.0 million.

CASH AND CASH EQUIVALENTS

     Cash equivalents, consisting primarily of short-term investments, are considered cash equivalents if they were purchased with an original maturity of three months or less. At June 30, 1996, the Company had $2.2 million held in a restricted account in connection with the sale of a loan pool. These funds were released to the Company in July 1996.

LOANS HELD FOR SALE

     Loans held for sale are carried at the lower of aggregate cost or market value. Market value is determined by current investor yield requirements.

RESIDUAL ASSETS

     In connection with its loan securitization transactions, the Company initially deposits with a trustee, cash or the required overcollateralization amount of loans, and subsequently deposits a portion of the servicing spread collected on the related loans. The amounts set aside ($14.9 million at June 30, 1995 and $44.7 million at June 30, 1996) are available for distribution to investors in the event of certain shortfalls in amounts due to investors. These amounts are subject to increase up to maximum subordination amounts as specified in the related securitization documents. Cash amounts on deposit are invested in certain instruments as permitted by the related securitization documents. To the extent amounts on deposit exceed specified levels, distributions are made to the Company and, at the termination of the related REMIC trust, any remaining amounts on deposit are distributed to the Company.

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

DEBT ISSUANCE COSTS

     At June 30, 1996, the Company had an unamortized balance of debt issuance costs of $3.8 million related to the issuance of $23 million of 10.5% Senior Notes due 2002 and the issuance of $115 million of 5.5% Convertible Subordinated Debentures due 2006. This balance is included in "Prepaid assets and other" on the Consolidated Balance Sheets and is amortized into interest expense over the life of the related debt. See Note 4 regarding One Stop debt issue costs.

EARNINGS PER SHARE

     Earnings per share of common stock is computed using the weighted average number of shares of common stock outstanding during each period, after giving effect to the shares of common stock issued in connection with the merger the assumed exercise of certain stock options and warrants, and in addition, for fully diluted earnings per share, the conversion of shares related to the Company's 5.5% Convertible Subordinated Debentures due 2006.

     In May, 1996 the Company's $0.001 par value common stock was split 3 for 2. All references in the accompanying Consolidated Balance Sheets, Consolidated Statements of Income and of Stockholders Equity and Notes to Consolidated Financial Statements to the number of common shares and share amounts have been restated to reflect the stock split.

RECLASSIFICATIONS

     Certain amounts related to 1994 and 1995 have been reclassified to conform to the 1996 presentation.

NOTE 2  EXCESS SERVICING RECEIVABLE

     The excess servicing receivable represents the net present value of the difference between the servicing spread retained by the Company and the normal servicing fee determined by the Company taking into account several factors including industry practices. The amount is amortized over the estimated lives of the loans to which the excess servicing receivable relates.

     The activity in the excess servicing receivable is summarized as follows:

                                                         FISCAL YEARS ENDED JUNE 30,
                                                 --------------------------------------------
                                                    1994            1995             1996
                                                 -----------     -----------     ------------
    Balance, beginning of year.................  $ 5,592,000     $12,589,000     $ 42,078,000
    Excess servicing gain......................    9,690,000      33,891,000      103,975,000
    Amortization of receivable.................   (2,693,000)     (4,402,000)     (16,940,000)
                                                 ------------    -----------      -----------
    Balance, end of year.......................  $12,589,000     $42,078,000     $129,113,000
                                                 ============    ===========      ===========

     The Company discounts the cash flows on the related loans sold based upon the rates charged to borrowers on such loans adjusted for credit risk obligations retained by the Company. The Company had reserves of $959,000, $3.4 million and $10.2 million at June 30, 1994, 1995 and 1996, respectively, related to these credit risk obligations, which are netted against the excess servicing receivable. The weighted average rates used to discount the cash flows were 13.7%, 14.5% and 14.7% for the years ended June 30, 1994, 1995, and 1996, respectively. The excess servicing receivable is amortized using the same discount rate used to determine the original excess servicing gain recorded.

     On a quarterly basis, the Company analyzes its prepayment assumptions in relation to actual prepayment experience on a disaggregated basis, based on loan origination date and type of loan (fixed or adjustable), to determine whether actual prepayment experience has had any impact on the carrying value of the excess servicing receivable.

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 3  EQUIPMENT AND IMPROVEMENTS

     Equipment and improvements comprise the following:

                                                                FISCAL YEARS ENDED JUNE 30,
                                                                ---------------------------
                                                                   1995            1996
                                                                -----------     -----------
    Furniture and fixtures....................................  $ 1,460,000     $ 4,007,000
    Data processing equipment.................................    1,654,000       4,727,000
    Leasehold improvements....................................      133,000         241,000
    Equipment under capital leases............................      796,000         806,000
    Automobiles...............................................      195,000         256,000
                                                                -----------     -----------
              Total...........................................    4,238,000      10,037,000
    Accumulated depreciation and amortization.................   (2,175,000)     (3,363,000)
                                                                -----------     -----------
    Net.......................................................  $ 2,063,000     $ 6,674,000
                                                                ===========     ===========

NOTE 4  BORROWINGS

     The Subordinated Convertible Debentures are Subordinated to all existing and future senior debt of the Company (as defined in the Indenture).

     Borrowings consist of the following:

                                                               FISCAL YEARS ENDED JUNE 30,
                                                               ----------------------------
                                                                  1995             1996
                                                               -----------     ------------
    5.5% Subordinated Convertible Debentures due 2006
      convertible into 4.1 million shares of common stock of
      the Company at a conversion price of $28 per share.....                  $115,000,000
    10.5% Senior Notes due 2002, collateralized by certain
      residual certificates. Principal payments of $5,750,000
      in each of calendar years 1999 through 2002............  $23,000,000       23,000,000
    Obligations under capital leases.........................      144,000           45,000
                                                               -----------     ------------
                                                               $23,144,000     $138,045,000
                                                               ===========     ============
    Warehouse Agreements consist of the following:
      Warehouse agreement with investment bank collateralized
         by mortgages/deeds of trust; expires January 1, 1997
         with interest at 0.875% over applicable LIBOR rate;
         total credit available $150,000,000. Applicable
         LIBOR rate was 5.5% at June, 1996...................  $               $ 11,026,000
      Revolving warehouse facility with commercial banks
         collateralized by mortgages/deeds of trust; due in
         December 1996 with interest at 0.875% over
         applicable LIBOR rate; total credit available $100
         million. Applicable LIBOR rate was 5.5% at June 30,
         1996................................................                  $
                                                               -----------     ------------
                                                               $               $ 11,026,000
                                                               ===========     ============

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

                                                                    JUNE 30,         JUNE 30,
                                                                      1995             1996
                                                                  ------------     ------------
$250,000,000 revolving warehouse line of credit with an
  investment bank secured by the loans held for sale. Interest accrues based on LIBOR, which varies based on the outstanding
  balance of the line of credit. Matures September 1996.........  $                $122,765,000
$5,000,000 unsecured working capital note with an investment bank due September 1996. Interest accrues at 12% and paid
  monthly. Principal due at maturity............................                      2,000,000
$50,000,000 residual line of credit with an investment bank
  secured by residual interests in securitizations of the
  Company loans. Interest accrues based on LIBOR, which varies based on the outstanding line of credit. Matures September
  1996..........................................................
Prepaid commitment fee related to issuance of common stock
  warrants to investment bank, net of amortization of
  $788,000......................................................                    (23,428,000)
                                                                  ------------     ------------
  One Stop credit facilities....................................                   $101,337,000
                                                                  ------------     ------------
  Total warehouse lines of credit...............................  $                $112,364,000
                                                                  ============     ============

     In June 1996, concurrent with the completion of three new financing agreements, One Stop issued warrants for the purchase of the number of shares of common stock equivalent to 25% of the then outstanding shares of One Stop. These warrants have a 10-year term and are immediately exercisable at a price of $1.00 per share. The excess of the fair market value of the warrant on the date of grant over the exercise price ($24,216,000) has been recorded as a prepaid commitment fee and included as a reduction to the related debt amounts with a corresponding credit to additional paid-in capital. Such commitment fee is being amortized to expenses using the straight-line method over the remaining terms (30 to 36 months) to maturity of the related debt. The Company has received notification that the investment banker intends to terminate all the One Stop financing arrangements as a result of, and subsequent to, the merger with Aames. Upon termination of the financing arrangements, the remaining unamortized prepaid commitment fee of $23.4 million would be fully expensed.

     Maturities on long-term liabilities are as follows:

                                                       OBLIGATIONS
                                       OBLIGATIONS        UNDER
                                          UNDER          CAPITAL
FISCAL YEARS ENDED                       CAPITAL       LEASES -- NET        NOTES
     JUNE 30,                            LEASES        OF INTEREST         PAYABLE        TOTAL -- NET
------------------                     -----------     ------------     -------------     ------------
     1997............................    $47,000         $ 45,000                         $     45,000
     1998............................
     1999............................                                       5,750,000        5,750,000
     2000............................                                       5,750,000        5,750,000
     2001............................                                       5,750,000        5,750,000
     Thereafter......................                                     120,750,000      120,750,000
                                         -------          -------        ------------     ------------
                                         $47,000         $ 45,000       $ 138,000,000     $138,045,000
                                         =======          =======        ============     ============

EQUIPMENT UNDER CAPITAL LEASES

     Equipment under capital leases is comprised of computer, office and telephone equipment. Accumulated amortization of $685,000 and $758,000 relating to this equipment has been recorded as of June 30, 1995 and 1996, respectively.

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 5  INCOME TAXES

     The provision for income taxes consisted of the following:

                                                          FISCAL YEARS ENDED JUNE 30,
                                                  -------------------------------------------
                                                     1994            1995            1996
                                                  -----------     -----------     -----------
    Current:
      State.....................................  $   814,000     $   992,000     $ 2,212,000
      Federal...................................    2,939,000       2,154,000       6,344,000
                                                  -----------      ----------      ----------
                                                    3,753,000       3,146,000       8,556,000
                                                  -----------      ----------      ----------
    Deferred:
      State.....................................       17,000       1,080,000       3,740,000
      Federal...................................      (86,000)      2,891,000      10,212,000
                                                  -----------      ----------      ----------
                                                      (69,000)      3,971,000      13,952,000
                                                  -----------      ----------      ----------
                                                  $ 3,684,000     $ 7,117,000     $22,508,000
                                                  ===========      ==========      ==========

     For 1994, 1995, and 1996, the Company's effective income tax rate is computed using the appropriate statutory rates with no significant differences.

     The financial statement balances at June 30, 1995 and 1996 are as follows:

                                                                   1995            1996
                                                                -----------     -----------
    Current taxes payable (receivable)
      Federal.................................................  $  (596,000)    $ 2,668,000
      State...................................................     (321,000)        706,000
                                                                -----------      ----------
              Total...........................................     (917,000)      3,374,000
                                                                -----------      ----------
    Deferred taxes payable
      Federal.................................................    3,240,000      13,451,000
      State...................................................    1,265,000       5,005,000
                                                                -----------      ----------
              Total...........................................    4,505,000      18,456,000
                                                                -----------      ----------
      Total tax liabilities...................................  $ 3,588,000     $21,830,000
                                                                ===========      ==========

     Deferred tax liabilities (assets) are comprised of the following:

                                                                   1995            1996
                                                                -----------     -----------
    Excess servicing..........................................  $ 5,891,000     $16,850,000
    Depreciation..............................................      216,000         412,000
    Mortgage servicing rights.................................                    5,015,000
                                                                -----------     -----------
              Total deferred tax liabilities..................    6,107,000      22,277,000
                                                                -----------     -----------
    State taxes...............................................     (790,000)     (2,471,000)
    Vacation accrual..........................................     (233,000)       (298,000)
    Allowance for doubtful accounts...........................     (212,000)       (218,000)
    Other accruals............................................     (367,000)       (834,000)
                                                                -----------     -----------
              Total deferred tax assets.......................   (1,602,000)     (3,821,000)
                                                                -----------     -----------
    Valuation allowance
    Net deferred tax liabilities..............................  $ 4,505,000     $18,456,000
                                                                ===========     ===========

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 6  COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

     The Company leases office space under operating leases expiring at various dates through July 2000. In addition, in February 1996 the Company entered into an operating lease for an airplane, which expires February 2006. Total rent expense related to operating leases amounted to $1,411,000, $1,516,000, and $3,152,000, for the years ended June 30, 1994, 1995 and 1996, respectively. Certain leases have provisions for renewal options and/or rental increases at specified increments or in relation to increases in the Consumer Price Index (as defined). As of June 30, 1996, listed below are future minimum rental payments required under non-cancelable operating leases that have initial or remaining terms in excess of one year:

FISCAL YEARS ENDING
     JUNE 30,
-------------------
      1997....................................................................  $ 4,112,000
      1998....................................................................    3,442,000
      1999....................................................................    2,908,000
      2000....................................................................    2,658,000
      2001....................................................................    1,427,000
      Thereafter..............................................................    4,157,000
                                                                                -----------
                                                                                $18,704,000
                                                                                ===========

LITIGATION

     The Company is involved in certain litigation arising in the normal course of its business. The Company believes that any liability with respect to such legal actions, individually or in the aggregate, is not likely to be material to the Company's consolidated financial position or results of operations.

EMPLOYMENT AGREEMENTS

     The Chief Executive Officer has an employment agreement with the Company expiring on December 31, 1996, which provides for a base compensation plus a bonus equal to 7.5% of the Company's adjusted pre-tax income. The Chief Executive Officer entered into a new employment agreement with the Company which expires on June 30, 2001. The new agreement provides for, commencing January 1, 1997, a base salary, a performance bonus measured against a target return on equity and a discretionary bonus. In addition, certain options were granted thereunder. Under the new agreement, in the event of a termination without cause or in the event of certain changes in control the Company shall pay three years base salary, plus an amount equal to his performance bonuses over the preceding twelve quarters, provided, however, if the termination occurs after January 1, 2000, than he shall receive three years base salary plus an amount equal to his performance bonus over the previous eight quarters.

     The Chief Operating Officer has an employment agreement with the Company expiring on June 30, 2001, which provides for a base salary and a performance bonus measured against a target return on equity. In addition, certain options were granted thereunder. The agreement also provides that, in the event of a termination without cause or in the event of certain changes in control, the Company shall pay two years base salary plus an amount equal to his performance bonus over the previous eight quarters.

     The Chief Executive Officer of One Stop has an employment agreement with the Company expiring on August 2001, subject to extension which provides for a base salary and a performance bonus equal to 7.5% of One Stop's adjusted pre-tax income. The agreement also provides that, in the event of a termination without cause or in the event of certain changes in control, the Company shall pay three years base salary plus an amount equal to his performance bonus over the previous twelve quarters.

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

NOTE 7  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following disclosure of the estimated fair value of financial instruments as of June 30, 1996 is made by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                         CARRYING AMOUNT     ESTIMATED FAIR VALUE
                                                         ---------------     --------------------
    Cash and cash equivalents..........................    $ 23,941,000          $ 23,941,000
    Loans held for sale................................     186,189,000           198,507,000
    Excess servicing receivable........................     129,113,000           129,113,000
    Mortgage servicing rights..........................      10,902,000            10,902,000
    Amounts outstanding under warehouse facilities.....     135,791,000           135,791,000
    Borrowings.........................................     138,045,000           139,035,000

     The fair value estimates as of June 30, 1996 are based on pertinent information available to management as of the respective dates. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since those dates and, therefore, current estimates of fair value may differ significantly from the amounts presented herein.

     The following describes the methods and assumptions used by the Company in estimating fair values:

          Cash and cash equivalents are based on the carrying amount which is a reasonable estimate of the fair value. Loans held for sale are based on current investor yield requirements.

          Amounts outstanding under warehouse facilities are short term in nature and generally bear market rates of interest.

          Excess servicing receivable and mortgage servicing rights are based on the expected future cash flows using common industry assumptions as well as the Company's historical experience.

          The fair value of the Company's borrowings are estimated based on the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities.

NOTE 8  401(K) RETIREMENT SAVINGS PLAN

     The Company sponsors a 401(k) Retirement Savings Plan, a defined contribution plan. Substantially all employees are eligible to participate in the plan after reaching the age of 21 and completion of six months of service. Contributions are made from employees' elected salary deferrals. Employer contributions are determined at the beginning of the plan year at the option of the employer. For fiscal years 1994, 1995, and 1996, the Company's contribution to the plan aggregated $39,000, $46,000, and $252,000, respectively.

NOTE 9  STOCKHOLDERS' EQUITY

     Under the Company's 1991 Stock Incentive Plan a total of 750,000 shares have been reserved for issuance. At June 30, 1996, options to exercise 694,499 shares have been granted at prices ranging from $4.50 to $11.92 per share; 303,550 of these shares have been granted to the Company's Chief Executive Officer at prices ranging from $5.50 to $11.92 per share.

                  AAMES FINANCIAL CORPORATION AND SUBSIDIARIES

     Under the Company's 1995 Stock Incentive Plan, a total of 1.1 million shares have been reserved for issuance. At June 30, 1996, options to exercise 979,451 have been granted at prices ranging from $11.92 to $41.87 per share. 141,188 have been granted to the Company's Chief Executive Officer at $30.00 per share and 767,250 have been granted to the Company's Chief Operating Officer at prices ranging from $11.92 to $21.50 per share. Additionally the Chief Operating Officer was granted a non-qualified stock option of 447,300 shares at $30.00 per share. These 447,300 shares are not exercisable while he is an officer of the Company.

     During the fiscal year ended June 30, 1996, 152,115 shares have been exercised at prices ranging from $5.00 to $11.92 per share.

     Under the terms of the merger with One Stop, the Company agreed to assume the obligations for outstanding employee stock options of One Stop for 375,000 shares with prices ranging from $.29 to $32.13.

     Options to exercise 40,084 shares were granted to outside directors at prices ranging from $5.50 to $21.50 per share. The Company has outstanding 20,055 warrants to purchase common stock at $6.00 per share. These are exercisable and have certain registration rights. During the fiscal year ended June 30, 1996, 4,333 shares granted to a director were exercised at a price of $5.50 per share. In addition, $129,945 warrants were exercised during the fiscal year ended June 30, 1996 at a price of $6.00 per share.

     In May 1996, the Company declared a three-for-two split of the Company's common stock, payable May 17, 1996 to stockholders of record on May 6, 1996. The split was affected as a dividend of one share of common stock on every two shares of common stock. After giving effect to this stock split, the Company has
13.5 million shares outstanding at June 30, 1996. All share and per share data in the accompanying financial statements are presented to give retroactive effect to the stock split.

     On June 13, 1995, the Company completed the sale of 3.0 million shares of common stock in a public offering. The proceeds to the Company from the offering, net of expenses, were $40.0 million. On July 1, 1993, the Company completed the sale of 1.7 million shares of common stock (including 325,000 shares owned by the Chief Executive Officer) in a public offering. The proceeds to the Company from the offering, net of expenses, were $12.3 million.

     The Company's bank agreements generally limit the Company's ability to pay dividends. In addition, the Company's $23.0 million of 10.5% Senior Notes due 2002 places certain restrictions on additional indebtedness based on the Company's net worth.

RIGHTS AGREEMENT

     In June, 1996, the Board of Directors of the Company declared a dividend distribution of one preferred stock purchase right ("Right") on each share of the Company's common stock outstanding on July 12, 1996. Each Right, when exercisable, entitles the holder to purchase from the Company one one-hundredth of a share of Preferred Stock, par value $0.001 per share, of the Company at a price of $100.00, subject to adjustments in certain cases to prevent dilution.

     The Rights will become exercisable (with certain limited exceptions provided in the Rights agreement) following the 10th day after (a) a person or group announces acquisition of 15 percent or more of the Company's common stock,
(b) a person or group announces commencement of a tender offer, the consummation of which would result in ownership by the person or group of 15 percent or more of the Company's common stock, (c) the filing of a registration statement for any such exchange offer under the Securities Act of 1933, as amended, or (d) the Company's board of continuing directors determines that a person is an "adverse person," as defined in the Rights agreement.

PROSPECTUS

                                  $300,000,000

[LOGO]                    AAMES FINANCIAL CORPORATION
                        DEBT SECURITIES AND COMMON STOCK

                            ------------------------

     This Prospectus relates to the public offering by Aames Financial Corporation, a Delaware corporation ("Aames" or the "Company"), of its unsecured debt securities which may be issued from time to time in one or more series (the "Debt Securities") and shares of its Common Stock, par value $0.001 per share (the "Common Stock"), with an aggregate public offering price of up to $300,000,000. The Debt Securities and the Common Stock are collectively referred to herein as the "Securities."

     In the case of Debt Securities, the specific title, the aggregate principal amount, the purchase price, the maturity, the rate (or method of calculation) and time of payment of interest, if any, the right of the Company, if any, to defer payment of interest on the Debt Securities and the maximum length of such deferral period, any redemption or sinking fund provisions, any conversion provisions, any subordination terms, any covenants and any other specific term of the Debt Securities will be set forth in a supplement to this Prospectus (each, a "Prospectus Supplement"). In the case of Common Stock, the specific number of shares and the issuance price per share will be set forth in the Prospectus Supplement. The Prospectus Supplement will also disclose whether the Securities will be listed on a national securities exchange and if they are not to be listed, the possible effects thereof on their marketability. If so specified in the Prospectus Supplement, Securities may be issued, in whole or in part, in book-entry form. The Risk Factors applicable to any offering of the Securities will be contained in the Prospectus Supplement.

     Securities may be sold directly, through agents from time to time, through underwriters and/or dealers or through a combination of such methods. If any agent of the Company or any underwriter is involved in the sale of the Securities, the name of such agent or underwriter and any applicable commission or discount will be set forth in the Prospectus Supplement. See "Plan of Distribution."

     This Prospectus may not be used to consummate sales of Securities unless accompanied by a Prospectus Supplement.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
  EXCHANGE COMMISSION OR BY ANY STATE SECURITIES COMMISSION NOR HAS THE
    SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
      REVIEWED OR PASSED UPON THE ACCURACY OR PROSPECTUS. ANY
       REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                            ------------------------

               The date of this Prospectus is September 23, 1996

                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement) under the Securities Act with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement, and the exhibits and schedules thereto which may be obtained from the Commission's principal office in Washington, D.C., upon payment of the fees prescribed by the Commission. Statements contained in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

     The Company is subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files periodic reports and other information with the Securities and Exchange Commission (the "Commission"). For further information with respect to the Company, reference is hereby made to such reports and other information which can be inspected and copied at the public reference facilities maintained by the Commission at Room 1025, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies may also be obtained at prescribed rates from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, reports, proxy statements and other information concerning the Company can also be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, on which exchange the Company's Common Stock is listed.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents heretofore filed by the Company with the Commission pursuant to the Exchange Act are incorporated by reference into this Prospectus:

          (1) the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1996; and

          (2) the Company's Current Reports on Form 8-K dated July 10, 1996, August 7, 1996, August 13, 1996 and September 12, 1996 (including Form 8-K/A dated September 16, 1996).

     All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities covered by this Prospectus shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents. Any statement contained herein or in a document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company hereby undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the oral or written request of any such person, a copy of any or all of the documents incorporated herein by reference (other than exhibits to such documents, unless such exhibits are expressly incorporated by reference into such documents). Written requests for such copies should be directed to the Company's Secretary at 3731 Wilshire Boulevard, 10th Floor, Los Angeles, California 90010, or made by telephone at
(213) 351-6100.

                                  THE COMPANY

     Aames Financial Corporation (the "Company"), founded in 1954, is a consumer finance company engaged in the business of originating, purchasing, selling and servicing home equity mortgage loans secured by single family residences. The Company's principal market is credit-impaired borrowers who have significant equity in their homes but whose borrowing needs are not being met by traditional financial institutions due to credit exceptions or other factors. The Company focuses its efforts on collateral lending and believes that it originates and purchases a greater proportion of lower credit grade loans ("C-" and "D" loans) than most other lenders to credit-impaired borrowers. These lower credit grade loans are characterized by lower combined loan-to-value ratios and higher average interest rates than higher credit grade loans ("A-," "B" and "C" loans). The Company believes lower credit-quality borrowers represent an underserved niche of the home equity loan market and present an opportunity to earn a superior return for the risks assumed. Although the Company has historically experienced delinquency rates that are higher than those prevailing in its industry, management believes the Company's historical loan losses are generally lower than those experienced by most other lenders to credit-impaired borrowers because of the lower combined loan-to-value ratios on the Company's lower credit grade loans. The mortgage loans originated and purchased by the Company are generally used by borrowers to consolidate indebtedness or to finance other consumer needs rather than to purchase homes. Consequently, the Company believes that it is not as dependent as traditional mortgage bankers on levels of home sales or refinancing activity prevailing in its markets.

     The Company originates and purchases loans through three production channels. The Company has historically originated its loans through its retail loan office network. In 1994, the Company diversified its production channels to include a wholesale correspondent program which consisted initially of purchasing loans from other mortgage bankers and financial institutions underwritten in accordance with the Company's guidelines. In fiscal 1996, this program was expanded to include the purchase of loans in bulk from other mortgage bankers and financial institutions. On August 28, 1996, the Company acquired One Stop Mortgage, Inc. ("One Stop"), which further diversified the Company's production channels to include the originations and purchase of mortgage loans from a network of independent mortgage brokers. While the Company intends to continue focusing on its traditional niche in the "C-" and "D" credit grade loans, the Company also intends to continue to diversify the loans it originates and purchases through its three production channels to include more "A-," "B" and "C" credit grade loans. The Company underwrites every loan it originates and re-underwrites and reviews appraisals on all loans it purchases.

     Substantially all of the mortgage loans originated and purchased by the Company are sold in the secondary market through public securitizations in order to enhance profitability, maximize liquidity and reduce the Company's exposure to fluctuations in interest rates. In a securitization, the Company recognizes a gain on the sale of loans securitized upon the closing of the securitization, but does not receive the excess servicing, which is payable over the actual life of the loans securitized. The excess servicing represents, over the estimated life of the loans, the excess of the weighted average interest rate on the pool of loans sold over the sum of the investor pass-through rate, normal servicing fee and the monoline insurance fee. The net present value of that excess (determined based on certain prepayment and loss assumptions) less transaction expenses is recorded as excess servicing gain or loss at the time of the closing of the securitization. The Company securitized and sold in the secondary market $107 million, $317 million and $791 million of loans in the years ended June 30, 1994, 1995 and 1996, respectively. Each of the Company's securitizations has been credit-enhanced by insurance provided by a monoline insurance company to receive ratings of "Aaa" by Moody's Investors Service and "AAA" from Standard & Poor's.

     The Company retains the servicing rights (collecting loan payments and handling borrower defaults) to substantially all of the loans it originates or purchases. At June 30, 1996, the Company had a servicing portfolio of $1.25 billion, 27% of which was serviced by subservicers. In fiscal 1996, the Company serviced directly all loans in its servicing portfolio which were secured by mortgaged properties located in Arizona, California, Colorado, Nevada, Oregon, Utah and Washington. Loans secured by properties located in other states were serviced through one or more subservicers which were paid a fee per loan and a participation in certain other fees paid by the borrowers. The Company will implement in fiscal 1997 a new servicing system which will provide the Company the capability to service in house all loans originated or purchased by it regardless of the state in which the mortgaged property is located

     The Company is a Delaware corporation with the principal executive offices located at 3731 Wilshire Boulevard, 10th floor, Los Angeles, California 90010, telephone number (213) 351-6100.

                                USE OF PROCEEDS

     The primary purpose of this Offering is to provide the Company with additional capital to fund its growth, including increasing the amount of loans the Company can fund and hold for pooling and sale in the secondary market, general corporate purposes, and for the possible acquisition of other related businesses as opportunities arise. Although the Company from time to time considers acquisitions and other opportunities for future growth, the Company has not entered into any arrangement, agreement, or understanding with respect to future acquisitions. Pending their ultimate application, the net proceeds will be invested in high quality, short-term, interest-bearing investments and deposit accounts.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The Company's ratio of earnings to fixed charges represents the ratio of
(i) the sum of income before taxes plus interest expense to (ii) interest expense. The ratio of earning to fixed charges for each of the five fiscal years ended June 30, 1992, 1993, 1994, 1995 and 1996 was 25:1, 41:1, 29:1, 6.4:1 and
6.7:1, respectively.

                         DESCRIPTION OF DEBT SECURITIES

GENERAL

     The Debt Securities will be issued under an Indenture (the "Indenture") between the Company and the trustee named in the applicable Prospectus Supplement as trustee (the "Trustee"). The statements under this caption are brief summaries of certain provisions contained in the Indenture, do not purport to be complete and are qualified in their entirety by reference to the Indenture, a copy of which is an exhibit to and incorporated in the Registration Statement. Terms used but not defined under this caption have the meanings given to them in the Indenture.

     The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of any Debt Securities and the extent, if any, to which such general provisions do not apply to such Debt Securities will be described in the Prospectus Supplement relating to such Debt Securities.

     The Indenture does not limit the amount of Debt Securities that may be issued thereunder, and the Indenture provides that Debt Securities of any series may be issued thereunder up to the aggregate principal amount which may be authorized from time to time by the Company's board of directors ("Board of Directors").

     Debt Securities of a series may be issuable in registered form with or without coupons ("Registered Securities"), in bearer form with or without coupons attached ("Bearer Securities") or in the form of one or more global securities in registered or bearer form (each a "Global Security"). Bearer Securities, if any, will be offered only to non-United States persons and to offices located outside the United States of certain United States financial institutions. Reference is made to the Prospectus Supplement for a description of the following terms, where applicable, of each series of Debt Securities in respect of which this Prospectus is being delivered: (1) the title of such Debt Securities; (2) the limit, if any, on the aggregate principal amount or aggregate initial public offering price of such Debt Securities; (3) the priority of payment of such Debt Securities; (4) the price or prices (which may be expressed as a percentage of the aggregate principal amount thereof) at which the Debt Securities will be issued; (5) the date or dates on which the principal of the Debt Securities will be payable; (6) the rate or rates (which may be fixed or variable) per annum at which such Debt Securities will bear interest, if any, or the method of determining the same; (7) the date or dates from which such interest, if any, on the Debt Securities will accrue, the date or dates on which such interest, if any, will be payable, the date or dates on which payment of such interest, if any, will commence and the date, if any, specified in the Debt Security as the "Regular Record Date" for such interest payment dates; (8) the extent to which any of the Debt Securities will be issuable in temporary or permanent global form, and the manner in which any interest payable on a temporary or permanent global Debt Security will be paid;
(9) each office or agency where, subject to the terms of the applicable Indenture, the Debt Securities may be presented for registration of transfer or exchange; (10) the place or places where the principal of (and premium, if any) and interest, if any, on the Debt Securities will be payable; (11) the date or dates, if any, after which such Debt Securities may be redeemed or purchased in whole or in part, at the option of the Company, or may be required to be purchased or redeemed at the option of the holder, and the redemption or repayment price or prices thereof; (12) the denomination or denominations in which such Debt Securities are authorized to be issued; (13) any index used to determine the amount of payments of principal of, premium, if any, and interest on the Debt Securities; (14) whether any of the Debt Securities are to be issuable as Bearer Securities and/or Registered Securities, and if issuable as Bearer Securities, any limitations on issuance of such Bearer Securities and any provisions regarding the transfer or exchange of such Bearer Securities (including exchange for registered Debt Securities of the same series); (15) the payment of any additional amounts with respect to the Debt Securities; (16) information with respect to book-entry procedures not currently set forth in the Indenture; (17) any additional covenants or Events of Default not currently set forth in the Indenture; and (18) any other terms of such Debt Securities.

EVENTS OF DEFAULT, WAIVERS, ETC.

     An Event of Default with respect to Debt Securities of any series is defined in the Indenture as (i) default in the payment of the principal of or premium, if any, on any Debt Security of such series when due, (ii) default in the payment of interest upon any Debt Security of such series when due and the continuance of such default for a period of 30 days, (iii) default in the observance or performance of any other covenant or agreement of the Company or any Guarantor in the Debt Securities of such series or the Indenture and continuance of such default for 30 days after written notice, (iv) certain events of bankruptcy, insolvency or reorganization of the Company or any Guarantor or (v) any other Event of Default provided with respect to Debt Securities of any series.

     If any Event of Default (other than certain events of bankruptcy, insolvency or reorganization) with respect to any series of Debt Securities for which there are Debt Securities outstanding under the Indenture occurs and is continuing, either the applicable Trustee or the holders of not less than 25% in aggregate principal amount of the Debt Securities of such series may declare the principal amount of all Debt Securities of that series to be immediately due and payable. If any Event of Default arising from certain events of bankruptcy, insolvency or reorganization of the Company or any Guarantor occurs, the principal amount of all Debt Securities of that series shall be ipso facto immediately due and payable. The holders of a majority in aggregate principal amount of the Debt Securities of any series outstanding under the Indenture may waive the consequences of an Event of Default resulting in acceleration of such Debt Securities, but only if all Events of Default have been remedied and all payments due (other than those due as a result of acceleration) have been made. If an Event of Default occurs and is continuing, the Trustee may in its discretion, or at the written request of holders of not less than a majority in aggregate principal amount of the Debt Securities of any series outstanding under the Indenture and upon reasonable indemnity against the costs, expenses and liabilities to be incurred in compliance with such request and subject to certain other conditions set forth in the Indenture, proceed to protect the rights of the holders of all the Debt Securities of such series. If the Trustee fails within 60 days after its receipt of such a written request and offer of indemnity to institute any such proceeding, any holder of a Debt Security who has previously given notice to the Trustee of a continuing Event of Default may institute such a proceeding. The holders of a majority in aggregate principal amount of Debt Securities of any series outstanding under the Indenture may waive any past default under the Indenture with respect to such series except a default in the payment of principal of, premium, if any, or interest on the Debt Securities of such series and except for the waiver of a covenant or provision that, pursuant to the Indenture, cannot be modified or amended without the consent of holders of all such Debt Securities then outstanding.

     The Indenture provides that in the event of an Event of Default specified in clause (i) or (ii) of the first paragraph under "Events of Default, Waivers, Etc.," the Company will, upon demand of the applicable Trustee, pay to it, for the benefit of the holder of any such Debt Security, the whole amount then due and payable on such Debt Security for principal, premium, if any, and interest. The Indenture further provides that if the Company fails to pay such amount forthwith upon such demand, the applicable Trustee may, among other things, institute a judicial proceeding for the collection thereof.

     The Indenture also provide that notwithstanding any other provision of the Indenture, each holder of any Debt Security of any series will have the right to institute suit for the enforcement of any payment of principal of, premium, if any, and interest on such Debt Security when due and that such right may not be impaired without the consent of such holder.

     The Company is required to file annually with the Trustee a written statement of officers as to the existence or non-existence of defaults under the Indenture or the Debt Securities.

GUARANTEE

     The Indenture provides that one or more guarantors (the "Guarantors") may guaranty the performance and punctual payment when due, whether at stated maturity, by acceleration or otherwise, of all obligations of the Company under the Debt Securities of any series and the Indenture (a "Guarantee"). The liability of any Guarantor under a Guarantee is independent of and not in consideration of or contingent upon the liability of the Company or any other party obligated under the Debt Securities or the Indenture, and a separate action or actions may be brought or prosecuted against any such Guarantor, whether or not any action is brought or prosecuted against the Company or any other party obligated under the Debt Securities or the Indenture or whether the Company or any other party obligated under the Debt Securities or the Indenture is joined in any such action or actions. Such Guarantee, however, will be limited to an amount not to exceed the maximum amount that can be Guaranteed by such Guarantor without rendering the Guarantee, as it relates to such Guarantor, voidable under Section 548 of the Federal Bankruptcy Code or any applicable provisions of comparable state law.

     The Guarantee of any Guarantor is a continuing guaranty and will remain in full force and effect until payment in full of all of the guaranteed obligations.

REGISTRATION AND TRANSFER

     Unless otherwise indicated in the applicable Prospectus Supplement, Debt Securities will be issued only as Registered Securities. If Bearer Securities are issued, the United States Federal income tax consequences and other special considerations, procedures and limitations applicable to such Bearer Securities will be described in the Prospectus Supplement relating thereto.

     Unless otherwise indicated in the applicable Prospectus Supplement, Debt Securities issued as Registered Securities will be without coupons. Debt Securities issued as Bearer Securities will have interest coupons attached, unless issued as zero coupon securities.

     Registered Securities (other than a Global Security) may be presented for transfer (with the form of transfer endorsed thereon duly executed) or exchanged for other Debt Securities of the same series at the office of the security registrar appointed by the Company (the "Security Registrar") specified according to the terms of the applicable Indenture. The Company has agreed in the Indenture that, with respect to Registered Securities having the City of New York as a place of payment, the Company will appoint a Security Registrar or a co-security registrar, as may be appropriate (the "Co-Security Registrar"), located in the City of New York for such transfer or exchange. Unless otherwise provided in the applicable Prospectus Supplement, such transfer or exchange shall be made without service charge, but the Company may require payment of any taxes or other governmental charges as described in the applicable Indenture. Provisions relating to the exchange of Bearer Securities for other Debt Securities of the same series (including, if applicable, Registered Securities) will be described in the applicable Prospectus Supplement. In no event, however, will Registered Securities be exchangeable for Bearer Securities.

GLOBAL SECURITIES

     Debt Securities of a series may be issued in whole or in part in the form of one or more Global Securities that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Debt Securities represented thereby, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor.

     The specific terms of the depositary arrangement with respect to a series of Debt Securities and certain limitations and restrictions relating to a series of Debt Securities in the form of one or more Global Securities will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will generally apply to depositary arrangements.

     Upon the issuance of a Global Security, the Depositary for such Global Security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Debt Securities represented by such Global Security to the accounts of persons that have accounts with such Depositary. Such accounts shall be designated by the underwriters or agents with respect to such Debt Securities. Ownership of beneficial interests in a Global Security will be limited to persons that have accounts with the applicable Depositary ("participants") or persons that may hold interests through participants. Ownership of beneficial interests in such Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Security.

     So long as the Depositary for a Global Security, or its nominee, is the registered owner of such Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture governing such Debt Securities. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have any of the individual Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of any such Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture governing such Debt Securities.

     Payments of principal of, premium, if any, and interest on individual Debt Securities represented by a Global Security registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such Debt Securities. None of the Company, the Trustee for such Debt Securities, any person authorized by the Company to pay the principal of, premium, if any, or interest on any Debt Securities or any coupons appertaining thereto on behalf of the Company ("Paying Agent"), and the Security Registrar for such Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security for such Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

     Subject to certain restrictions relating to Bearer Securities, the Company expects that the Depositary for a series of Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Security representing any of such Debt Securities, will credit participants' accounts immediately with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security for such Debt Securities as shown on the records of such Depositary or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in

"street name." Such payments will be the responsibility of such participants. With respect to owners of beneficial interests in a temporary Global Security representing Bearer Securities, receipt by such beneficial owners of payments of principal, premium or interest in respect thereof will be subject to additional restrictions.

     If the Depositary for a series of Debt Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Debt Securities of such series in definitive form in exchange for the Global Security representing such series of Debt Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities, determine not to have any Debt Securities of a series represented by one or more Global Securities and, in such event, will issue individual Debt Securities of such series in definitive form in exchange for the Global Security or Securities representing such series of Debt Securities. Further, if the Company so specifies with respect to the Debt Securities of a series, an owner of a beneficial interest in a Global Security representing Debt Securities of such series may, on terms acceptable to the Company, the Trustee and the Depositary for such Global Security, receive Debt Securities of such series in definitive form in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Debt Securities. In any such instance, an owner of a beneficial interest in a Global Security will be entitled to physical delivery in definitive form of Debt Securities of the series represented by such Global Security equal in principal amount to such beneficial interest and to have such Debt Securities registered in its name (if the Debt Securities of such series are issuable as Registered Securities). Debt Securities of such series so issued in definitive form will be issued (i) as Registered Securities in denominations, unless otherwise specified by the Company, of $1,000 and integral multiples thereof if the Debt Securities of such series are issuable as Registered Securities, (ii) as Bearer Securities in the denomination, unless otherwise specified by the Company, of $5,000 if the Debt Securities of such series are issuable as Bearer Securities or (iii) as either Registered or Bearer Securities, if the Debt Securities of such series are issuable in either form. Certain restrictions may apply, however, on the issuance of a Bearer Security in definitive form in exchange for an interest in a Global Security.

PAYMENT AND PAYING AGENTS

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of and premium, if any, on Registered Securities will be made at the office of such Paying Agent or Paying Agents as the Company may designate from time to time. At the option of the Company, payment of any interest may be made by check mailed to the address of the person entitled thereto as such address shall appear in the applicable security register kept by the Company ("Security Register"). Unless otherwise indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the person in whose name such Debt Security is registered at the close of business on the Regular Record Date for such payment.

     Unless otherwise indicated in an applicable Prospectus Supplement, payment of principal of, premium, if any, and any interest on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such Paying Agents outside the United States as the Company may designate from time to time or, at the option of the holder, by check mailed to any address outside the United States or by transfer to an account maintained by the payee with a bank located outside the United States. Unless otherwise indicated in an applicable Prospectus Supplement, payment of interest on Bearer Securities will be made only against surrender of the coupon relating to such interest payment date. No payment with respect to any Bearer Security will be made at any office or agency of the Company in the United States or by check mailed to any address in the United States or by transfer to an account maintained with a bank located in the United States.

CONSOLIDATION, MERGER OR SALE OF ASSETS

     The Indenture provides that neither the Company nor any Guarantor may, without the consent of the holders of the Debt Securities outstanding under the Indenture, consolidate with, merge into or transfer all or substantially all of the property and assets of any division or line of business to any single person, unless

(i) any such successor assumes the Company's or such Guarantor's obligations on the applicable Debt Securities and under the Indenture, (ii) after giving effect thereto, no Event of Default shall have happened and be continuing and (iii) the Company has delivered to the Trustee an officers' certificate and an opinion of counsel each stating that such consolidation, merger, conveyance or transfer and the supplemental indenture pursuant to which the successor assumes the Company's or such Guarantor's obligations on the applicable Debt Securities comply with
Article 10 of the Indenture and that all conditions precedent therein provided for relating to such transaction have been complied with. Accordingly, unless otherwise specified in an applicable Prospectus Supplement, any such consolidation, merger or transfer of assets substantially as an entirety that meets the conditions described above would not create any Event of Default which would entitle holders of the Debt Securities, or the Trustee on their behalf, to take any of the actions described above under "Events of Default, Waivers, Etc." Additionally, upon any such consolidation or merger, or any such conveyance or transfer of the properties and assets of the Company or any Guarantor substantially as an entirety, the successor person formed by such consolidation or into which the Company or such Guarantor is merged or to which such conveyance or transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company or such Guarantor under the Indenture with the same effect as if such successor person had been named as the Company or such Guarantor. In the event of any such conveyance or transfer, the Company as the predecessor corporation and such Guarantor shall be relieved of all obligations and covenants under the Indenture and may be dissolved, wound up and liquidated at any time thereafter.

LEVERAGED AND OTHER TRANSACTIONS

     The Indenture contains no provisions which would afford holders of the Debt Securities protection in the event of a highly leveraged or other transaction involving the Company which could adversely affect the holders of Debt Securities. Provisions, if any, applicable to any such transaction will be described in an applicable Prospectus Supplement.

MODIFICATION OF THE INDENTURE; WAIVER OF COVENANTS

     The Indenture provides that, with the consent of the holders of not less than a majority in aggregate principal amount of the outstanding Debt Securities of each affected series, modifications and alterations of the Indenture may be made which affect the rights of the holders of such Debt Securities, except that no such modification or alteration may be made without the consent of the holder of each Debt Security so affected which would, among other things, (i) change the maturity of the principal of, or of any installment of interest (or premium, if any) on, any Debt Security issued pursuant to the Indenture, or reduce the principal amount thereof or any premium thereon or the rate of interest thereon, or change the method of calculation of interest or the currency of payment of principal or interest (or premium, if any) on, or reduce the minimum rate of interest thereon, or impair the right to institute suit for the enforcement of any such payment on or with respect to any such Debt Security or (ii) reduce the above-stated percentage in principal amount of outstanding Debt Securities required to modify or alter the Indenture.

     The Indenture also provides that, without the consent of any holder of Debt Securities, the Company, when authorized by a resolution of its Board of Directors, and the Trustee, at any time and from time to time, may enter into one or more supplemental Indenture to the Indenture to (i) evidence the succession of another corporation or person to the Company or any Guarantor, as the case may be, in the Indenture and in the Debt Securities, (ii) evidence and provide for a successor Trustee, (iii) add to the covenants of the Company or any Guarantor for the benefit of the holders of Debt Securities of all or any series or to surrender any right or power conferred upon the Company or any Guarantor in the Indenture, (iv) cure any ambiguity, correct or supplement any provision which may be inconsistent or make any other provisions with respect to matters or questions arising under the Indenture, provided the interests of the holders of Debt Securities of any series are not adversely affected, (v) add any additional Events of Default, (vi) make certain changes with respect to Bearer Securities which do not adversely affect the interests of the holders of Debt Securities of any series, (vii) add to, change or eliminate any provision of the Indenture; provided that such addition, change or elimination (a) becomes effective only when there is no Debt Security outstanding of a series created prior to the execution of such supplemental indenture which is adversely affected or (b) does not apply to any outstanding Debt Securities, (viii) establish the form or terms of Debt Securities of any series as permitted under the Indenture, (ix) evidence any changes to corporate Trustee eligibility authorized by the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"), or (x) add to or change or eliminate any provision of the Indenture as necessary to comply with the Trust Indenture Act provided such action does not adversely affect the interests of the holders of Debt Securities of any series.

GOVERNING LAW

     The Indenture and the Debt Securities will be governed by, and construed in accordance with, the laws of the State of New York.

REGARDING THE TRUSTEE

     The Indenture contains certain limitations on the right of the Trustee, if and when the Trustee becomes a creditor of the Company (or any other obligor upon the Debt Securities), regarding the collection of such claims against the Company (or any such other obligor). Except as provided in the following sentence, the Indenture does not prohibit the Trustee from serving as trustee under any other indenture to which the Company may be a party from time to time or from engaging in other transactions with the Company. If the Trustee acquires any conflicting interest and there is a default with respect to any series of Debt Securities, it must eliminate such conflict or resign.

                          DESCRIPTION OF CAPITAL STOCK

     The total number of shares that the Company is authorized to issue is 51,000,000, consisting of 50,000,000 shares of Common Stock, par value $0.001 per share, and 1,000,000 shares of Preferred Stock, par value $0.001 per share. The following statements are brief summaries of certain provisions relating to the Company's capital stock.

COMMON STOCK

     The holders of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by the stockholders. The holders of Common Stock are entitled to receive ratably dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled, subject to the rights of holders of Preferred Stock issued by the Company, if any, to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the Common Stock.

     The holders of Common Stock, as such, have no conversion, preemptive or other subscription rights and there are no redemption provisions applicable to the Common Stock. All the outstanding shares of Common Stock are, and the shares of Common Stock to be issued on conversion of the Debentures offered hereby will be, validly issued, fully paid and nonassessable.

     The Company distributes periodic reports and other information, including notices of annual meetings and special meetings of the stockholders of the Company, to recordholders of Common Stock to the addresses indicated on the Company's stock records.

PREFERRED STOCK

     The Board of Directors has the authority to issue the authorized and unissued Preferred Stock in one series with such designations, rights and preferences as may be determined from time to time by the Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue Preferred Stock with dividend, liquidation, conversion, voting or other rights which adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the Preferred Stock could be utilized under certain circumstances as a way of discouraging, delaying or preventing an acquisition or change in control of the Company. The Company does not currently intend to issue any shares of its Preferred Stock.

ANTI-TAKEOVER PROVISIONS

     The Company's Certificate of Incorporation and Bylaws include a number of provisions which may have the effect of discouraging persons from pursuing non-negotiated takeover attempts. These provisions include a classified Board of Directors, the inability of stockholders to take action by written consent without a meeting, the inability of stockholders to call for a special meeting of stockholders under certain circumstances without the approval of the Board and the inability of stockholders to remove directors without cause.

     The Company's employment arrangements with its Chief Executive Officer, Chief Operating Officer, Executive Vice President and President of One Stop, and certain other senior executives provide for the payment of multiple years of compensation and acceleration of stock options in the event of certain changes in control.

     Each share of the Company's outstanding Common Stock also evidences one stock purchase right (a "Right") pursuant to the terms and conditions of a Stockholders' Rights Plan adopted by the Company in June 1996 (the "Rights Plan"). In general, the Rights will not be exercisable, or transferable, apart from the Common Stock, until the tenth day after a person or group (other than an "Exempt Person" as defined in the Rights Plan) either: (i) acquires beneficial ownership of 15% or more of the outstanding Common Stock; or (ii) commences a tender offer or an exchange offer, to acquire beneficial ownership of 15% or more of the outstanding Common Stock; or (iii) who previously acquired 15% or more of the Common Stock in a transaction approved by the Board of Directors increases its ownership of Common Stock by more than 1%; or (iv) files a registration statement with the SEC with respect to an exchange offer to acquire 15% or more of the Common Stock; or (v) who beneficially owns 10% or more of the outstanding Common Stock is declared an "Adverse Person" by the Board of Directors

     Following an event described above, each Right will be converted into a right to purchase from the Company, for the Exercise price, that number of one one-hundredth (1/100th) of a share of Preferred Stock (or, in certain circumstances, Common Stock, cash, property, or other securities of the Company) having a market value of twice the Exercise Price. Further, if after the Rights become exercisable, the Company or a majority of its assets or earning power is acquired by merger, consolidation, transfer, sale or otherwise, each Right will be converted into the right to purchase that number of shares of common stock of the surviving entity or (in certain circumstances) its parent corporation, having a market value of twice the Exercise Price. In general, no Adverse Person, nor the person or group whose purchase transaction or tender or exchange offer triggers the exercisability of the Rights, nor any of that person's or group's transferees, may exercise Rights held by them.

     Each Right, at the option of the holder of the Right, also may be exercised without the payment of cash. In such case, the Right's holder will receive securities having a value equal to the difference between the value of the securities that would have been issuable upon payment of the exercise price and the exercise price.

     At any time prior to the tenth day following an event described in (i) through (v), above, the Board of Directors may redeem all outstanding Rights at a price of $0.001 per Right, and may amend the Rights Agreement and the Rights in any and all respects. The Rights will expire at the earliest date of their redemption or June 20, 2006.

SECTION 203 OF THE DELAWARE LAW

     The Company is a Delaware corporation and is subject to Section 203 of the Delaware General Corporation Law the ("DGCL"). Section 203 of the DGCL prevents an "interested stockholder" (defined generally as a person owning 15% or more of a corporation's outstanding voting stock or an affiliate of such person) from engaging in a "business combination" (as defined) with a Delaware corporation for three years following the date such person became an interested stockholder unless (i) before such person became an interested stockholder, the board of directors of the corporation approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owns at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding stock held by directors who are also officers of the corporation and employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) following the transaction in which such person became an interested stockholder, the business combination is approved by the board of directors of the corporation and authorized at a meeting of stockholders by vote of the holders of two-thirds of the outstanding voting stock of the corporation not owned by the interested stockholder. Under Section 203 of the DGCL, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or became an interested stockholder with the approval of a majority of the corporation's directors. The provisions of Section 203 of the DGCL requiring a supermajority vote of disinterested shares to approve certain corporate transactions could enable a minority of the Company's stockholders to exercise veto power over such transactions.

TRANSFER AGENT

     The Company's transfer agent and registrar for its Common Stock is Wells Fargo Bank, N.A.

                              PLAN OF DISTRIBUTION

     The Company may sell the Securities to one or more underwriters for public offering and sale by them or may sell the Securities to investors directly or through agents. Any such underwriter or agent involved in the offer and sale of Securities will be named in the applicable Prospectus Supplement. The Company has reserved the right to sell Securities directly to investors on its own behalf in those jurisdictions where and in such manner as it is authorized to do so.

     Underwriters may offer and sell Securities at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Company also may, from time to time, authorize dealers, acting as the Company's agents, to offer and sell Securities upon the terms and conditions as are set forth in the applicable Prospectus Supplement. In connection with the sale of Securities, underwriters may receive compensation from the Company in the form of underwriting discounts or commissions and may also receive commissions from purchasers of the Securities for whom they may act as agent. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

     Any underwriting compensation paid by the Company to underwriters or agents in connection with the offering of Securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers, will be set forth in the applicable Prospectus Supplement. Dealers and agents participating in the distribution of Securities may be deemed to be underwriters, and any discounts and commissions received by them and any profit realized by them on resale of the Securities may be deemed to be underwriting discounts and commissions. Underwriters, dealers and agents may be entitled, under agreements entered into with the Company, to indemnification against and contribution toward certain civil liabilities.

     No Securities may be sold without delivery of the applicable Prospectus Supplement describing the method and terms of each offering of any such Securities.

                                 LEGAL MATTERS

     The validity of the Securities offered hereby will be passed upon for the Company by Barbara S. Polsky, Esq., Senior Vice President, General Counsel of the Registrant.

                                    EXPERTS

     The audited consolidated financial statements of the Company incorporated in this Prospectus by reference to the Company's Annual Report on Form 10-K for the year ended June 30, 1996, and the audited supplemental consolidated financial statements of the Company incorporated in this Prospectus by reference to the Company's Current Report on Form 8-K/A dated September 16, 1996, have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting. The audited financial statements of One Stop Mortgage, Inc. incorporated in this Prospectus by reference to the Company's Current Report on Form 8-K dated September 12, 1996, have been so incorporated in reliance on the report of KPMG Peat Marwick LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.
                            ------------------------

     NO DEALER, SALESPERSON OR ANY OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, OR ANY PROSPECTUS SUPPLEMENT, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS AND ANY PROSPECTUS SUPPLEMENT DO NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

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  NO DEALER, SALESMAN OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT, IN CONNECTION WITH THE OFFERING DESCRIBED HEREIN AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS SUPPLEMENT DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS SUPPLEMENT OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

             TABLE OF CONTENTS

                                        PAGE
                                        ----
PROSPECTUS SUPPLEMENT
Prospectus Supplement Summary.........  S-3
Risk Factors..........................  S-10
Use of Proceeds.......................  S-19
Capitalization........................  S-20
Price Range of Common Stock and
  Dividend Policy.....................  S-21
Selected Consolidated Financial
  Data................................  S-22
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................  S-24
Business..............................  S-34
Management............................  S-47
Principal Stockholders................  S-49
Underwriting..........................  S-51
Legal Matters.........................  S-52
Experts...............................  S-52
Index to Consolidated Financial
  Statements and Supplementary
  Consolidated Financial Statements...  F-1
PROSPECTUS
Available Information.................  2
Incorporation of Certain Documents by
  Reference...........................  2
The Company...........................  3
Use of Proceeds.......................  4
Ratio of Earnings to Fixed Charges....  4
Description of Debt Securities........  4
Description of Capital Stock..........  10
Plan of Distribution..................  12
Legal Matters.........................  12
Experts...............................  13

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                                2,100,000 SHARES

                                      LOGO
                                AAMES FINANCIAL
                                  CORPORATION

                                  COMMON STOCK
                            ------------------------
                           NATWEST SECURITIES LIMITED

                            BEAR, STEARNS & CO. INC.
                            OPPENHEIMER & CO., INC.
                               SMITH BARNEY INC.

                             PROSPECTUS SUPPLEMENT
                                OCTOBER 10, 1996
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